UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

International Flavors & Fragrances Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

Dear Shareholder:

I am pleased to invite you to attend the 2010 Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held on Tuesday, April 27, 2010 at 10:00 A.M. Eastern Time at our offices at 521 West 57th Street, New York, New York 10019. (Attendees are requested to enter at 533 West 57th Street.) Details regarding the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement.

We take advantage of the SEC’s rule that allows us to furnish our proxy materials to our shareholders over the Internet. We believe electronic delivery helps expedite the receipt of materials and, by printing and mailing a smaller volume, helps lower our costs and reduce the environmental impact of our annual meeting materials. Beginning on March 9, 2010, a Notice of Internet Availability of Proxy Materials (which we refer to as the “Notice of Internet Availability”) or a full set of proxy materials will be mailed to our shareholders. The Notice of Internet Availability contains instructions on how to access the Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders online. If you receive a Notice of Internet Availability, you will not receive a printed copy of these materials, unless you specifically request one. The Notice of Internet Availability contains instructions on how to receive a paper copy of the proxy materials.

Your vote is very important to us. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you request or receive a printed copy of the proxy materials, by completing, signing and mailing a proxy card.

Sincerely,

Douglas D. Tough

Chairman and Chief Executive Officer

March 9, 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 27, 2010.

The proxy statement and annual report to security holders are available at www.proxyvote.com.

2010 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Option Exercises and Stock Vested	81
Pension Benefits	82
Non-Qualified Deferred Compensation	86
Termination of Employment and Change of Control Arrangements	88

OTHER MATTERS	98
Appendix A—2010 Stock Award and Incentive Plan	A-1

INTERNATIONAL FLAVORS & FRAGRANCES INC.

521 West 57th Street

New York, NY 10019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	10:00 A.M. Eastern Time on Tuesday, April 27, 2010

PLACE:	International Flavors & Fragrances Inc.

521 West 57 Street

New York, NY 10019

(Attendees are requested to enter at 533 West 57 Street.)

ITEMS OF BUSINESS:	1.	To elect 11 members of the Board of Directors, each for a one-year term.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.

3.	To approve the 2010 Stock Award and Incentive Plan.

4.	To consider such other business as may properly be brought before the 2010 Annual Meeting and any adjournment or postponement.

RECORD DATE:	You are entitled to vote at the 2010 Annual Meeting if you were a shareholder of record at the close of business on March 1, 2010.

ANNUAL MEETING ADMISSION:

In addition to a form of personal photo identification, you will need either an admission ticket or proof that you own IFF shares in order to attend the 2010 Annual Meeting. If you plan to attend the meeting and have received a proxy card, please bring the admission ticket accompanying the proxy card and check the box on that proxy card indicating that you will be attending. If you are a shareholder of record and you vote by Internet or telephone, you may also indicate if you plan to attend the meeting. If you do not have an admission ticket, you must bring evidence of your ownership of IFF stock (which, if you are a beneficial holder, can be obtained from your bank, broker or other record holder of your shares) in order to be admitted. You may also request a ticket by writing to the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57 Street, New York, New York 10019. Evidence of your ownership must accompany your letter.

PROXY VOTING:

It is important that your shares be represented and voted at the meeting. You may vote your shares by voting in person at the meeting, by Internet or by telephone, or by completing and returning a proxy card. See details under the heading “How do I vote?”.

INSPECTION OF LIST OF SHAREHOLDERS OF RECORD:	A list of the shareholders of record as of March 1, 2010 will be available for inspection at the 2010 Annual Meeting.

By Order of the Board of Directors,

Dennis M. Meany

Senior Vice President, General Counsel

and Secretary

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these proxy materials?

We are providing you with proxy materials, or access thereto, in connection with the solicitation by the Board of Directors of International Flavors & Fragrances Inc., a New York corporation (“IFF,” the “Company,” “we,” “us” or “our”), of proxies to be used at our 2010 Annual Meeting of Shareholders and at any adjournment or postponement. Shareholders are invited to attend the 2010 Annual Meeting, which will take place at 10:00 a.m. on Tuesday, April 27, 2010, and are requested to vote on the proposals described in this Proxy Statement.

A full set of printed proxy materials or a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) will be sent to record and beneficial shareholders starting on or around March 9, 2010, and the proxy materials, including the Notice of Annual Meeting, Proxy Statement and 2009 Annual Report, will be made available to shareholders on the Internet on March 9, 2010.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials? Alternatively, why did I receive a full set of printed proxy materials this year instead of a Notice of Internet Availability?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to the Company’s proxy materials over the Internet rather than printing and mailing the proxy materials to all shareholders. We believe electronic delivery will expedite the receipt of materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, a Notice of Internet Availability will be mailed to shareholders (or e-mailed, in the case of shareholders that have previously requested to receive proxy materials electronically) starting on or around March 9, 2010. The Notice of Internet Availability will provide instructions as to how shareholders may access and review the proxy materials on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions. In addition, shareholders may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future shareholder meetings. Please note that, while our proxy materials are available at the IFF website referenced in the Notice of Internet Availability, no other information contained on the website is incorporated by reference in or considered to be a part of this document.

Certain of our record and beneficial shareholders may receive a full set of printed proxy materials this year instead of a Notice of Internet Availability either because that shareholder previously requested to receive materials in printed form or because the Company has the option to stratify its mailing by sending a Notice of Internet Availability to certain shareholders and a full printed set of proxy materials to others. The following questions and answers about the proxy materials and the Annual Meeting, while generally referring to the Notice of Internet Availability, apply equally to those shareholders receiving a full set of printed proxy materials.

What information is contained in these materials?

The information included in this Proxy Statement relates to proposals you will vote on at the 2010 Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers in 2009 and certain other information.

How may I obtain directions to attend the 2010 Annual Meeting of Shareholders and vote in person?

You may obtain directions to attend the meeting and vote in person by contacting the IFF operator at (212) 765-5500.

Why did I receive more than one Notice of Internet Availability?

You may receive multiple Notices of Internet Availability if you hold your shares of IFF’s common stock in multiple accounts (such as through a brokerage account and an employee benefit plan). If you are a participant in the Company’s Retirement Investment Fund Plan (401(k)) and have common stock in a plan account, you may receive a separate Notice of Internet Availability, and your proxy, when executed in accordance with the instructions in that Notice of Internet Availability, will serve as voting instructions for the plan trustee. If you hold your shares of IFF’s common stock in multiple accounts, you should vote your shares as described in each separate Notice of Internet Availability you receive.

If you are a shareholder of record, you may contact the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57 Street, New York, New York 10019 (telephone: (212) 765-5500) if you are currently receiving multiple Notices of Internet Availability and want to request delivery of a single Notice of Internet Availability in the future. If your shares are held in “street name” and you want to increase or decrease the number of Notices of Internet Availability delivered to your household in the future, you should contact your broker, bank or other custodian who holds the shares on your behalf.

What is the difference between a “shareholder of record” and a “street name” holder?

If your shares are registered directly in your name with IFF’s transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered a “shareholder of record” or a “registered shareholder” of those shares. In this case, your Notice of Internet Availability has been sent to you directly by IFF.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian, including shares you may own as a participant in the Company’s Retirement Investment Fund Plan (401(k)), you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice of Internet Availability has been forwarded to you by or on behalf of your broker, bank, trustee or other holder, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank, trustee or other holder of record as to how to vote your shares by following its instructions for voting.

Who is entitled to vote at the 2010 Annual Meeting?

IFF’s Board of Directors has established March 1, 2010 as the record date for the 2010 Annual Meeting of Shareholders. Only shareholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote at the 2010 Annual Meeting. At the close of business on March 1, 2010, there were 79,277,163 outstanding shares of IFF’s common stock. Each share of common stock is entitled to one vote on each matter properly brought before the 2010 Annual Meeting.

What will I vote on?

There are three proposals scheduled to be voted on at the 2010 Annual Meeting:

•	the election of 11 members of the Board of Directors, each to hold office for a one-year term until the Annual Meeting in 2011;

•	the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010; and

•	the approval of the 2010 Stock Award and Incentive Plan.

How many votes must be present to hold the 2010 Annual Meeting?

A “quorum” is necessary to hold the 2010 Annual Meeting. A quorum is established if the holders of a majority of the votes entitled to be cast by shareholders are present at the meeting, either in person or by proxy.

Abstentions and broker non-votes are counted as present for purposes of determining a quorum. Shares of common stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.

What are the voting recommendations of IFF’s Board of Directors?

IFF’s Board of Directors recommends that you vote your shares as follows:

•	“FOR” the election of each of the 11 nominees to the Board;

•	“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as IFF’s independent registered public accounting firm for 2010; and

•	“FOR” the approval of the 2010 Stock Award and Incentive Plan.

How do I vote?

You may vote in several different ways:

In person at the 2010 Annual Meeting

You may vote in person at the 2010 Annual Meeting. You may also be represented by another person at the meeting by executing a proxy properly designating that person. If you are the beneficial owner of shares held in “street name,” you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

By telephone

You may vote by calling the telephone number specified on the website provided in the Notice of Internet Availability. Please have your Notice of Internet Availability handy when you call and use any touch-tone phone to transmit your voting instructions.

By Internet

You may vote by using the Internet, www.proxyvote.com, to submit your voting instructions. Please have your Notice of Internet Availability handy when you go online. If you vote on the Internet, you may also request electronic delivery of future proxy materials.

By mail

You may vote by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials. A proxy card may also be mailed to you, at the Company’s option, beginning on or after the tenth day following the mailing of the Notice of Internet Availability. In either case, a postage-paid envelope will be provided along with the proxy card.

Telephone and Internet voting for shareholders of record will be available until 11:59 PM Eastern Time on April 26, 2010. A mailed proxy card must be received by April 26, 2010 in order to be voted at the Annual Meeting. If you are a 401(k) plan participant, telephone and Internet voting will be available until, or your mailed proxy card must be received by, 11:59 P.M. Eastern Time on April 22, 2010. The availability of telephone and Internet voting for beneficial owners of other shares held in “street name” will depend on your broker, bank or other holder of record and we recommend that you follow the voting instructions on the Notice of Internet Availability that you receive from them.

If you are mailed a set of proxy materials and a proxy card or voting instruction card and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the 2010 Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

How can I change my vote?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•

Sending a written notice to the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57 Street, New York, New York 10019 stating that your proxy is revoked. The notice must be received prior to the 2010 Annual Meeting;

•	Signing and delivering a later-dated proxy card to the Office of the Secretary after voting by telephone or using the Internet, so that it is received prior to the 2010 Annual Meeting;

•	Voting by telephone or using the Internet after the date of your proxy card and before the 2010 Annual Meeting; or

•

Attending the 2010 Annual Meeting and voting in person by ballot. Your attendance at the 2010 Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request or you vote by ballot at the meeting.

If you are a beneficial owner of shares held in “street name”, you may submit new proxy voting instructions by contacting your bank, broker or other holder of record.

How are votes counted?

In the election of the directors, your vote may be cast “FOR” or “AGAINST” a nominee or you may “ABSTAIN”. Likewise, for the other proposals, your vote may be cast “FOR”, “AGAINST” or you may “ABSTAIN”.

Additional information concerning the required vote for each proposal, including the treatment of abstentions and broker non-votes, is included on this page below under the heading “How many votes are needed to approve the proposals?”.

All executed proxies will be voted in accordance with the voting instructions contained in those proxies. If you are a shareholder of record and you furnish your proxy using the Internet, by phone or by returning a proxy card but do not indicate your voting preferences, the persons named in the proxy will vote your shares represented by that proxy in accordance with the recommendation of our Board of Directors as described under the heading “What are the voting recommendations of IFF’s Board of Directors?”.

Who will count the votes?

A representative from Broadridge Financial Solutions, Inc. will tabulate the votes and serve as the Company’s inspector of election at the 2010 Annual Meeting.

What is an abstention?

An “abstention” occurs when a shareholder executes a proxy using the Internet, by phone or by returning a proxy card, but he or she refrains from voting as to a particular matter by indicating that he or she “abstains” as to that matter.

What is a broker non-vote?

A “broker non-vote” occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on a “non-routine” proposal without receiving voting instructions from the beneficial owner. To the extent that they have not received voting instructions on a “non-routine” proposal, brokers report such number of shares as “non-votes”.

Due to recent changes under New York Stock Exchange (“NYSE”) rules, this year the election of directors (Item 1 in this Proxy Statement) will be treated as a “non-routine” proposal. In addition, approval of the 2010 Stock Award and Incentive Plan (Item 3 in this Proxy Statement) is a “non-routine” proposal. This means that if a brokerage firm holds your shares on your behalf, those shares will not be voted in the election of directors or approval of the 2010 Stock Award and Incentive Plan unless you provide instructions to that firm by voting your proxy.

The ratification of the selection of an independent registered public accounting firm (Item 2 in this Proxy Statement) is considered a “routine” proposal, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms.

In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide instructions to that firm or organization by voting your proxy.

How many votes are needed to approve the proposals?

The affirmative vote of a majority of the votes cast is required for the election of directors, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Votes cast do not include any abstentions or broker non-votes with respect to a nominee’s election and, therefore abstentions and broker non-votes will have no effect on the outcome of the elections. Our By-laws include this majority voting standard for uncontested elections and provide that any director nominee in an uncontested election who does not receive an affirmative majority of votes cast must promptly offer his or her resignation. A description of the process which, under our By-laws and Corporate Governance Guidelines, will be followed if such an event occurs, is included in this Proxy Statement under the heading Proposals Requiring Your Vote-Item 1-Election of Directors.

The affirmative vote of a majority of the votes cast is required to approve the 2010 Stock Award and Incentive Plan, provided that the total votes cast on this proposal represent more than 50% of the outstanding shares entitled to vote on this proposal. In other words, for purposes of this proposal, the sum of votes cast “for” and “against” this proposal plus abstentions must exceed 50% of the number of outstanding shares of our common stock. Pursuant to NYSE rules, abstentions will count as votes cast and will have the same effect as votes cast against the proposal. Broker non-votes will not count as votes cast because brokers do not have the authority to vote shares on this proposal without direction from the beneficial owner. Thus, failure to direct your vote will make it less likely that the total votes cast on this proposal will represent more than 50% of the outstanding shares of our common stock, which could impair our ability to approve the 2010 Stock Award and Incentive Plan.

The affirmative vote of a majority of the votes cast is required to ratify the selection of PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for 2010. Votes cast do not include any abstentions or broker non-votes with respect to this proposal and, therefore abstentions and broker non-votes will have no effect on the outcome of this proposal.

Where can I find the voting results of the 2010 Annual Meeting?

IFF will announce preliminary voting results at the 2010 Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within 4 business days of the 2010 Annual Meeting.

Do I need an admission ticket to attend the 2010 Annual Meeting?

You will need either an admission ticket or proof that you own IFF shares to enter the 2010 Annual Meeting. If you plan to attend the meeting and have received a proxy card, please bring the admission ticket accompanying the proxy card and check the box on that proxy card indicating that you will be attending. If you are a shareholder of record and you vote by Internet or telephone, you may also indicate if you plan to attend the meeting. If you do not have an admission ticket, you must bring evidence of your ownership of IFF stock (which, if you are a beneficial holder, can be obtained from your bank, broker or other record holder of your shares), in order to be admitted. You may also request a ticket by writing to the Office of the Secretary, International Flavors & Fragrances Inc., at the address noted above. Evidence of your ownership must accompany your letter. You must also present a form of personal photo identification in order to be admitted to the meeting.

How do I obtain a separate Notice of Internet Availability if I share an address with other shareholders?

When more than one shareholder of record of IFF’s common stock shares the same address, we may deliver only one Notice of Internet Availability to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other nominees holding shares of IFF’s common stock in “street name” for more than one beneficial owner with the same address may deliver only one Notice of Internet Availability to that address if they have received consent from those beneficial owners. We will deliver promptly upon written or oral request a separate Notice of Internet Availability to any shareholder, including a beneficial owner of shares held in “street name,” at a shared address to which a single Notice of Internet Availability was delivered. To receive additional Notices of Internet Availability, or if you are a shareholder of record and would like to receive separate Notices of Internet Availability for future annual meetings, you may call or write the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57 Street, New York, New York 10019 (telephone: 212-765-5500). If you are a beneficial owner of shares held in “street name” and would like to receive separate Notices of Internet Availability, you may contact your bank, broker or other holder of record. In addition, if you are a shareholder of record who shares the same address with another shareholder of record and you currently receive separate copies of the Notice of Internet Availability, you may write or call the Office of the Secretary as indicated above to request that a single Notice of Internet Availability be delivered to that address.

Who pays for the cost of this proxy solicitation?

IFF will pay the entire cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited on the Company’s behalf by directors, officers or employees in person, by telephone, by facsimile or by electronic mail. The Company has retained Georgeson Inc. to assist in proxy solicitation for a fee of $7,500 plus expenses. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of the Company’s common stock.

How can I obtain a copy of IFF’s Annual Report on Form 10-K for the year ended December 31, 2009?

IFF will on a request in writing provide without charge to each person from whom proxies are being solicited for the 2010 Annual Meeting a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, including the financial statements and any schedules, required to be filed with the Securities and Exchange Commission, excluding exhibits. We may impose a reasonable fee for providing the exhibits to the Form 10-K. Requests should be made to Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57 Street, New York, N.Y. 10019. IFF’s Annual Report on Form 10-K is also available free of charge through the Investor Relations—SEC Filings link on our website, www.iff.com.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has responsibility for overseeing the management of the Company. The Board has adopted Corporate Governance Guidelines which summarize the practices the Board will follow with respect to Board membership and selection, responsibilities of directors, Board meetings, evaluation of the Chief Executive Officer (“CEO”), succession planning, Board committees and director compensation. In February 2010, the Nominating and Governance Committee and the Board reviewed and revised the Corporate Governance Guidelines. A copy of the Company’s Corporate Governance Guidelines is available through the Investor Relations—Corporate Governance link on the Company’s website, www.iff.com.

Board Leadership Structure

To ensure independence and breadth of needed expertise and diversity of our Board of Directors, our Corporate Governance Guidelines require our Board to be comprised of between seven and thirteen members, a majority of whom are required to be independent in accordance with NYSE standards. Our Board is currently comprised of 11 members, 10 of whom are independent, and all Board committees are composed solely of independent directors. Pursuant to the Corporate Governance Guidelines, our Board is free to choose its Chairman of the Board in any way that seems best for the Company at any time and we believe that this flexibility allows our Board to re-evaluate the particular leadership needs of the Company at any point in time based on the particular facts and circumstances then affecting our business. As a result, the Board does not have a policy that requires the roles of Chairman of the Board and CEO to be separate or, if the Board determines at any time that these roles should be separate, a policy that dictates whether the Chairman of the Board should be selected from the non-employee directors or an employee of the Company. Because our Corporate Governance Guidelines do not require separation of the Chairman and CEO positions, the Board has also established the role of independent Lead Director as an integral part of our Board leadership structure to serve as the liaison between the independent directors and the Chairman and CEO. The role and responsibilities of our Lead Director are described below under the heading “Lead Director.”

Prior to October 2009, Robert M. Amen served as our Chairman and CEO. Effective September 30, 2009, Mr. Amen resigned from these positions, and on October 1, 2009, Douglas D. Tough, who was a Board member at the time, assumed the role of non-executive Chairman, with the plan that he would assume the additional role of CEO when his contract with his then employer expired, no later than the first quarter of 2010. In the interim, beginning on October 1, 2009, our Board established a temporary Office of the CEO, which was comprised of three executive officers: our Executive Vice President and Chief Financial Officer (“CFO”), our Group President, Fragrances, and our Group President, Flavors. Knowing the arrangement would be in place only on a temporary basis, the Board chose to establish the temporary Office of the CEO comprised of these three executive officers because the Board believed that this structure best suited the needs of the Company in terms of filling the CEO position with persons most familiar with the Company until Mr. Tough was able to assume the role and responsibilities of the CEO, while also allowing these executives to maintain and fulfill the responsibilities associated with their current positions. On March 1, 2010, Mr. Tough assumed the role of Chairman and CEO, and the temporary Office of the CEO was disbanded.

With regard to the currently combined positions of Chairman and CEO, we believe that this leadership structure has been effective for the Company, and this Board leadership structure is commonly utilized by other public companies in the United States. We believe that combining the roles of Chairman and CEO provides us with a distinct leader and allows us to present a single, uniform voice to our customers, business partners, shareholders and employees. We also believe that designating an independent Lead Director provides the opportunity for many of the benefits similar to having an independent Chairman and provides an appropriately balanced form of leadership for our Company. In addition, our Board is otherwise comprised solely of independent directors who together oversee the Company’s business. Our independent directors evaluate the performance of our CEO on an annual basis through an objective procedure developed by our wholly independent Nominating and Governance Committee. If at any point in time the Board feels that its current leadership structure may be better served by separating the role of Chairman and CEO, it may then determine to separate these positions. However, at this point in time, we believe that the current board leadership structure is the best structure for our Company and our shareholders.

Lead Director

Our Lead Director is elected by and from our independent Board members and has clearly delineated and comprehensive duties. The role of our Lead Director includes (i) presiding over meetings of non-employee directors and providing prompt feedback regarding those meetings to the Chairman and CEO, (ii) providing suggestions for Board meeting agendas, with the involvement of our Chairman and CEO and input from other directors, (iii) assuring that the Board and the Chairman and CEO understand each other’s views on all critical matters, (iv) monitoring significant issues occurring between Board meetings and assuring Board involvement when appropriate, (v) serving as a sounding board for our Chairman and CEO and (vi) ensuring, in consultation with our Chairman and CEO, the adequate and timely exchange of information and supporting data between the Company’s management and the Board.

Board and Committee Memberships

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates under a written charter adopted by the Board. Each committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In December 2009, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee reviewed and revised its charter. The revised charter of each committee was subsequently approved by the Board. Under the charter of each committee, the committee annually reviews the committee’s own performance. A current copy of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee charters is available through the Investor Relations—Corporate Governance link on the Company’s website, www.iff.com.

The table below provides the current membership for each of our Board committees and identifies our current Lead Director.

Name	Audit	Compensation	Nominating & Governance	Lead Director
Margaret Hayes Adame	X
Marcello Bottoli		X
Linda B. Buck			X
J. Michael Cook		X (Chairman)
Peter A. Georgescu			X (Chairman)
Alexandra A. Herzan		X
Henry W. Howell, Jr.	X (Chairman)
Katherine M. Hudson	X
Arthur C. Martinez	X		X	X
Burton M. Tansky		X
Douglas D. Tough

X =	Committee member

Risk Management Oversight

Our Board of Directors oversees the Company’s risk management processes and, pursuant to the charter of the Audit Committee, the Audit Committee is required to discuss with management the Company’s major risk exposures, as well as the guidelines and policies implemented by management to monitor and control such exposures, including the Company’s financial risk assessment and financial risk management policies. The Committee reports to the full Board which considers the Company’s risk profile and its general risk management strategy. The Board and the Audit Committee focus on the most significant risks facing the Company, including operational risk, financial risk, credit risk and liquidity risk, as well as the Company’s general risk management strategy, and also seek to ensure that risks undertaken by the Company are consistent with the Board’s approach to risk. While the Board oversees the Company’s risk management, Company management is primarily responsible for day-to-day risk management processes and reports to either the full Board or the Audit Committee, as requested by the Board, regarding these processes. We believe this division of responsibility is the most effective approach for addressing the Company’s risk management.

For a discussion of our Compensation Committee’s role in risk management oversight in connection with our compensation structure for our executive and non-executive employees see below under the heading Assessment of Incentive Risk.

Audit Committee

Our Audit Committee oversees and reviews the Company’s financial reporting process and the integrity of the Company’s financial statements and related financial information, the Company’s internal control environment, systems and performance, the audit process of the Company’s independent accountant and the qualifications, independence and performance of the independent accountant, the process and performance of the Company’s internal audit function, the Company’s risk management processes and the procedures for monitoring compliance with laws and regulations and with the Company’s Code of Business Conduct and Ethics.

Our Board has determined that each of Mr. Howell, Ms. Hudson and Mr. Martinez is an “audit committee financial expert” under applicable rules of the SEC and has accounting or related financial management expertise as required by applicable NYSE rules. The Board has also determined that all members of the Audit Committee meet the financial literacy standards of the NYSE. None of our Audit Committee members currently serves on the audit committee of more than three public companies. The Audit Committee has established, together with members of the Company’s management, a hiring policy for employees or former employees of the Company’s independent accountant, consistent with the requirements of the NYSE. Under procedures adopted by the Audit Committee, the Audit Committee also reviews and pre-approves all audit and non-audit services performed by the Company’s independent accountant.

Compensation Committee

Our Compensation Committee is responsible for establishing executive officer compensation, for making recommendations to the full Board concerning chief executive officer and director compensation and for overseeing the compensation and benefit programs for other employees.

Processes and Procedures Regarding Compensation

Role of the Compensation Committee

Under our Compensation Committee’s charter, the Compensation Committee is responsible for assisting the Board in ensuring that long term and short term compensation provide performance incentives to management, and that compensation plans are appropriate and competitive and reflect the goals and performance of management and the Company. As discussed in more detail under the heading Compensation Discussion & Analysis, the Compensation Committee considers, as appropriate and as contemplated by Company policies, plans and programs, Company-wide performance against applicable annual and long term performance goals pre-established by the Compensation Committee. If the Compensation Committee deems it appropriate, it may delegate any of its responsibilities to one or more Compensation Committee members or subcommittees.

The Compensation Committee works with the Board, other Board committees and the Company’s senior management and meets regularly in executive session, without Company management present. The Compensation Committee establishes an annual schedule for matters to be considered by it, including approving our senior executives’ performance objectives and taking compensation actions. The Compensation Committee makes recommendations to the Board concerning the compensation and benefits of non-employee directors, after reviewing and considering recommendations from management and/or its independent compensation consultant, and makes recommendations to the independent directors of the Board regarding the chief executive officer’s compensation. The Compensation Committee also reviews and adopts, and where necessary or appropriate, recommends for Board and/or shareholder approval, our compensation and benefits policies, plans and programs and amendments thereto, taking into account economic and business conditions, and comparative/competitive compensation and benefit performance levels. Eligible employees and the type, amount and timing of compensation and benefits under our compensation and benefits policies, plans and programs are also determined by the Compensation Committee. In fulfilling its responsibilities, the Compensation Committee conducts or authorizes studies and surveys on compensation practices in relevant industries to maintain the Company’s competitiveness and ability to recruit and to retain highly qualified personnel. At least every two years, with the assistance of an experienced independent compensation consultant, the Compensation Committee conducts a survey of comparative/competitive executive officer compensation. The Compensation Committee is authorized to retain compensation consultants or advisors to assist it in evaluating CEO, senior executive and outside director compensation. The Compensation Committee has the sole authority to retain and to terminate any such consultants or advisors, including the sole authority to approve their fees and other retention terms. The Compensation Committee’s independent compensation consultant for 2009 was W.T. Haigh & Company.

Assessment of Incentive Risk

In the fourth quarter of 2009, the Committee, working with its independent compensation consultant, conducted a risk assessment of the Company’s executive compensation programs. The goal of this assessment was to determine whether the general structure of the Company’s executive compensation policies and programs, annual and long term performance goals and/or the administration of the programs posed any material risks to the Company. In addition, the Committee later reviewed compensation programs and policies below the executive level in a Company-wide risk assessment. The Committee shared the results of this review with our full Board of Directors as part of the Committee’s report to the Board. For 2010 compensation policies, programs and annual and long term performance goals, the Committee intends to follow this same approach.

The Committee determined that the performance goals and incentive plan structures established in 2009 would not result in excessive risk that inappropriate business decisions or strategies would be made or implemented by our senior executives and/or employees generally. The approved goals under our Annual Incentive Plan (“AIP”) and Long Term Incentive Plan (“LTIP”) (and similar programs established for non-executive employees) are entirely consistent with our financial plans and strategies and operating model reviewed with our Board, which monitors operational and financial performance and material business decisions and initiatives throughout the year. In addition, incentive awards have generally been made based on a review of achievement against a scorecard of financial and non-financial metrics, which lessens the risk associated with relying on any single financial metric. We believe these factors encourage our executive officers to manage the Company in a prudent manner.

Role of Compensation Consultants

As discussed in more detail in this Proxy Statement under the heading Compensation Discussion & Analysis—Role of Outside Advisors and Management, the Compensation Committee directly engaged W.T. Haigh & Company as its independent expert compensation consultant to conduct a “benchmarking” survey in 2009. The Compensation Committee also directly engaged W.T. Haigh & Company for recommendations on executive and non-employee director compensation in 2009. Our CEO and our Senior Vice President, Human Resources work with the Compensation Committee and the Committee’s independent compensation consultant. W.T. Haigh & Company does not provide any non-executive compensation related services to the Company. Management also retains its own outside compensation consultants. In 2009, management retained Steven Hall & Partners for advisory services in connection with executive compensation plans, including the Company’s post-employment benefits, and Buck Consultants for actuarial work, plan structure and similar services for the Company’s retirement plans.

Role of Management

Our Compensation Committee relies on management for legal, tax, compliance, finance, and human resource recommendations, data and analysis for the design and administration of the Company’s compensation, benefits and perquisite programs for our senior executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultant.

Our CEO and Senior Vice President, Human Resources, generally attend Compensation Committee meetings. Our CEO does not participate in making decisions for his own compensation. CEO performance and compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Company’s independent compensation consultant where and as requested by the Committee. Our CEO and Senior Vice President, Human Resources, without the presence of any other members of senior management, actively participate in the performance and compensation discussions for our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation.

Nominating and Governance Committee

Our Nominating and Governance Committee monitors Board composition and director qualification requirements, identifies qualified individuals to serve on the Board, recommends to the Board a slate of nominees for election by the shareholders at the annual meeting of shareholders, reviews potential Board candidates, reviews management succession plans and monitors corporate governance issues. In addition, this Committee has developed a process for conducting an annual evaluation of the effectiveness of the Board as a whole, as well as for reviewing the contributions of individual directors.

Independence of Directors and Committee Members and Related Person Matters

The Board has affirmatively determined that each current director and nominee for director, other than Mr. Tough, has no material relationship with the Company affecting his or her independence as a director, and that each is “independent” within the meaning of the Board’s independence standards, which are the same categorical independence standards as established by the New York Stock Exchange in Section 303A.02 of the NYSE Listed Company Manual. In making each of these independence determinations, the Board considered and broadly assessed, from the standpoint of materiality and independence, all of the information provided by each director or nominee in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company. Our review of the information provided in response to these inquiries indicated that none of our independent directors engaged in any transactions, relationships or arrangements that might affect the determination of their independence or which would require Board review. The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee is independent under these independence standards and, with respect to each member of the Audit Committee, is also independent under the independence criteria required by the SEC for audit committee members and, with respect to each member of the Compensation Committee, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and is a “non-employee director” pursuant to criteria established by the SEC.

In 2007, the Board of Directors adopted a written policy for the review and the approval or ratification of any related person transaction. This policy is available through the Investor Relations—Corporate Governance link on the Company’s website, www.iff.com. The policy defines “related person” and “related person transaction” in a detailed manner. Under the policy, a related person transaction requires the approval or ratification of the Nominating and Governance Committee. The Audit Committee will be consulted if accounting issues are involved in the transaction. Under the policy, a related person transaction will be approved or ratified only if the Nominating and Governance Committee determines that it is being entered into in good faith and on fair and reasonable terms which are in the interest of the Company and its shareholders. No related person is to participate in the review of a transaction in which he or she may have an interest. In addition, except for non-discretionary contributions made pursuant to the Company’s matching contributions program, a charitable contribution by the Company to an organization in which a related person is known to be an officer, director or trustee will be subject to approval or ratification under the policy by the Nominating and Governance Committee.

There were no “related person transactions” since the beginning of 2009 involving any director, director nominee or executive officer of the Company, any known 5% shareholder of the Company or any immediate family member of any of the foregoing persons (together “related persons”). A “related person transaction” generally means a transaction involving more than $120,000 in which the Company is a participant and in which a related person has a direct or indirect material interest under SEC rules.

Board and Committee Meetings

Our Board of Directors held ten meetings during 2009. The Audit Committee held six meetings, the Compensation Committee held nine meetings and the Nominating and Governance Committee held three meetings during 2009. Each of our directors attended at least 75% of the total meetings of the Board and Committees on which he or she served during 2009. All of our directors who were serving on the day of last year’s Annual Meeting attended that meeting. Under our Corporate Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members should endeavor to participate in person in all Board meetings and all Committee meetings of which the director is a member and to attend the Company’s annual meeting of shareholders. The non-management directors of the Company, all of whom are currently independent, meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board. During 2009, the non-management directors met in executive session as part of every Board meeting.

Shareholder Communications

Shareholders and other parties interested in communicating directly with the Lead Director, the non-management directors as a group or all directors as a group, may do so by writing to the Lead Director or the Non-Management Directors or the Board of Directors, in each case, c/o Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. The Nominating and Governance Committee has approved a process for handling letters received by the Company and addressed to the Lead Director, the non-management members of the Board or the entire Board. Under that process, the Secretary of the Company forwards to the Lead Director all correspondence received, without opening or screening.

Director Candidates

Our Nominating and Governance Committee has established a policy regarding the consideration of director candidates, including candidates recommended by shareholders. The Nominating and Governance Committee, together with other Board members, will from time to time as appropriate identify the need for new Board members. Proposed director candidates who would satisfy the criteria described below and who otherwise qualify for membership on the Board are identified by the Nominating and Governance Committee. In identifying candidates, the Nominating and Governance Committee seeks input and participation from other Board members and other appropriate sources so that all points of view can be considered and so that the best possible candidates can be identified. The Nominating and Governance Committee may also engage a search firm to assist it in identifying potential candidates.

Members of the Nominating and Governance Committee and other Board members, as appropriate, will interview selected director candidates, evaluate the director candidates and determine which candidates are to be recommended by the Nominating and Governance Committee to the Board.

Under the Company’s policy regarding director candidates, if a shareholder wishes to submit a director candidate for consideration by the Nominating and Governance Committee, the shareholder must submit that recommendation to the Nominating and Governance Committee, c/o the Secretary of the Company, in writing, not less than 120 days nor more than 150 days prior to the anniversary date of the prior year’s annual meeting. The request must be accompanied by the same information concerning the director candidate and nominating shareholder as described in Article I, Section 3(a) of the Company’s By-laws for shareholder nominations for director to be presented at an annual shareholders meeting. The Nominating and Governance Committee may also request any additional background or other information from any director candidate or recommending shareholder as it may deem appropriate.

Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, our Nominating and Governance Committee considers the following factors as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant experience; and

•

The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company and to the requirements and standards of the NYSE and the SEC.

To ensure independence and to provide the breadth of needed expertise and diversity of our Board, our Corporate Governance Guidelines require our Board to be comprised of between seven and thirteen members. The Board periodically reviews its size and makes appropriate adjustments. While the Nominating and Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the Committee considers in identifying director nominees. As part of this process, the Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to the Company’s business. The Committee also annually reviews each current board member’s suitability for continued service as a director of the Company. In addition, in the event that a current director has a significant change in status, including changes that may impact the diversity of the Board, such as changes in employment or skill set, the director is required to report that change to the Board so that the Nominating and Governance Committee can review the change and make a recommendation to the full Board regarding the continued appropriateness of that director’s Board membership.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to our chief executive officer, principal financial officer, principal accounting officer and to all other Company directors, officers and employees. A copy of the Code is available through the Investor Relations—Corporate Governance link on our website, www.iff.com. Only the Board of Directors or the Audit Committee of the Board may grant a waiver from any provision of the Code in favor of a director or executive officer, and any such waiver will be publicly disclosed. The Company will disclose substantive amendments to and any waivers from the Code granted to the Company’s chief executive officer, principal financial officer or principal accounting officer, as well as any other executive officer or director, on the Company’s website, www.iff.com.

DIRECTORS’ COMPENSATION

Annual Director Cash and Equity Compensation

Each non-employee director receives an annual retainer of $175,000. Of this amount, $75,000 is paid in cash in November of each year, and $100,000 is paid in Restricted Stock Units (“RSUs”) issued under our shareholder-approved stock award and incentive plan. The RSUs are granted on the date of each annual meeting of shareholders, cliff vest on the third anniversary of the grant date and are subject to accelerated vesting upon a change in control. The number of RSUs issued is based on the closing market price of the Company’s common stock on the grant date. Once the RSUs vest, each non-employee director is required to defer all of the vested RSUs under our Deferred Compensation Plan until he or she separates from service on our Board of Directors. Given that RSUs will be deferred until each director’s separation from service and each director’s stock ownership will increase during his or her term of service, the minimum share ownership requirements that formerly applied to directors were eliminated. Any director who is an employee of the Company does not receive any additional compensation for his or her service as a director.

Annual Committee Chair and Lead Director Compensation

The Chairperson of the Audit Committee receives an annual cash retainer of $15,000. The Chairperson of each of the Compensation Committee and Nominating and Governance Committee each receives an annual cash retainer of $10,000. The Lead Director receives an annual cash fee of $15,000.

Participation in the Company’s Deferred Compensation Plan

In addition, non-employee directors are eligible to participate in our Deferred Compensation Plan (“DCP”). In addition to mandatory deferral of vested RSUs granted in or after 2008, a non-employee director may defer all or a portion of his or her cash compensation, as well as any RSUs granted prior to 2008, subject to tax law requirements. Additional details regarding our DCP are located in this Proxy Statement under the heading Non-Qualified Deferred Compensation. Non-employee directors are not entitled to matching contributions or the 25% premium on deferrals into our common stock fund described in that section. Earnings on any deferrals into the interest bearing account of the DCP were not above market and thus are not included in the Director Compensation Table below.

Other

We also reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and Committee meetings, our shareholder meetings and other Company-related activities.

In addition, each current and former director, including any former employee directors, who began service as a director before May 14, 2003 is eligible to participate in our Director Charitable Contribution Program (“DCCP”). Under the DCCP, directors are paired together and the Company purchased joint life insurance policies on the lives of each paired set of participating directors. The Company is the owner and sole beneficiary of the policies and is responsible for payment of any premiums. In 2009, however, the insurance policies were restructured so that no further premiums are required. Assuming no changes to the current Federal tax laws relating to charitable contributions, and if certain other assumptions are met, the Company expects to recover all of the premium costs that have been paid by the Company and the after-tax cost of the Company’s anticipated charitable contributions pursuant to this program. After a covered director dies, the Company will donate $500,000 to one or more qualifying charitable organizations previously designated by the deceased director.

Directors first elected on or after May 14, 2003 do not participate in the DCCP. However, all current directors, including those who participate in our DCCP, are eligible to participate in our Matching Gift Program. Under this Program, it is The IFF Foundation’s intent to match, on a dollar for dollar basis, contributions to qualifying charitable organizations up to a maximum of $10,000 per year.

The following table details the compensation paid to or earned by our non-employee directors for the year ended December 31, 2009.

2009 DIRECTORS’ COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	All Other Compensation ($)		Total ($)
(a)	(b)		(c)	(d)	(g)		(h)
Margaret Hayes Adame	$75,009		$90,802	$0	$5,000	(5)	$170,811
Gunter Blobel(6)	$0		$0	$0	$10,000	(5)	$10,000
Marcello Bottoli	$75,009		$90,802	$0	$0		$165,811
Linda B. Buck	$75,009		$90,802	$0	$0		$165,811
J. Michael Cook	$85,009		$90,802	$0	$15,000	(5)	$190,811
Peter A. Georgescu	$85,009		$90,802	$0	$10,000	(5)	$185,811
Alexandra A. Herzan	$75,009		$90,802	$0	$0		$165,811
Henry W. Howell, Jr.	$90,009		$90,802	$0	$10,000	(5)	$190,811
Katherine M. Hudson	$75,012		$90,802	$0	$0		$165,814
Arthur C. Martinez	$90,009		$90,802	$0	$10,000	(5)	$190,811
Burton M. Tansky	$75,009		$90,802	$0	$0		$165,811
Douglas D. Tough	$50,971	(7)	$90,802	$0	$20,000	(8)	$161,773

(1)

The amounts in this column include the following amounts deferred in 2009 under our Deferred Compensation Plan: Mr. Cook—$85,000, Mr. Georgescu—$85,000, Mr. Howell—$90,000. Earnings in our DCP were not above-market or preferential and thus are not reported in this table.

(2)

The amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2009, computed in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs and options may be found in Note 11 to the Company’s audited financial statements for the year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2010.

(3)

Each director (other than Dr. Blobel) received a grant on April 28, 2009 of 3,115 RSUs under our 2000 Stock Award and Incentive Plan. None of our Directors forfeited any RSUs or shares of deferred stock during 2009.

On December 31, 2009, our directors held the following number of RSUs and shares of deferred common stock: Mrs. Adame: 7,416 RSUs and 7,972 deferred shares, Dr. Blobel: 4,301 RSUs and 0 deferred shares, Mr. Bottoli: 6,999 RSUs and 0 deferred shares, Dr. Buck: 6,999 RSUs and 0 deferred shares, Mr. Cook: 7,416 RSUs and 9,214 deferred shares, Mr. Georgescu: 7,416 RSUs and 23,014 deferred shares, Mrs. Herzan: 7,416 RSUs and 4,419 deferred shares, Mr. Howell: 7,416 RSUs and 14,224 deferred shares, Ms. Hudson: 4,582 RSUs and 0 deferred shares, Mr. Martinez: 7,416 RSUs and 19,715 deferred shares, Mr. Tansky: 7,416 RSUs and 6,570 deferred shares, Mr. Tough: 4,582 RSUs and 0 deferred shares.

The deferred shares, which are held under the DCP, result from deferral of vested equity grants, voluntary deferral of retainer fees or the crediting of additional share units as a result of reinvestment of dividend equivalents, and will be settled by delivery of common stock upon the director’s separation from service on the Board of Directors. All of the deferred shares are included for each director in the Beneficial Ownership Table.

(4)

We did not grant any options to our directors in 2009. During 2009, 3,000 options held by Mrs. Adame and 3,000 options held by Mr. Georgescu expired unexercised. No other options held by any other director expired or were forfeited during 2009.

On December 31, 2009, our directors held the following number of outstanding options: Mrs. Adame: 15,000 options, Dr. Blobel: 6,000 options, Mr. Bottoli: 0 options, Dr. Buck: 0 options, Mr. Cook: 12,000 options, Mr. Georgescu: 12,000 options, Mrs. Herzan: 6,000 options, Mr. Howell: 0 options, Ms. Hudson: 0 options, Mr. Martinez: 12,000 options, Mr. Tansky: 3,000 options and Mr. Tough: 0 options.

(5)	This amount represents a matching charitable contribution paid by the Company during 2009 under the Company’s Matching Gift Program for director charitable contributions.

(6)	Dr. Blobel retired as a member of our Board of Directors effective as of our 2009 Annual Meeting date.

(7)

As the date for Mr. Tough’s commencement of employment as CEO was unknown, the amount of the annual retainer paid to him during 2009 was prorated from the date of the 2009 Annual Meeting until December 31, 2009. In 2010 his retainer will be adjusted to reflect his service as a non-employee director from January 1, 2010 until March 1, 2010, the date he assumed the CEO position.

(8)	This amount represents reimbursement of legal fees pursuant to Mr. Tough’s letter agreement entered into in connection with his appointment to the position of Chairman and CEO.

SECURITIES OWNERSHIP OF MANAGEMENT, DIRECTORS

AND CERTAIN OTHER PERSONS

Beneficial Ownership Table

Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of February 17, 2010, by each director and nominee for director, the persons named in the Summary Compensation Table in this proxy statement and all directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned (1)		Rights to Acquire Beneficial Ownership of Shares of Common Stock (2)	Percent of Class
Margaret Hayes Adame	12,472		0	(3)
Kevin C. Berryman	7,074		0	(3)
Marcello Bottoli	0		0	(3)
Linda B. Buck	0		0	(3)
Angelica T. Cantlon	10,061		0	(3)
J. Michael Cook	11,214		0	(3)
Roger W. Ferguson, Jr.	0		0	(3)
Beth E. Ford	25,785		0	(3)
Peter A. Georgescu	33,514		0	(3)
Alexandra A. Herzan	811,740	(4)	0	1.02%
Henry W. Howell, Jr.	15,224		0	(3)
Katherine M. Hudson	0		0	(3)
Arthur C. Martinez	23,465		0	(3)
Dennis M. Meany	84,976		0	(3)
Nicolas Mirzayantz	78,961		25,000	(3)
Richard A. O'Leary	8,848		0	(3)
Burton M. Tansky	8,070		0	(3)
Douglas D. Tough	0		0	(3)
Hernan Vaisman	54,676		0	(3)
Robert M. Amen(5)	166,887		206,737	(3)
Steven J. Heaslip(6)	55,742		0	(3)
All Directors and Executive Officers as a Group	1,186,080		25,000	1.53%
(19 persons)(7)

See footnotes on the following page.

Certain Other Owners

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock as of February 17, 2010 based on a review of filings with the SEC. Unless otherwise indicated, beneficial ownership is direct.

	Number of Shares and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power	Percent of Class
BlackRock Inc. (8)	5,027,246	0	5,027,246	0	6.34%
40 East 52nd Street New York, NY 10022

T. Rowe Price Associates, Inc. (9)	1,527,830	0	6,474,054	0	8.17%
100 E. Pratt Street Baltimore, MD 21202

Footnotes relating to the “Beneficial Ownership Table” on the preceding page and above.

(1)

This column includes share unit balances held in the IFF Stock Fund under our Deferred Compensation Plan credited to participants’ accounts (where applicable) and, for executive officers, may include certain premium share units held under that plan as well as unvested shares of Purchased Restricted Stock. Premium share units held by executives in the IFF Stock Fund are subject to vesting and may be forfeited if the participant’s employment is terminated.

(2)

The shares listed in this column are those which the named person has (or will have within 60 days after February 17, 2010) the right to acquire by the exercise of stock options or vesting of RSUs granted by the Company.

(3)	Less than 1%.

(4)

Mrs. Herzan is a director of the van Ameringen Foundation, Inc., which owns 274,673 shares, President, Treasurer and a director of the Lily Auchincloss Foundation, which owns 11,000 shares, a trustee and a beneficiary of a trust which holds 519,581 shares, and a trustee and a beneficiary of a trust which owns 567 shares, all of which shares are included in Mrs. Herzan’s ownership. Mrs. Herzan disclaims beneficial ownership of the shares owned by the van Ameringen Foundation, Inc. and the Lily Auchincloss Foundation. She directly owns 1,500 shares.

(5)	Based on a Form 4 filed with the SEC on September 30, 2009 and other information available to the Company.

(6)	Based on a Form 4 filed with the SEC on June 30, 2009 and other information available to the Company.

(7)	Excluding Mr. Amen and Mr. Heaslip, who are no longer employed by the Company.

(8)	As reported in Schedule 13G dated as of January 29, 2010.

(9)

As reported in Schedule 13G/A dated as of February 12, 2010. T. Rowe Price is deemed the beneficial owner of these securities, which are owned by various investors for which T. Rowe Price serves as investment adviser, for SEC reporting purposes. T. Rowe Price expressly disclaims beneficial ownership of such securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of their initial holdings of IFF common stock and any subsequent transactions in Company shares with the SEC and to provide the Company with copies of all such filings. The Company must report any failures to file by the required dates. Based on a review of our 2009 records we believe that our directors and officers who were subject to Section 16 met all applicable filing requirements.

Directors and Officers Indemnification and Insurance

Our By-laws provide for the indemnification of our officers and directors against certain liabilities that could potentially be incurred by them in connection with the performance of their duties to the Company and its subsidiaries. In 2008, our Board of Directors approved an amendment to our By-laws to authorize the Company to provide indemnification and advancement rights by separate agreement to certain persons, including our officers and directors, and subsequently approved a form of indemnification agreement to be entered into with each of our directors and officers. The Company also maintains directors and officers liability indemnification insurance coverage. This insurance covers director and officers individually where exposures exist, other than those for which the Company is able to provide direct or indirect indemnification. The current policies run from March 18, 2009 through March 18, 2010 and are in the process of being renewed. The primary carrier under the current policy is ACE American Insurance Company. The current annual premium for this program is $1,012,503. No sums have been paid under this coverage to the Company or any directors or officers, nor have any claims for reimbursement been made under this policy.

Shareholders Proposals

In order for a shareholder proposal to be considered for inclusion in IFF’s proxy materials for next year’s annual meeting of shareholders, the Secretary of the Company must receive the written proposal no later than November 9, 2010. Under Article I, Section 3 of the Company’s By-laws, in order for a shareholder to submit a proposal or to nominate any director at an annual meeting of shareholders, the shareholder must give written notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of this year’s annual meeting of shareholders. The notice must also meet all other requirements contained in the Company’s By-laws, including the requirement to contain specified information about the proposed business of the candidate and the shareholder making the proposal. If the next annual meeting is scheduled on a date that is not within 30 days before or after the anniversary date of this year’s annual meeting, the Secretary of the Company must receive the notice given by the shareholder not later than the close of business on the tenth day following the day on which the notice of the date of next year’s annual meeting is mailed or public disclosure of the date of next year’s annual meeting is made, whichever occurs first.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Information about Nominees

Our Board of Directors currently has eleven members. Each of these Board members, other than Burton M. Tansky, together with one new nominee, Roger W. Ferguson, Jr., is standing for election to hold office until the next annual meeting of shareholders. Our By-laws provide that each director must retire effective as of the annual meeting of shareholders following his or her 72nd birthday. Accordingly, Mr. Tansky, who is 72, will retire as a director as of the 2010 Annual Meeting.

The affirmative vote of a majority of the votes cast is required for the election of directors, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Votes cast do not include any abstentions or broker non-votes with respect to a nominee’s election.

Our Board of Directors approved amendments to our By-laws in December 2008 to adopt this majority voting standard for uncontested elections and to provide that any director nominee in an uncontested election who does not receive an affirmative majority of votes cast must promptly offer his or her resignation. If this situation were to occur, the process outlined in our By-laws and Corporate Governance Guidelines would be followed and generally the Nominating and Governance Committee of our Board of Directors would consider the resignation offer and make a recommendation to the Board. The independent directors on the Board would then evaluate and determine whether to accept or reject the resignation based on the relevant facts and circumstances. Any director who so tenders a resignation will not participate in the deliberations of either the Nominating and Governance Committee or the independent directors. The Board of Directors will promptly disclose its decision and the basis for that decision in a filing with the SEC. Under our By-laws, as amended, a plurality voting standard would apply in a contested director election, which would occur if, as of the record date for the meeting where directors are to be elected, the number of director nominees exceeds the number of directors to be elected at such meeting.

Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement. Each nominee has indicated that he or she will serve if elected. We expect each nominee for election as a director to be able to stand for election and serve if elected. If any nominee is not able to serve (which is not anticipated), proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

The principal occupation and certain other information regarding the background and qualifications of the nominees, including the experience and skills that led to the selection of that nominee for membership on our Board, are set forth on the following pages. All of the nominees, except Mr. Ferguson, are presently directors of the Company and were elected by the shareholders at the Company’s 2009 Annual Meeting of Shareholders. The new nominee, Mr. Ferguson, was recommended to the Nominating and Governance Committee following a requested search by an independent global search firm and interviews by existing directors including the Chair of the Nominating and Governance Committee, the Lead Director and the Chairman of the Board. Mr. Ferguson was recommended for a number of valuable characteristics he would bring to the Board, including his financial expertise and broad business experience.

IFF’s Board of Directors recommends a vote FOR the election of the nominees as Directors.

The following table sets forth the names, ages, principal occupations and other information about the director nominees:

Margaret Hayes Adame, 70—Ms. Adame is President and Chief Executive Officer of Fashion Group International, Inc. (FGI) since 1992, an international trade organization with 6,000 members in 38 regions of the world. FGI’s production of runway trends, business symposiums and special events in the fashion industry provide Ms. Hayes with a unique insight to the Company’s markets, particularly the fragrance market. Prior, senior level experience in the specialty retail/department store sector buttresses her understanding of areas into which our products are sold. She is a recipient of numerous achievement awards including ones from the Fragrance Foundation, Cosmetic Executive Women and the Fragrance Research Fund. This experience has led her to make numerous contributions as a director of IFF where she has served since 1993. Ms. Hayes is also a director of Movado Group, Inc.

Marcello Bottoli, 48—An Italian national with extensive international experience, Mr. Bottoli has played a key role in a number of businesses, including the initial public offering of Benckiser N. V. on the Amsterdam and New York stock exchanges (1997), the integration of lead brands following the Reckitt & Colman and Benckiser merger (1999), with emphasis on consumer, strategic insights, creativity and research and development; as President and Chief Executive Officer of Louis Vuitton Malletier, a manufacturer and retailer of luxury handbags and accessories until 2002; and, most recently, as President and Chief Executive Officer of Samsonite Inc., a luggage manufacturer and distributor, until January 2009. His experience as a chief executive and within the industries to which IFF sells its products has led Mr. Bottoli to many insights and contributions on the IFF board. Mr. Bottoli serves on the board of directors of Ratti SPA, an Italian textile company, and True Religion Brand Jeans, a California-based fashion jeans, sportswear and accessory manufacturer and retailer. He has served on IFF’s board since 2007.

Linda B. Buck, 63—A Howard Hughes Medical Institute Investigator and Member at Fred Hutchinson Cancer Research Center, a biomedical research institute, and Affiliate Professor of Physiology and Biophysics at the University of Washington, Dr. Buck’s research has provided key insights into the mechanisms underlying the sense of smell. This experience is useful to the Company’s research and development efforts in both flavors and fragrances, as is Dr. Buck’s technical background in evaluating a host of issues. Dr. Buck is the recipient of numerous awards, including The Nobel Prize in Physiology or Medicine in 2004. Dr. Buck served on the board of directors of DeCode Genetics Inc., a biotechnology company, from 2005 to 2009 and joined IFF’s board in 2007.

J. Michael Cook, 67—The Chairman and Chief Executive Officer Emeritus of Deloitte & Touche, a leading global professional services firm, Mr. Cook has been a leader of his profession. His experience as a Chief Executive Officer, in accounting and in corporate governance is an asset to the Company and he is one of the leaders of the IFF board. He has served as Chairman of the American Institute of Certified Public Accountants and a member of its Auditing Standards Board. He led the Board of the Financial Accounting Foundation, the overseer of accounting standards boards, and the World Congress of Accountants. Mr. Cook is an emeritus member of the Advisory Council of the Public Company Accounting Oversight Board (PCAOB) and was a member of the SEC’s Advisory Committee on Improvements to Financial Reporting. In 2002, Mr. Cook was named one the Outstanding Directors in America by Director’s Alert and was a member of the National Association of Corporate Directors’ Blue Ribbon Commission on Corporate Governance. He served as a director of Eli Lilly and Dow Chemical Company and is currently a Trustee of the Scripps Research Institute and a director of Comcast Corporation. Mr. Cook joined IFF’s board in 2000.

Roger W. Ferguson, Jr., 58—President and Chief Executive Officer of TIAA-CREF, a financial services company with over $400 billion in assets at year end, Mr. Ferguson has a broad educational background which includes a law degree and a Ph.D. in economics, and work experience which includes service with a major law firm, various policy-making positions with the Federal Reserve, eventually serving as its Vice-Chairman from 1999 until 2006, and the global reinsurance business. This background provides excellent experience for dealing with the varied financial and other issues which the Company’s board deals with on a regular basis. Mr. Ferguson is proposed for election as a new director of IFF.

Peter A. Georgescu, 70—The Chairman Emeritus and retired Chief Executive Officer of Young & Rubicam, Inc., an advertising agency, Mr. Georgescu brings to the board an in-depth knowledge of marketing as well as experience with the myriad of issues which occur in a corporation. He has served on the board of directors of seven public companies, most recently Toys “R” Us, Inc., EMI Group PLC and Levi Strauss & Co., and chaired committees in each critical area: audit, nominating and governance and compensation. Mr. Georgescu’s experience has led him to be a major contributor in the Company’s boardroom. He joined IFF’s board in 1999.

Alexandra A. Herzan, 50—As the granddaughter of the founder of the Company, Ms. Herzan has a long-term understanding of many aspects of its operations and brings a unique perspective to board deliberations. Ms. Herzan is the President and Treasurer of the Lily Auchincloss Foundation, Inc., a charitable foundation, and a director of the van Ameringen Foundation, Inc. These positions have provided executive experience as well as experience working with teams. As a trustee of a number of private trusts she developed financial savvy translatable to Company business. Ms. Herzan joined the IFF board in 2003.

Henry W. Howell, Jr., 68—During his 34 years with J.P. Morgan, a financial services firm, Mr. Howell secured extensive business development, finance and international management experience which is very useful in analyzing various Company issues which arise at the board of directors, including new capital projects and acquisitions. This also serves the Company well in considering Audit Committee issues. While at J.P. Morgan, Mr. Howell had several overseas assignments including head of banking operations in Germany and CEO of J.P. Morgan’s 40% owned, Australian merchant banking affiliate which was publicly listed and operated throughout the country. Both these assignments enhanced his ability to analyze complex international business and financial matters. Mr. Howell joined IFF’s board in 2004.

Katherine M. Hudson, 63—As Chairperson, President and Chief Executive Officer of Brady Corporation, a global manufacturer of identification solutions and specialty industrial products, from 1994 until 2004, Ms. Hudson oversaw a doubling of annual revenues. Prior experience with Eastman Kodak (24 years) covered various areas of responsibility including systems analysis, supply chain, finance and information technology. This broad experience has translated to sound guidance to the Company and its board. Ms. Hudson has served as a director on the boards of Apple Computer Corporation, a designer and manufacturer of consumer electronics and software products, and CNH Global NV, a manufacturer of agricultural and construction equipment. She currently sits on the board of Charming Shoppes, Inc., a woman’s specialty retailer, and has been on the IFF board since 2008.

Arthur C. Martinez, 70—Having served as Chairman and Chief Executive Officer of Sears, Roebuck and Company, a large retailer, from 1995 until 2000, Mr. Martinez obtained experience on a myriad of issues arising in a large corporation. This experience, along with the financial expertise which led him to be Chairman of the Board of the Federal Reserve Bank of Chicago from 2000 until 2002, enable him to provide expert guidance and leadership to IFF and its Board of Directors. He is also a director of PepsiCo, Inc., IAC/InterActiveCorp, Liz Claiborne, Inc., AIG/American International Group, Inc., Chairman of the Supervisory Board of ABN AMRO Holding, NV and Chairman of the Board of HSN, Inc. Mr. Martinez joined the IFF board in 2000.

Douglas D. Tough, 60—Mr. Tough served as Chief Executive Officer and Managing Director of Ansell Limited, a global leader in healthcare barrier protection, from 2004 until March 2010. Mr. Tough joined the IFF board in 2008. In October 2009, Mr. Tough began serving as Chairman of our Board and, effective upon completion of his service to Ansell, Chief Executive Officer, of the Company. Mr. Tough’s experience as the CEO of a major global company is directly translatable to his work as a director of IFF, as is his prior 17 year service with Cadbury Schweppes Plc, a major food and beverage company, in a variety of executive positions throughout North America and the rest of the world.

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010, and the Board of Directors has directed that our management submit that selection for ratification by our shareholders at the 2010 Annual Meeting. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the Audit Committee’s selection of the Company’s independent registered public accounting firm in the next fiscal year, but is not bound by the shareholders vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time if it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to attend the 2010 Annual Meeting, where they will be available to respond to questions and, if they desire, to make a statement.

IFF’s Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2010.

Principal Accountant Fees and Services

The following table provides detail about fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and December 31, 2008.

	2009	2008
Audit Fees(1)	$3,568,800	$3,430,400
Audit-Related Fees(2)	20,100	95,300
Tax Fees(3)	2,097,100	1,572,500
All Other Fees(4)	182,100	232,100

Total	$5,868,100	$5,330,300

(1)

Audit Fees were for professional services rendered for audits of the Company’s consolidated financial statements and statutory and subsidiary audits, consents and review of reports filed with the SEC and consultations concerning financial accounting and reporting standards. Audit Fees also included the fees associated with an annual audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of the Company’s annual financial statements.

(2)	Audit-Related Fees were for assurance and related services for employee benefit plan audits and attestation services that are not required by statute or regulation.

(3)

Tax Fees were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, tax services for employee benefit plans and expatriate tax compliance services.

(4)	All Other Fees were for software licenses and other professional services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services by category, including audit-related services, tax services and other permitted non-audit services, to be provided by the independent registered public accounting firm to the Company. In accordance with the policy, the Audit Committee regularly reviews and receives updates on specific services provided by the independent registered public accounting firm, and the Company’s management may submit additional services for approval.

To facilitate the approval process, the Audit Committee may delegate pre-approval authority to one or more of its members, or to the CFO for services, other than audit, review or attest services, to the extent permitted under the SEC’s pre-approval requirements. The Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All services rendered by PricewaterhouseCoopers LLP to the Company are permissible under applicable laws and regulations. During 2009, all services performed by PricewaterhouseCoopers LLP which were subject to the SEC’s pre-approval requirements were approved by the Audit Committee in accordance with the Committee’s pre-approval policy.

AUDIT COMMITTEE REPORT

The Audit Committee (“we”, “us” or the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls designed to ensure compliance with accounting standards and applicable laws and regulations.

The Company’s independent auditors, PricewaterhouseCoopers LLP (“PwC”), report directly to us. We have sole authority to appoint, oversee, evaluate and discharge the independent auditors and to approve the fees paid by the Company for their services. PwC annually performs an independent audit of the consolidated financial statements and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. PwC also conducts quarterly reviews of the Company’s financial statements.

We review with PwC the scope of its services, the results of its audits and reviews, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. We meet regularly with PwC, and separately with the Company’s internal auditors, without management present. We also meet regularly with management without PwC present, and we discuss management’s evaluation of PwC’s performance.

For 2009, we have reviewed and discussed the Company’s audited financial statements with management and PwC. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. We discussed with PwC its audit of the effectiveness of the Company’s internal control over financial reporting. We discussed with PwC and the Company’s internal auditors the overall scope and plans for their respective audits.

We have reviewed with PwC its judgments about the quality of the Company’s accounting principles as applied in the Company’s financial reporting and other matters as are required to be discussed by the Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended (AICPA Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as may be modified or supplemented. We also received from PwC and discussed with PwC its written disclosures and the letter regarding its independence from management and the Company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. We concluded that PwC’s independence was not compromised by the non-audit services provided by PwC, the majority of which consisted of tax services.

In reliance on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. We also evaluated and selected PwC as the Company’s independent auditors for 2010, which the shareholders will be asked to ratify at the 2010 Annual Meeting of Shareholders.

Audit Committee

Henry W. Howell, Jr.
(Chairman)

Margaret Hayes Adame
Katherine M. Hudson
Arthur C. Martinez

ITEM 3—APPROVAL OF 2010 STOCK AWARD AND INCENTIVE PLAN

Introduction

At the 2010 Annual Meeting, we will ask shareholders to approve the 2010 Stock Award and Incentive Plan (the “2010 Plan”), which was approved by our Board of Directors on February 2, 2010. The Board and its Compensation Committee (the “Committee”) approved the 2010 Plan to help us:

•	Attract, retain, motivate and reward officers, employees, directors, consultants and advisors to IFF and its subsidiaries and affiliates.

•	Strengthen our capability to develop and direct a competent management team.

•	Provide equitable and competitive compensation opportunities.

•	Authorize incentive awards that appropriately reward achievement of our goals and recognize individual contributions without promoting excessive risk.

•	Promote creation of long term value for shareholders by closely aligning the interests of participants with the interests of shareholders.

The Board and the Committee believe that awards linked to common stock and awards with terms tied to our performance provide incentives for the achievement of important performance objectives and promote the long term success of IFF. Therefore, they view the 2010 Plan as a key element of our overall compensation program.

The 2010 Plan, if approved by shareholders, would replace the 2000 Stock Award and Incentive Plan and the 2000 Supplemental Stock Award Plan (the “2000 Plans”). The Board and the Committee determined to replace the 2000 Plans with a new plan that, like the old plans, provides broadly for equity and incentive awards but contains updated compliance provisions. We are seeking approval for shares in addition to the number remaining available under 2000 Stock Award and Incentive Plan (which shares would be transferred to the 2010 Plan). We expect that the 2010 Plan will meet our needs for the next four years.

Information on the total number of shares available under our existing equity compensation plans and unissued shares deliverable under outstanding options, stock appreciation rights, restricted stock and restricted stock units as of the end of the last fiscal year is presented below under the heading “Equity Compensation Plan Information.” Based on our equity award plans in effect and outstanding awards at February 17, 2010, if shareholders approve the 2010 Plan the total number of shares subject to outstanding awards under all plans (including restricted stock but excluding deferred stock that has been fully earned and vested) and available for future awards under the 2010 Plan (which would be our only continuing equity compensation plan) would be as follows:

Shares subject to outstanding awards*	3,374,043
Shares to be available for future equity awards, (under the proposed 2010 Plan)**	2,783,738

Total shares	6,157,781

Percentage of outstanding shares***	7.8%

*

Includes unvested restricted stock and restricted stock units but excludes any vested portions of such awards, which have in effect been fully earned by participants; in the case of outstanding purchased restricted stock, participants have paid 50% of the grant date fair market value as consideration and therefore 50% of such awards is effectively non-forfeitable; therefore, 50% of purchased restricted stock awards are excluded from the calculation of outstanding awards in this table.

**

Upon shareholder approval of the 2010 Plan, shares remaining available under the 2000 Stock Award and Incentive Plan and the 2000 Supplemental Stock Award Plan would cease to be reserved under those plans. 783,738 shares remaining available under the 2000 Stock Award and Incentive Plan would be transferred directly to the 2010 Plan (and are included in the share amount in this row). 3.55 million shares remaining available under the Deferred Compensation Plan as of February 1, 2010 ceased to be reserved under that plan at that date, as a result of an amendment to the Deferred Compensation Plan the purpose of which was to reduce the number of shares available for use under that plan. We intend to file a post-effective amendment to the Form S-8 Registration Statement covering the Deferred Compensation Plan to deregister those 3.55 million shares, which will not be transferred to the 2010 Plan. Shares for future deferrals under the Deferred Compensation Plan would be drawn from the 2010 Plan.

***

Outstanding shares (the denominator in this calculation) include all Common Stock outstanding at February 17, 2010 (including unvested restricted stock and PRS) and does not include issuance of unissued shares reserved for outstanding awards or future awards under the existing plans and the proposed 2010 Plan.

The 2010 Plan would make 2 million new shares of common stock available for equity awards, representing approximately 2.5% of the shares outstanding at February 17, 2010. As stated above, the 2010 Plan would replace the current 2000 Plans, and would provide the source for future deferrals of cash into deferred stock under the Deferred Compensation Plan (the Deferred Compensation Plan would be deemed to be a subplan under the 2010 Plan for the sole purpose of funding deferrals under the IFF Share Fund). Approximately 783,738 shares that remain available under the 2000 Stock Award and Incentive Plan (as of February 17, 2010) would be made available under the 2010 Plan and 210,871 shares remaining available under the 2000 Supplemental Stock Award Plan (as of February 17, 2010) would cease to be reserved. No new awards would be granted under the 2000 Plans although the Committee retains full authority regarding outstanding awards under those plans, including authority to approve modifications of such awards (repricing would be subject to shareholder approval, however). Shares subject to outstanding awards under the 2000 Plans may become available under the 2010 Plan if such shares are not delivered to the participant, in accordance with the share counting rules explained below under the heading Shares Available Under the 2010 Plan.

Overview of 2010 Plan Awards

The 2010 Plan authorizes a broad range of awards, including:

•	stock options, a grant of rights to purchase our Common Stock upon payment of the designated “exercise price”;

•	stock appreciation rights (“SARs”), a grant entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the “base price”;

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer;

•

deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (forfeitable deferred stock is sometimes called “restricted stock units”);

•	other awards based on Common Stock;

•	dividend equivalents;

•	performance shares or other stock-based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives);

•	cash-based performance awards tied to achievement of specific performance objectives; and

•	shares issuable in lieu of rights to cash compensation.

Vote Required for Approval

Approval of the 2010 Plan will require the affirmative vote of a majority of the votes cast at the 2010 Annual Meeting, provided that the total vote cast on the proposal (both for and against and abstentions) represents over 50% in interest of all securities entitled to vote on the proposal. The Board considers the 2010 Plan to be in the best interests of IFF and our shareholders and therefore recommends that the shareholders vote to approve the 2010 Plan at the 2010 Annual Meeting.

Reasons for Shareholder Approval

We seek approval of the 2010 Plan by shareholders in order to meet requirements of the New York Stock Exchange and to satisfy requirements of tax law to help preserve our ability to claim tax deductions for compensation to executive officers. In addition, the Board regards shareholder approval of the 2010 Plan as desirable and consistent with corporate governance best practices.

Internal Revenue Code Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the chief executive officer and the three other most highly compensated executive officers serving on the last day of the fiscal year, excluding the chief financial officer (generally referred to as the “named executive officers”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. For purposes of Section 162(m), approval of the 2010 Plan will be deemed to include approval of the general business criteria upon which performance objectives for awards are based, described below under the headings Performance Awards and Annual Incentive Awards. Shareholder approval of general business criteria, without specific targeted levels of performance, will permit qualification of incentive awards for full tax deductibility for a period of approximately five years under Section 162(m). Shareholder approval of the performance goal inherent in stock options and SARs (increases in the market price of stock) is not subject to a time limit under Section 162(m).

In addition, shareholder approval will permit designated stock options to qualify as incentive stock options (“ISOs”) under the Internal Revenue Code. Such qualification can give the holder of the options more favorable tax treatment, as explained below.

Restriction on Repricing and Loans

The 2010 Plan includes a restriction providing that, without shareholder approval, we will not amend or replace options or SARs previously granted under the Plan in a transaction that constitutes a “repricing.” For this purpose, a “repricing” is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, other equity, cash or other property, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

The 2010 Plan does not authorize loans to participants.

Description of the 2010 Plan

The following is a brief description of the material features of the 2010 Plan. This description, including information summarized above, is qualified in its entirety by reference to the full text of the proposed 2010 Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Shares Available under the 2010 Plan. If the 2010 Plan is approved by our shareholders, 2 million shares will be reserved for delivery to participants, plus shares remaining available for new grants under the 2000 Stock Award and Incentive Plan and shares recaptured from outstanding awards under the 2000 Plans. Shares used for awards assumed in an acquisition do not count against the shares reserved under the 2010 Plan. The shares reserved may be used for any type of award under the 2010 Plan.

Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved under the 2010 Plan. Thus, shares will remain available for new awards if an award expires, is forfeited, or is settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of an SAR than the number of shares covered by the SAR, or if shares that had been issued as restricted stock are forfeited. These same share-counting rules will apply to awards under the 2000 Plans, so that shares may become available under the 2010 Plan to the extent that shares are not in fact both delivered and vested in connection with those awards. The 2000 Stock Award and Incentive Plan authorizes grants relating to shares remaining available and recaptured under the 1997 Employee Stock Option Plan, and to the extent those shares would have become available under the 2000 Plan they will become available under the 2010 Plan. Under the 2010 Plan, awards may be outstanding relating to a greater number of shares than the aggregate remaining available under the 2010 Plan so long as the Committee ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2010 Plan. Shares delivered under the 2010 Plan may be either newly issued or treasury shares.

On February 17, 2010, the last reported sale price of IFF’s Common Stock in composite transactions for New York Stock Exchange-listed securities was $42.10 per share.

Per-Person Award Limitations. The 2010 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m). Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2010 Plan relating to more than his or her “Annual Limit”. The Annual Limit equals one million shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated Awards, the 2010 Plan limits performance awards, including any annual incentive award that may be earned by a participant, to the participant’s defined Annual Limit, which for this purpose equals $5 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. These limits apply only to awards under the 2010 Plan, and do not limit our ability to enter into compensation arrangements outside of the 2010 Plan.

Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, other similar corporate transaction, equity restructuring as defined under applicable accounting rules, or other similar event affecting the Common Stock. We are also obligated to adjust outstanding awards (and share-related performance terms, such as share-price targets) upon the occurrence of these types of events to preserve, without enlarging, the rights of Plan participants with respect to their awards. The Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as “performance-based” generally must conform to requirements imposed by Section 162(m).

Eligibility. Executive officers and other employees of IFF and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to us, are eligible to be granted awards under the 2010 Plan. In addition, any person who has been offered employment by us may be granted awards, but such prospective grantee may not receive any payment or exercise any right relating to the award until he or she has commenced employment or the providing of services. As of February 17, 2010, approximately 5,700 persons would be potentially eligible for awards under the 2010 Plan. Equity awards currently outstanding under the 2000 Plans were held by a total of 762 current and former IFF employees as of February 17, 2010.

Administration. The Committee will administer the 2010 Plan, except that the Board may itself act to administer the Plan. However, any grant of an award to a non-employee director will be approved or granted under a policy approved by the Board, with the Committee either recommending or jointly approving such award or policy. (References to the “Committee” here mean the Committee or the full Board exercising authority with respect to a given award.) The 2010 Plan provides that the composition and governance of the Committee shall be established in the Committee’s charter adopted by the Board. Subject to the terms and conditions of the 2010 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2010 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2010 Plan. Nothing in the 2010 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the Plan. The 2010 Plan authorizes the Committee to delegate authority to executive officers to the extent permitted by applicable law, but such delegation will not authorize grants of awards to executive officers without direct participation by the Committee. The 2010 Plan provides that members of the Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Plan.

Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SARs designated “base price.” The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unvested or unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine. This may include withholding of option shares to pay the exercise price. The Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee. Options and SARs may be granted on terms that cause such awards not to be subject to Internal Revenue Code Section 409A (“Section 409A”), or with terms that cause those awards to be deferral arrangements conforming to the requirements under Section 409A.

Restricted and Deferred Stock/Restricted Stock Units. The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a shareholder of IFF, including the right to vote the shares and to receive dividends (which may be forfeitable or non-forfeitable), unless otherwise determined by the Committee.

Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of “restricted stock units.” The Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which may be forfeitable or non-forfeitable) will be paid or accrue if authorized by the Committee.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2010 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify. Under this authorization, the Company expects to permit participants in the Deferred Compensation Plan to defer salary or bonus compensation into deferred stock that constitutes an award under the 2010 Plan, with such deferrals ultimately to be settled by delivery of shares drawn from the 2010 Plan. For additional information regarding our DCP, see below under the heading Non-Qualified Deferred Compensation.

Performance-Based Awards. The Committee may grant performance awards, which may be awards of a specified cash amount or may be share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m), the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	net sales or revenues;

•	earnings measures, including earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	net income or net income per common share (basic or diluted);

•	return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	net economic profit (operating earnings minus a charge for capital) or economic value created;

•	operating margin or profit margin;

•	shareholder value creation measures, including stock price or total shareholder return;

•	dividend payout levels, including as a percentage of net income; and

•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings of financial strength, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to our past performance, targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison, in such other way as the Committee may determine. The Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period, if so specified by the Committee.

Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The 2010 Plan allows vested but deferred awards to be paid out to the participant in the event of an unforeseeable emergency. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2010 Plan. The Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis, but such transfers will be allowed only for estate-planning purposes and may not include transfers to other third parties for value.

The 2010 Plan authorizes the Committee to provide for forfeiture of awards and award gains in the event a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of the our business. Awards under the 2010 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the 2010 Plan, awards under our plans, or other rights to payment from us, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards, awards, or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the purchase price of any new award, subject to the requirement that repricing transactions must be approved by shareholders.

Dividend Equivalents. The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. Rights to dividend equivalents may be granted in connection with restricted stock units or deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding. However, dividend equivalents may not be granted in connection with options or SARs in respect of any period before the exercise of the award.

Vesting, Forfeitures, and Related Award Terms. The Committee has discretion in setting the vesting schedule of options, SARs, restricted stock and other awards, the circumstances resulting in forfeiture of awards, the post-termination exercise periods of options, SARs and similar awards, and the events resulting in acceleration of the right to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

In addition, the 2010 Plan provides that, in the event of a Change in Control of the Company, outstanding Awards will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such Awards will lapse, and goals relating to performance-based awards will be deemed met or exceeded to the extent specified in the performance-award documents. However, the Committee can specify different provisions applicable to a Change in Control in a participant’s award agreement. A Change in Control means generally (i) any person or group acquires voting securities and as a result is a beneficial owner of 50% or more of the voting power of the Company’s voting securities, (ii) a change in the Board’s membership such that the members serving as of January 1, 2010, or those elected or nominated with the approval of two-thirds of the those members and successors elected or nominated by them cease to represent a majority of the Board, (iii) certain mergers or consolidations substantially reducing the percentage of voting power held by shareholders prior to such transactions or changing a majority of the membership of the Board, or (iv) shareholder approval of a sale or liquidation of all or substantially all of the assets of the Company. The distribution of awards upon a Change in Control may be limited by applicable restrictions under Code Section 409A.

Amendment and Termination of the 2010 Plan. The Board may amend, suspend, discontinue, or terminate the 2010 Plan or the Committee’s authority to grant awards thereunder without shareholder approval, except as required by law or regulation or under the Listed Company Manual of the New York Stock Exchange. New York Stock Exchange rules require shareholder approval of any material amendment to plans such as the 2010 Plan. Under these rules, however, shareholder approval will not necessarily be required for all amendments which might increase the cost of the 2010 Plan or broaden eligibility. Unless earlier terminated, the authority of the Committee to make grants under the 2010 Plan will terminate ten years after the latest shareholder approval of the 2010 Plan, and the 2010 Plan will terminate when no shares remain available and we have no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the 2010 Plan

We believe that under current law the following U.S. Federal income tax consequences generally would arise with respect to awards under the 2010 Plan.

Options and SARs that are not deemed to be deferral arrangements under Code Section 409A would have the following tax consequences: The grant of an option or an SAR will create no federal income tax consequences for the participant or IFF. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. For all options, a participant’s sale of shares acquired by exercise of the option generally will result in short term or long term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise (or upon sale of the option shares in the case of an ISO). A participant’s sale of shares acquired by exercise of an SAR generally will result in short term or long term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SARs exercise.

We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to selling the shares.

Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will have terms intended to meet applicable requirements under Section 409A, which regulates deferred compensation. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if we grant an award of restricted stock units that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and we would become entitled to claim a tax deduction at that time.

On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.

Some options and SARs may be subject to Section 409A, which regulates deferral arrangements. In such case, the distribution to the participant of shares or cash relating to the award would have to be restricted in order for the participant not to be subject to tax and a tax penalty at the time of vesting. In particular, the participant’s discretionary exercise of the option or SAR could not be permitted over a period extending more than a year in most cases. If the distribution and other award terms meet Section 409A’s requirements, the participant would realize ordinary income at the time of distribution of shares or cash rather than exercise, with the amount of ordinary income equal to the distribution date value of the shares or cash less any exercise price actually paid. We would not be entitled to a tax deduction at the time of exercise, but would become entitled to a tax deduction at the time shares are delivered at the end of the deferral period.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Internal Revenue Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 2010 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, performance awards to employees the Committee expects to be named executive officers at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2010 Plan will be fully deductible under all circumstances. In addition, other awards under the 2010 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, not be deductible by IFF as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Internal Revenue Code Sections 4999 and 280G.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2010 Plan. This discussion is intended for the information of shareholders considering how to vote at the 2010 Annual Meeting and not as tax guidance to participants in the 2010 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2010 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

New Plan Benefits Under the 2010 Plan

Because future awards under the 2010 Plan will be granted in the discretion of the Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation under existing plans is presented below in the Summary Compensation Table and these related tables: Grants of Plan-Based Awards in 2009, and 2009 Outstanding Equity Awards at Fiscal Year-End elsewhere in this Proxy Statement and in our financial statements for the fiscal year ended December 31, 2009 included in the Annual Report which accompanies this Proxy Statement.

If shareholders decline to approve the 2010 Plan, no awards will be granted under the 2010 Plan, but awards may continue to be granted under the 2000 Plans.

The Board of Directors considers the 2010 Plan to be in the best interests of IFF and our shareholders and therefore recommends that shareholders vote FOR approval of the 2010 Plan at the Annual Meeting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion & Analysis (“CD&A”) describes IFF’s executive compensation program for 2009 and certain elements of the 2010 program. It explains how the Compensation Committee of our Board of Directors (the “Committee”) determined 2009 compensation for our executives, including the persons identified as Named Executive Officers (“NEOs”) in this proxy statement.

As reflected in the discussion below and in the tables and narratives following this CD&A, several management transitions occurred at IFF during 2009. In May 2009, Kevin C. Berryman became our new Executive Vice President and Chief Financial Officer (“CFO”) and Richard A. O’Leary stepped down from his role as Interim Chief Financial Officer. In addition, in August 2009 Angelica T. Cantlon took over the role of Senior Vice President, Human Resources, from Steven J. Heaslip, who separated from employment with the Company in June 2009. Lastly, Robert M. Amen, who we refer to in this CD&A as our “Former CEO”, resigned his role as our Chairman of the Board and Chief Executive Officer, effective September 30, 2009. As discussed above under “Board Leadership Structure,” our new Chairman and CEO, Douglas D. Tough, whom we refer to in this CD&A as our “Current CEO”, assumed the position of Chairman effective as of October 1, 2009, but did not commence service as our CEO until March 1, 2010. During this transition period from October 1, 2009 through February 28, 2010, our Board established a temporary Office of the CEO, which was comprised of Mr. Berryman together with Nicolas Mirzayantz, Group President, Fragrances, and Hernan Vaisman, Group President, Flavors. Due to these management transitions, a number of different executives served in the roles of CEO and CFO during fiscal 2009. As a result, including Beth E. Ford, our Executive Vice President, Head of Supply Chain, and Dennis M. Meany, our Senior Vice President, General Counsel and Secretary, we are in the unique position of having nine NEOs in this Proxy Statement.

Although these NEO changes were significant corporate events, the roles played by members of management in assisting the Committee in its determinations regarding executive compensation for 2009 remained generally consistent with the roles such management positions have played in prior years. As a result, we do not generally distinguish between the individuals fulfilling those roles in the narrative below. However, it should be noted that the members of the temporary Office of the CEO did not participate in decisions regarding executive compensation during their tenure in this office. In addition, the 2009 compensation of Mr. Berryman, Mr. Mirzayantz and Mr. Vaisman was not adjusted to reflect their temporary additional responsibilities. As such, the discussion below of the compensation of our CEO in 2009 and our CEO’s role with regard to establishing compensation arrangements for 2009 (other than his own compensation) should be taken to refer to our Former CEO, unless otherwise indicated. Further, the discussion below of the compensation of our CEO in 2010 and our CEO’s role with regard to establishing compensation arrangements for 2010 (other than this own compensation) should be taken to refer to our Current CEO.

Executive Compensation Philosophy

Objectives

The objectives of our executive compensation program are as follows:

1.	To attract, to retain and to develop individuals critical to our success;

2.	To motivate our executives and to reward achievement of both annual and longer term business goals and strategic objectives;

3.	To incentivize each executive’s role in driving Company performance by providing significant “variable” compensation tied to achievement of our business goals;

4.	To align the interests of our executives with those of our shareholders by encouraging executives to own Company stock;

5.	To reinforce Company values; and

6.	To provide total compensation opportunities at competitive levels consistent with performance and in line with our goal of superior financial and operational performance.

In furtherance of the above objectives, we believe that executive compensation should (i) be tied to overall Company performance; (ii) reflect each executive’s level of responsibility; (iii) vary based on individual performance and contribution; and (iv) include a significant equity component. Our performance goals for compensation purposes are based on the challenging financial and strategic expectations set by our Board of Directors for our entire organization.

Role of Compensation Committee, Outside Advisors and Management

Compensation Committee

Pursuant to its Charter, the Committee assists the Board in ensuring that a proper system of long term and short term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company. The Committee has responsibility for overseeing the determination, implementation and administration of remuneration, including compensation, benefits and perquisites, of all executive officers and other members of senior management. The Committee recommends CEO compensation to the full Board for its approval.

Outside Advisors

To assist it in fulfilling its responsibilities, the Committee engaged W.T. Haigh & Company (“W.T. Haigh”) as its independent compensation consultant throughout 2009. W.T. Haigh regularly participates in Committee meetings and meets privately with the Committee at its request. To date, W.T. Haigh has worked exclusively on executive compensation initiatives on behalf of the Committee and does not have other consulting arrangements with the Company.

In 2009, W.T. Haigh reviewed and made recommendations to the Committee concerning our executive compensation philosophy and programs including:

•	re-affirming the Company’s executive compensation philosophy;

•	conducting total compensation market reviews for 31 executive positions, including each NEO position;

•	conducting total compensation market reviews for and reviewing non-employee director compensation;

•	supporting the administration of the Company’s existing Annual Incentive Plan (“AIP”), Long Term Incentive Plan (“LTIP”) and Equity Choice Program (“ECP”);

•	providing advice to the Committee in connection with the compensation for the CEO;

•	assisting in the development of the proposed 2010 Stock Award and Incentive Plan; and

•	assisting in the development of the 2010 compensation arrangements for our new CEO.

The Company also retains Steven Hall & Partners for advisory services concerning compensation plan documents, including the Company’s equity award and incentive, executive separation and deferred compensation plans, and Buck Consultants for actuarial work and other services relating to the Company’s retirement plans and other post-employment benefits. These services are administrative or technical in nature and neither of these consultants played a role in determining or recommending the amount or form of executive or director compensation during 2009.

Management

With the input of W.T. Haigh, our Former CEO and former Senior Vice President, Human Resources, evaluated the performance and competitive pay position of each of the NEOs, other than the CEO, and made recommendations to the Committee concerning each such officer’s 2009 compensation.

Both our CEO and Senior Vice President, Human Resources, generally attend Committee meetings but do not attend the portion(s) of meetings where their own compensation is discussed or determined. They periodically provide the Committee with updates of progress against our performance goals and provide management’s views and recommendations concerning compensation elements including:

•	performance criteria and targets under our AIP and LTIP, including potential threshold and maximum performance targets, based on the Company’s financial, operating and strategic plans;

•	placement of executives within salary grades;

•	adjustments to a particular executive’s compensation, including equity compensation, based on individual performance, responsibilities or other considerations;

•	the Company’s executive separation policy; and

•	perquisites.

Our management also provides similar input to W.T. Haigh but does not oversee its activities.

Principles for Setting Compensation Levels

We use a global grading structure for our employees, including our executives, with compensation ranges for each grade. Executives are placed in a particular grade based on internal factors (including scope of responsibilities and job complexity) and an external market evaluation. The external market evaluation is based on published third party general survey information and a review of like positions within our selected peer groups described below. This process is often referred to as “market benchmarking”. Benchmarking also provides information that we use in internal pay review for various positions and grade levels. We update the external market benchmarking and peer group data annually. The compensation decisions the Committee makes each year take into account the compensation range for each executive’s grade, as well as market benchmarking and individual performance, as described below.

Benchmarking

Peer Groups

We use compensation data from other companies to benchmark our compensation levels. However, it is difficult to define a single peer group for our market benchmarking that appropriately reflects the particular diversity of responsibilities within our business. The Company has few publicly traded competitors and our industry is highly fragmented, both geographically and across product lines. Therefore, with assistance from its independent compensation consultant, the Committee identified two separate and distinct peer groups—a consumer product companies peer group and a specialty chemical and flavoring companies peer group. For 2009 compensation decisions, these peer groups consisted of the following companies:

Consumer Product Peer Group	Specialty Chemical & Flavoring Peer Group
Alberto-Culver	Albemarle
Allergan	Arch Chemicals
Blyth	Cabot
Church & Dwight	Corn Products
Clorox	Cytec Industries
Del Monte Foods	Ecolab
Elizabeth Arden	Ferro
Estee Lauder	FMC
Hershey	HB Fuller
Hormel Foods	Lubrizol
Lancaster Colony	PolyOne
McCormick	RPM
Nu Skin Enterprises	Sensient
Ralcorp	Sigma-Aldrich
Revlon	Valspar
Smuckers
UST
Wrigley

The Committee used the following criteria in reviewing and selecting the peer groups:

•	US publicly traded companies of comparable size (generally based on revenue of $1B—$5B and market capitalization of $1B—$8B);

•	Significant international presence with international operations generally accounting for at least 25% of total revenues;

•	Strong in-house R&D operations with R&D expense generally over 1% of total revenue;

•	Growth orientation, with positive sales and earnings growth over prior three years at time the peer groups were reviewed and selected;

•	Competitors for executive talent; and

•	Progressive companies with positive reputations.

At the time of the Committee’s review and selection of the above peer groups, IFF was positioned approximately at the 40th percentile of both peer groups in terms of revenue, the primary scope comparison measure. Based on the recommendation of its independent compensation consultant, our Committee did not make any changes in our peer groups for 2009 compensation decisions from the peer groups used in 2008, other than to eliminate one company, Spectrum Brands, which was no longer listed on a national securities exchange.

Our peer groups for compensation benchmarking are different from the peer group used in our financial performance graph included in our Annual Report on Form 10-K. Both the compensation and financial peer groups include companies that are international in scope and/or sell their products to the types of customers that also buy our products. However, the financial performance peer group includes companies that exceed the size criteria identified for our compensation peer groups. The Committee believes that, for the compensation peer groups, comparably sized companies better reflect the competition we face for executive talent.

General Survey Data

With assistance from its independent compensation consultant, the Committee also used general industry data from Towers Perrin’s 2008 Executive Compensation Database, a broad-based survey, to analyze our 2009 executive compensation levels and to obtain a more general understanding of current compensation practices. In doing so, the Committee considered a segment of this database consisting of companies having $1 billion to $3 billion in reported revenues, excluding energy and financial companies. These two industry segments were excluded because we believe these industry business models and their pay practices are less comparable to ours, particularly in a volatile economic climate.

Market Reference

Based on the peer group and other data, the Committee’s independent compensation consultant develops a “market reference” for each executive position. In order to determine a market value for each executive position and to reflect the most relevant source for competitive executive talent for that position, the peer group and general industry data may be assigned a different weight depending upon the position. The “market weighting” for each position is reviewed and agreed to in principle by the Committee at the same time the Committee approves the peer group. In light of the volatile economic environment and impact on peer company results and related compensation, the Committee’s consultant applied adjustments to 2008 reported peer company and survey data to provide its best estimate of as yet not publicly disclosed market compensation actions for 2009 performance.

The Committee’s independent compensation consultant analyzes each executive’s total direct pay (as described below under “Compensation Elements and Targeted Mix”) against the median to 75th percentile range of each executive’s market reference and this analysis is reviewed with the Committee and the CEO. Individual components of total direct pay (meaning salary, annual and long term incentive compensation and annual equity awards) are not specifically benchmarked. In determining total target direct pay for each executive in 2009, the Committee considered the consultant’s market reference analysis by each direct compensation element (meaning salary, annual and long term incentive compensation and annual equity awards) and in total. In addition, the Committee considered a number of other factors, including the executive’s:

•	individual performance;

•	scope of responsibilities;

•	relative responsibilities compared with other senior Company executives;

•	contribution relative to overall Company performance;

•	compensation relative to his or her peers within the organization;

•	long term potential; and

•	retention.

The Committee uses the benchmarking range in order to establish a starting reference point for the compensation levels that the Committee believes would provide our executive team with competitive compensation in order to incentivize and retain our top executives. However, the actual total target direct pay approved at the beginning of each year for each executive may be above or below the market reference range since the Committee reviews our executives’ compensation annually taking all of the above factors into account.

Of our NEOs, the approved target total direct pay for 2009 (based on annual and long term incentive compensation at target) was positioned somewhat above the market reference range for Mr. Mirzayantz, Mr. Vaisman and Ms. Ford. The following are factors considered by the Committee in setting their target direct pay levels:

•

Both Messrs. Mirzayantz and Vaisman’s target direct compensation reflect internal pay relationships to our Former CEO as well as our other senior executives, critical impact of their roles on our annual and longer term results and our desire to retain their services over the long term.

•

Ms. Ford’s target direct compensation reflects compensation levels negotiated at the time of her hire in 2008, internal pay relationships to other senior executives and our Former CEO and her expected level of contribution as a member of the senior leadership team. In addition, the Committee believes Ms. Ford’s role and organizational impact exceed those of the survey benchmarks used in the market comparisons.

Actual compensation paid for the year, as compared to target compensation approved at the beginning of the year, may differ depending on Company and individual performance and is discussed in Program Components and Policies below.

Realized Compensation History and Retention Value

In 2009, for the first time, the Committee also reviewed an analysis of “realized compensation history” and “retention value” for our executives prepared by our former Senior Vice President, Human Resources. As analyzed, “realized compensation history” means the actual compensation, consisting of actual base salary, earned AIP, earned LTIP and estimated vested equity (which, for 2009 analysis was based on a $30 share price), paid to each executive each year since 2002 (or later year if the executive commenced employment after 2002). “Retention value” refers to potential awards under active but not yet completed LTIP cycles, as well as all unvested equity grants. The Committee considered this analysis, but in making 2009 compensation decisions, the Committee did not otherwise refer to specific compensation tally sheets or wealth accumulation analyses.

Compensation Elements and Targeted Mix

On an annual basis, the Committee reviews and approves the compensation for our executive officers and other members of senior management, including all of our NEOs. Our executive compensation program includes direct pay and indirect pay elements as follows.

Direct Pay

Direct pay consists of:

•	Base salary;

•	AIP award;

•	LTIP award; and

•	ECP award.

AIP, LTIP and ECP awards are variable, performance-based compensation components and their value is based on the Company’s performance and, in the case of the LTIP and ECP awards, share price. The payouts under these annual and long term awards may vary from year to year and thus reflect the impact our executives have on our Company’s success.

For 2009, at target AIP and LTIP achievement levels, the components of average total direct pay for our NEOs other than the Former CEO were as follows:

The 70% average weighting of direct pay towards performance-based variable compensation closely aligns our executives’ compensation opportunity with our performance by enabling our senior executives to earn more if the Company achieves superior performance or to earn less if we do not meet our performance goals or the value of our common stock does not increase over time.

The Committee did not recommend and the Board did not make an ECP award in 2009 to our Former CEO. As a result, target total direct pay for the Former CEO in 2009 was comprised of approximately 24% salary, 29% AIP and 47% LTIP.

Long term compensation to our senior executives includes LTIP awards and equity awards under our ECP. LTIP awards, if earned, are paid out 50% in stock and 50% in cash. Equity is a higher portion of total long term compensation than non-equity because we want to ensure significant long term stock ownership by each of our executives so that their stock ownership interests, and their at-risk longer term compensation, are closely aligned with our shareholders’ interests. The ECP, combined with our Share Retention Policy discussed below, encourages stock ownership and real investment in our Company.

For 2009, the average proportion of long term incentive compensation opportunity provided in the form of equity versus cash for our NEOs (other than our Former CEO) was as follows:

In 2009, our Former CEO’s target long term opportunity was comprised of 50% cash and 50% equity due to the Committee’s determination not to grant him an ECP award.

The Committee periodically reviews and adjusts the mix between short term and long term incentive compensation opportunities and between cash and non-cash opportunities based on (1) benchmarking and other external data, (2) recommendations from its independent compensation consultant and (3) recommendations from our CEO and Senior Vice President, Human Resources.

Indirect Pay

Indirect pay includes:

•	Benefits (broad-based benefit programs);

•	Deferred Compensation Plan (“DCP”);

•	Pension Plan and Supplemental Retirement Plan (“SRP”) for certain eligible executives; and

•	Personal benefits (our perquisite program).

Our executives participate in Company-sponsored benefit programs, many of which are broadly available to our employees. We also maintain other benefit and perquisite programs for our senior management. The Committee’s independent compensation consultant has advised that these programs are in line with market practice.

Program Components and Policies

Salaries

The Committee reviews the salaries of our CEO and other senior executives, including our other NEOs, annually. For 2009, salaries for our senior executives, including our Former CEO and other NEOs, were not increased based on business conditions and outlook at that time and the Committee’s determination that the salaries of our senior executives were in line with market reference. In 2009, the Board, upon the recommendation of the Committee, approved the base salary initially established for our Former CEO and our Current CEO (as described in more detail below). The Committee also approved the base salaries of new executive officers in line with market reference.

Annual Incentive Plan (“AIP”)

General: The Company maintains the AIP for our NEOs and certain other employees. Payouts under the plan, which are awarded under our shareholder-approved 2000 Stock Award and Incentive Plan, depend on the achievement of specific quantitative and strategic enterprise (i.e., Company-wide) performance goals, along with individual contribution toward the enterprise results based on business unit or functional goals. Each executive has the opportunity to earn up to 200% of his or her target AIP award for significantly above target or superior performance or lower than target (or no) annual incentive compensation for below target performance. For 2009, the Committee approved the AIP targets (stated as a percentage of base salary) as follows:

Level	Bonus Target
Chief Executive Officer	120%
Group Presidents and Executive Vice Presidents	80%*
Senior Vice Presidents	60%
Vice President & Controller (former Interim CFO)	50%

*

At the initiation of our Group President, Fragrances, his 2009 AIP bonus target percentage of base salary was reduced to 60% (and the bonus target percentage of base salary for all Fragrance business unit AIP participants was also reduced) for purposes of budgetary cost savings within the Fragrance business unit.

Goal Setting Process: Each fiscal year, our CEO proposes and reviews with the Board our Company’s annual and long term financial goals, operational plans and strategic initiatives for the Board’s discussion and ultimate approval. The CEO and the Senior Vice President, Human Resources then recommend to the Committee the AIP enterprise performance metrics, which we call our “scorecard”, and the Committee consults with its independent compensation consultant before it approves the “scorecard”.

2009 Goals: For 2009, the AIP “scorecard” consisted of four enterprise financial goals weighted at 70% of total target opportunity and three non-financial strategic goals weighted at 30% of total target opportunity. The following table lists the Company’s 2009 financial metrics and non-financial goals, their respective weightings and the 2009 result versus target:

Performance Criteria	Weighting	Result (% Target)
Financial goals
Sales growth in local currency	20%	73%

Earnings before interest and taxes (represented as profit margin as a percentage of sales)	20%	100%
Return on invested capital	20%	0%

Working capital	10%	200%

Subtotal Weighted Result	70%	54.5%

Non-Financial Goals
Customers • Sales growth with target customers • Category market growth • Improvements in service performance and product quality	10%	59%
People • Managing and developing workforce	10%	11%
Innovation • Research and development projects • Improvements in our supply chain, production planning and customer service	10%	94%
Subtotal Weighted Result	30%	16.4%

Grand Total	100%	70.9%

“Financial Governor”	—	N/A

Final Award	—	70.9%

Overall Company AIP Performance

Our actual performance against our 2009 AIP enterprise scorecard’s financial objectives was 70.9%, as set forth in the table above. In establishing AIP financial objectives and in determining actual achievement against financial goals, the Committee eliminates the impact of certain discrete non-core costs (net of related benefits realized during the period). This is done by the Committee in order to focus performance goals and achievement against goals on our core operating results. For 2009, the AIP financial goals and actual achievement against these financial goals therefore have excluded approximately $17 million of after-tax non-core restructuring costs (net of savings) and costs associated with the change in CEO. The Committee also excluded the effects associated with a revised reporting methodology regarding non-U.S. research and development credits in order to provide consistency with the manner in which the goals were set.

Financial Goals Primary Objectives

The financial goals were selected for the following reasons:

•	Local currency sales growth helps to encourage both share and market expansion.

•	A margin goal of earnings before interest and taxes helps to ensure that such share or market expansion is profitable and produces a significant level of cash flow.

•	A return on invested capital goal encourages executives to achieve appropriate returns for capital employed.

•

Working capital was added as a financial goal for 2009 AIP as improvement was needed to support better operating cash flows. For this purpose, we define working capital as inventories, trade accounts receivable less trade accounts payable.

The first three financial goals set forth in the table above were assigned a greater weight than the working capital financial goal because the Committee believes that they are the most relevant measures of overall annual Company performance and are key to driving sustained long term growth. The Committee believes that these financial performance criteria, which are derived from the Board-approved goals for our Company, are critical measures of our operating success and are strongly aligned with shareholder interests. For 2009, the specific target levels for each financial objective were based on improvement versus actual 2008 results. Each of the target levels were established in light of the difficult economic environment and its expected impact on our operating results. Achievement of the targets would represent a significant step towards achieving the Company’s previously announced long term strategic financial goals of growing local currency sales by 4% per year, improving operating margins to 18% of sales and growing earnings per share on average by 10+% per year.

Non-Financial Goals Primary Objectives

The non-financial goals, which are less quantitative and more subjective, were designed to influence and reward performance on particular operational matters on which day-to-day efforts directly impact business results and our organization’s longer-term strategic success. These criteria are also key measures for evaluating our annual progress against our long term corporate strategic plan of winning new business with major customers and increasing profits in targeted geographic areas or business categories.

Financial Performance “Governor”

If performance against the financial objectives is under target in the aggregate, performance against non-financial strategic objectives may not exceed the aggregate financial performance achieved. In 2009, performance for the financial objectives, weighted at 70% of the total, paid out at 54.5% whereas the non-financial objectives, weighted at 30% of the total, paid out at 16.4%. Therefore, the “governor” did not apply and the aggregate results generated a total payout of 70.9%.

Minimum Funding

Failure to meet the threshold level of performance overall in the aggregate will generally result in no AIP award for that year; provided, however, that the Committee may, under certain circumstances, exercise discretion and pay out an award.

Individual AIP Award and Discretionary Bonus Determination

The AIP payout for 2009 for the NEOs, based on the actual achievement of financial and non-financial strategic objectives and individual performance factors, is discussed in greater detail under the heading Grants of Plan-Based Awards. The 2009 AIP payout for Mr. Berryman, Ms. Ford and Mr. Meany was 70.9% of their respective individual targets, and the same percentage payout was made to Ms. Cantlon on a pro-rated basis based on her period of employment during 2009. The 2009 AIP payout for Mr. Vaisman and Mr. Mirzayantz was 100% and 43.6% of their respective targets. Mr. Vaisman’s AIP payout was higher than the 70.9% enterprise payout as a result of the performance of the Flavors Business Unit. Mr. Mirzayantz’s AIP payout was lower than the 70.9% enterprise payout as a result of the Fragrance Business Unit not achieving its performance objectives. Mr. O’Leary’s 2009 payout was 53.2% of his target, which reflects both his performance against individual objectives and the fact that in April 2009 the Committee awarded him a special one-time bonus as described below. In accordance with their separation agreements described below under the heading Termination of Employment and Change in Control Arrangements—Other Separation Arrangements, the payouts to each of Mr. Amen and Mr. Heaslip, whose employment terminated during 2009, were each based on the 70.9% enterprise payout but were pro-rated to reflect the number of days each served as an employee during 2009.

In addition to the AIP payouts described above, the Committee approved certain discretionary bonus amounts. The Committee approved a one-time cash bonus of $100,000 to Mr. Berryman as a sign-on bonus upon his hire. The Committee also approved a discretionary bonus payment of $76,893 to Mr. Mirzayantz in recognition that, in spite of global economic and market conditions and their impact on the Company’s fine fragrance business, certain Fragrance Business Unit categories, such as Functional Fragrances and Beauty Care, performed well across a broad range of geographies, with important new wins in Fabric Care and Personal Wash and strong performance by both Hair Care and Toiletries categories. In addition, in April 2009, the Committee approved a bonus payment of $100,000 to Mr. O’Leary for his service as Interim CFO during 2009.

For the five AIP plan years from 2005 to and including 2009 the actual overall corporate percentage payout under the AIP against the annual performance goals ranged from 0% to 113%, with an average payout of 67.1% of target over the five year period. During this period, our local currency sales grew at a compound annual growth rate of approximately 3%. The global financial crisis that occurred during 2008-2009 negatively impacted many companies’ results, and IFF was no exception. As a result, our return on invested capital (excluding extraordinary or special items such as restructuring charges, pension curtailment loss, employee separation costs material gains on disposition of assets, and certain one-time tax benefits) decreased from 14.9% to 12.1%, while our operating profit (excluding the foregoing extraordinary or special items) decreased from 17% to 15.1% during the 2004-2009 period. Our core working capital improved significantly over the five year period, declining from 36.9% of annualized quarterly sales to 31.1% by the end of 2009.

Long Term Incentive Plan (“LTIP”)

In 2009 we continued to grant LTIP awards to our senior executives, including our NEOs. New award grants cover the 2009-2011 performance period and payouts under the plan made in early 2010 cover the 2007-2009 performance period. Grants and payouts under the plan are awarded under our shareholder-approved 2000 Stock Award and Incentive Plan. The Committee believes that commencing a new 3-year LTIP cycle each year helps (i) to provide a regular opportunity to re-evaluate long term measures, (ii) to align goals with the ongoing strategic planning process; and (iii) to reflect changes in our business priorities and market factors.

2009-2011 LTIP Grant

For the 2009-2011 LTIP performance cycle, each senior executive, including our NEOs, was granted an LTIP award target stated as a percentage of base salary as follows:

Level	LTIP Target as % Salary
Chief Executive Officer	200%
Executive Vice Presidents & Group Presidents	80%
Senior Vice Presidents	60%
Vice President & Controller (former Interim CFO)	50%

For the 2009-2011 performance cycle, the LTIP performance categories and their respective weightings are:

	Percentage Weighting of Earnings Per Share (EPS) Growth out of the Total LTIP Cycle	Percentage Weighting of Total shareholder return (TSR) relative to the S&P 500* out of the Total LTIP Cycle	Total Weighting of Segment out of the Total LTIP Cycle
2009 Segment (Year 1)	12.5%	12.5%	25%
2010 Segment (Year 2)	12.5%	12.5%	25%
2011 Segment (Year 3)	12.5%	12.5%	25%
Cumulative Segment (2009-2011)	0%	25%	25%
Total LTIP Cycle	37.5%	62.5%	100%

*

The Committee’s independent compensation consultant measures changes in stock price plus dividends paid (assuming the dividends are reinvested) for the S&P 500 companies over the performance period. The market price for purposes of calculating the TSR of the Company and the S&P 500 on each year-end or cycle-end date was or will be determined based on the average closing price per share of each company’s common stock over the period of 20 consecutive trading days preceding that date, as reported by a reputable reporting service.

The Committee continues to believe that growth in earnings per share is a key indicator for measuring improvement in our long term shareholder value. For 2009, the EPS growth target was established in light of the difficult economic environment and its expected impact on our operating results. EPS growth overall weighting within the 2009-2011 performance cycle is discussed in more detail below. The Committee also believes that TSR as compared to other public companies in which shareholders may choose to invest is a good indicator of our overall long term performance, and directly ties our executives’ compensation opportunity to our share price appreciation and dividend payments relative to a major large-cap index.

The 2009-2011 LTIP performance cycle is administered in four performance segments: Year 1, Year 2, Year 3, and Cumulative as indicated in the table above. For each of the first three annual performance segments, the EPS goal and the TSR goal each carry an equal annual weighting. For the Cumulative segment, the TSR goal carries 100% weight. Due to the unsettled economic environment when the 2009-2011 LTIP objectives were established and the difficulty of setting a 3-year EPS goal in that environment, the Committee decided to eliminate the cumulative 3-year period measurement for EPS, as compared with the prior LTIP cycle. EPS goals for each annual segment are established by the Committee during the first quarter of the applicable year.

Given the difficulty in setting long term goals in the current economic environment, the Committee continues to believe that the segmentation of each three year LTIP cycle provides the Committee the opportunity to review LTIP goals year-to-year in order to align more closely with the Company’s updated strategic planning processes.

For the 2009 segment of the 2009-2011 LTIP cycle, the relative minimum and maximum achievement levels were set as follows:

Criteria	Minimum (25%)	Target (100%)	Maximum (200%)
EPS Growth	90% of fiscal year target	Each fiscal year target	110% fiscal year target
TSR vs S&P 500	35th percentile	55th percentile	75th percentile

Results below minimum for a specific year or cumulatively in the case of TSR result in no awards for that performance component.

For the 2009-2011 cycle, the minimum performance level for TSR was reduced from the 40th percentile in prior cycles to the 35th percentile for this cycle. The Committee believes that due to the current volatility in the equity markets, providing a broader performance range may help mitigate the effects of extreme volatility of the Company’s stock.

For the 2009-2011 performance cycle, the Committee determined that 50% of the value of any payouts would be paid in cash and 50% would be paid in full value shares. This is consistent with payout ratios for the 2007-2009 and 2008-2010 LTIP cycles. The Committee believes that paying 50% of the LTIP value in full value shares creates a stronger alignment between executives and shareholders and provides additional incentive for executives to achieve superior Company performance and produce share price appreciation over the three-year cycle. The number of shares of Company stock for the 50% portion that would be paid in stock is determined at the beginning of the cycle, based on $30.60 per share, the closing market price on January 2, 2009, the first stock trading day of the cycle. At the conclusion of each performance segment, the dollar value and number of shares is “banked” based on the performance of that segment. When the three-year cycle is concluded and the LTIP payouts are approved by the Committee, the cumulative dollar value and cumulative number of full value shares are paid to the executive.

The Committee currently anticipates that the same payment structure and financial performance metrics will be utilized under the 2010-2012 LTIP.

Earned Awards under 2009-2011 LTIP and 2008-2010 LTIP

For the 2009 segment of the 2008-2010 LTIP cycle, the EPS of $2.67 was below threshold and resulted in no award being earned under the EPS criterion. For the 2009 segment of the 2009-2011 LTIP cycle, the EPS of $2.67 was at 135% of target. Our TSR was positioned at the 60th percentile versus the S&P 500 which represents 125% of target. As a result, the LTIP award earned and “banked” for the 2009 segment of the 2008-2010 LTIP cycle was equal to 62.5% of target whereas the LTIP award earned and “banked” for the 2009 segment of the 2009-2011 LTIP cycle was equal to 130% of target.

2007-2009 LTIP Payouts

Performance and related payout of awards relative to target under the 2007-2009 LTIP cycle were determined based on the following minimum and maximum achievement levels for the cycle, which levels were established at the beginning of the cycle, and were calculated on a straight-line basis:

Criteria	Minimum (25%)	Target (100%)	Maximum (200%)
EPS Growth	70% of fiscal year target	Each fiscal year target	130% fiscal year target
TSR vs S&P 500	40th percentile	55th percentile	75th percentile

The overall payout for the 2007-2009 LTIP performance cycle of 90.6% was based on the following EPS and TSR results against objectives, as determined by the Committee in February 2010. For each segment in the LTIP cycle, EPS and TSR are weighted equally.

Segment	Segment Weighted EPS Result	Segment Weighted TSR Result	Combined Segment Weighted Result	Segment Weighting	Overall Result
2007	100.0%	30.0%	130.0%	25.0%	32.5%
2008	100.0%	42.5%	142.5%	25.0%	35.6%
2009	0.0%	62.5%	62.5%	25.0%	15.6%
Cumulative	0.0%	27.5%	27.5%	25.0%	6.9%

Total					90.6%

The LTIP payout for the 2007-2009 cycle for the NEO group, based on the actual achievement of quantitative objectives, is discussed in greater detail following the Grants of Plan-Based Awards Table. The payout for the 2007-2009 LTIP cycle was 90.6% as described above. In establishing LTIP EPS growth objectives and in determining actual achievement against that objective, the Committee eliminates the impact of certain discrete non-core costs (net of related benefits realized during the period), on a consistent basis and for the same reason as discussed above under “Overall Company AIP Performance”. During the 2007-2009 LTIP cycle, adjusted EPS (excluding extraordinary or special items such as restructuring charges, pension curtailment loss, employee separation costs, material gains on disposition of assets and certain one-time tax benefits) grew 16%.

For the LTIP cycles that concluded in 2005 through and including 2009, the actual overall corporate percentage payout under the LTIP against those long term cycle performance goals ranged from 45.5% to 115.3%, with an average payout of 92.5% over the five LTIP cycles.

Equity Choice Program and Other Equity Awards

In 2009, we continued the ECP for our senior executives under our 2000 Stock Award and Incentive Plan. Under the ECP, participants, including all of our NEOs, may choose from three types of equity award grants—purchased restricted stock (“PRS”), stock settled appreciation rights (“SSARs”), and restricted stock units (“RSUs”)—defined as follows:

•

PRS - PRS are restricted shares of the Company’s stock which an ECP participant may purchase at a 50% discount off the closing market price on the grant date. PRS shares vest and become unrestricted generally on the third anniversary of the grant date (although, as discussed below, PRS shares granted in 2009 vest sooner). During the restricted period, a PRS holder has the same rights as an ordinary shareholder including the right to vote and non-preferential dividend rights. An ECP participant who chooses PRS is required to fund the purchase of PRS from his or her own financial resources, thereby putting the executive’s personal finances at risk.

•

SSARs - SSARs are essentially a contractual right to receive the value, in shares of Company stock, of the appreciation in the Company’s stock price from the SSAR grant date to the date the SSAR is exercised by the participant. SSARs provide upside potential and alignment with shareholders because SSARs have no value if the stock price remains the same or decreases after the grant date. SSARs generally vest and become exercisable on the third anniversary (although, as discussed below, SSARs granted in 2009 vest sooner), and expire on the seventh anniversary, of the grant date. SSARs do not require a financial investment by the SSAR grantee.

•

RSUs - RSUs are the Company’s promise to issue unrestricted shares of the Company’s stock on the vesting date. RSUs granted under the ECP generally vest on the third anniversary of the grant date (although, as discussed below, RSUs granted in 2009 vest sooner). RSUs continue to have value even when the stock price remains the same or declines and do not require a financial investment by the RSU grantee.

The Committee believes that by offering executives a choice as to the form of their equity awards, the ECP will better address their individual needs regarding financial planning, stage of career and risk profile. In addition, the Committee believes that the approximately three-year vesting period for the various forms of equity is consistent with a goal of executive retention and is an attractive tool for recruiting, motivating and retaining executive talent and encourages alignment with shareholders by reinforcing real investment and ownership by our executives.

Under the ECP, each participant may choose among the three types of equity up to the participant’s total award value. The specific award value granted is determined by the Committee considering factors such as individual performance and overall contribution to the enterprise, future potential of the executive, need for retention and relevant market long term and total compensation levels.

An ECP participant may elect to receive his or her total dollar award in increments of 10% across the three forms of equity with a maximum allocation to RSUs of 50% of such total award value. A participant’s dollar award value is converted into PRS, SSARs and/or RSUs on the grant date based on the participant’s election, with the three forms of awards being “risk-adjusted” upwards or downwards to reflect the varying degree of risk to the participant with each form, as described above. PRS shares, which are considered the most risky, carry a 120% weight, SSARs, which are considered medium risk, carry a 100% weight and RSUs, which are considered the least risky, carry a 60% weight. The Committee approved these risk adjustments at the program’s inception with input from its independent compensation consultant and did not change them in 2009. As an example of how the risk adjustment works, if an ECP participant’s total dollar-denominated award value is $100,000 and he or she elects 100% of the award in PRS, then the total award value used to determine the number of PRS shares to be granted on the grant date is $120,000 ($100,000 x 120% PRS adjustment factor). ECP participants must make their elections prior to the grant date, and once an election is made it may not be changed.

The following table shows the ECP dollar award value allocated to each NEO during 2009 as well as the percentage and risk-adjusted dollar value of each type of equity elected by each NEO:

NEO Position	Name	Total ECP Dollar Award Value	PRS ($ amount reflects 120% “risk adjustment”)		SSARs ($ amount reflects 100% “risk adjustment”)		RSUs ($ amount reflects 60% “risk adjustment”)
			%	$	%	$	%	$
Executive Vice President	Kevin C. Berryman	$400,000	20%	$96,000	80%	$320,000	0%	$0
and Chief Financial Officer
Group President,	Nicolas Mirzayantz	$600,000	70%	$504,000	30%	$180,000	0%	$0
Fragrances
Group President, Flavors	Hernan Vaisman	$600,000	60%	$432,000	0%	$0	40%	$144,000
Executive Vice President,	Beth E. Ford	$450,000	40%	$216,000	60%	$270,000	0%	$0
Head of Supply Chain
Senior Vice President	Dennis M. Meany	$400,000	100%	$480,000	0%	$0	0%	$0
General Counsel and Secretary
Senior Vice President,	Angelica T. Cantlon	$150,000	100%	$180,000	0%	$0	0%	$0
Human Resources
Vice President and	Richard A. O’Leary	$200,000	20%	$48,000	80%	$160,000	0%	$0
Controller
Former Senior Vice	Steven J. Heaslip	$300,000	0%	$0	100%	$300,000	0%	$0
President, Human Resources

All of the above grants were within the ECP dollar value range for each participant’s compensation grade level, as previously approved by the Committee. We did not make an ECP grant in 2009 to our Former CEO.

The Committee decided for the first time in 2009 to allow ECP participants who choose to acquire PRS shares to fund their purchases either by paying cash or by tendering previously owned unrestricted shares of the Company’s Common Stock. In the past, participants could acquire PRS shares only by paying cash. In deciding to allow participants to pay for PRS shares by tendering shares of Company stock, the Committee took note of the fact that certain ECP participants elected to purchase PRS shares in each of 2006, 2007 and 2008, since the ECP was implemented, and in each case paid cash for such purchases, thus requiring a large total cash outlay by the participant. The Committee wanted to encourage continued purchases of PRS shares by ECP participants. However, the Committee recognized that certain ECP participants might not have been able to pay more cash in 2009 to invest in additional PRS shares or they would have needed to sell Company shares they already owned to fund their additional PRS purchases. Therefore, the Committee decided to allow the purchase price for PRS shares to be paid by tendering fully owned shares of the Company’s stock.

In addition to their ECP awards, the Committee also awarded Mr. Berryman 16,404 RSUs as a sign-on grant and Mr. O’Leary 5,000 RSUs as compensation for his service as Interim CFO. The grant to Mr. Berryman vests 20% per year for five years and the grant to Mr. O’Leary fully vests on the third anniversary of the grant date.

The equity award grants to each NEO are identified in the Grants of Plan-Based Awards Table.

Equity Grant Practices

The Committee, at its regularly scheduled meeting on March 9, 2009, approved the 2009 ECP values allocated to each executive (other than Mr. Berryman and Ms. Cantlon) and the grants to be made on May 27, 2009. On April 14, 2009, the Committee approved Mr. Berryman’s ECP value. On July 27, 2009, the Committee approved Ms. Cantlon’s ECP value and also approved the grants to be made to Mr. Berryman and to her on August 27, 2009. For senior executive new hire awards, the Committee approves the ECP grant value generally upon their hire with the grant approved to take place after the newly hired executive begins employment with us. The period of time between approval of ECP values and the actual grant date is used to allow ECP participants time to make their irrevocable ECP elections and to arrange finances for the purchase of PRS.

Since the inception of the ECP program in 2006, the Committee approves ECP values at its regularly scheduled meeting in March and at the same time approved ECP grants to be made on the date of the Company’s Annual Meeting of Shareholders. However, the Committee noted that ECP grants made to our NEOs in 2006, other than the grant made to our Former CEO, would vest in May 2009, on the third anniversary of the grant date. Therefore, in order to allow ECP participants to use previously owned Company shares to purchase PRS shares, the Committee decided to make the ECP grants to then serving executives on May 27, 2009, rather than the date of the 2009 Annual Meeting of Shareholders. In addition, in order to enable participants to use vested PRS shares to acquire new PRS shares in 2012, the Committee determined to have all ECP grants made in 2009, including the PRS and other ECP grants made to new executives, vest on March 27, 2012, which is less than three years from the grant date. The Committee expects to continue this grant process in 2010 and in the future.

Stock Ownership and Share Retention Policy

We encourage our executives to own Company stock so that they share the same long term investment risk as our shareholders. Under our Share Retention Policy, executives must retain a portion of any shares of stock acquired under our equity award plans. The percentage of “net gain shares” required to be retained varies from 25%, for designated senior executives, to 50% for our CEO and our other NEOs. “Net gain shares” are the shares remaining from a stock option or SSAR exercise after payment of the exercise price and taxes, or the shares remaining after payment of taxes on the vesting of PRS or RSUs. Any Company shares sold or traded by an executive to fund PRS purchases under the ECP are not subject to the share retention requirement.

Once an executive reaches a targeted ownership level of our common stock, he or she is exempt from further share retention requirements so long as he or she maintains that targeted ownership level. The targeted ownership levels are the lesser of five times base salary or 120,000 shares for the CEO, the lesser of three times base salary or 35,000 shares for our Business Unit Presidents and Executive Vice Presidents and the lesser of two times base salary or 20,000 shares for our Senior Vice Presidents and Controller. The dollar value of shares held is calculated based on the Company’s stock price and the value of cash or shares used to acquire PRS.

In 2009, our Committee amended our Share Retention Policy (a) to reduce the targeted ownership level for our Business Unit Presidents and Executive Vice Presidents and certain other senior executives and (b) to identify a minimum fixed number of shares for each position and to allow each executive the option of owning the lesser number of shares based on a salary multiple or the minimum fixed number of shares applicable to his or her position. The Committee also eliminated a provision in our Share Retention Policy which previously allowed executives who are at least 60 years old to reduce their shareholdings by 20% per year until their retirement and a provision which stated that if an executive did not satisfy the share retention requirements, he or she may not be granted additional equity awards. The changes approved by our Committee were based on the input of its independent compensation consultant and were more consistent with the consultant’s review of market practices. They were also designed to provide executives more flexibility in personal financial planning, yet continue to maintain ongoing and substantial investment in Company stock.

At year end 2009, all NEOs were subject to continued share retention requirements, other than Mr. Mirzayantz and Mr. Meany, who had satisfied the targeted ownership level. Additional detail regarding ownership of our common stock by our executives is included in the Beneficial Ownership Table.

Defined Benefit Pension Plan and Supplemental Retirement Plan (“SRP”)

Certain senior executives, including Mr. Meany, a NEO, were grandfathered under our defined benefit pension plan, which, as of January 1, 2006, was closed to new employees and which, as of December 31, 2007, was frozen for all participants who did not meet a combined age and years of service total of 70. Those employees who were not grandfathered under the plan, including all of our other NEOs, became eligible to participate in an enhanced 401(k) plan.

The retirement benefits under our tax-qualified defined benefit pension plan for participants, including Mr. Meany, may be limited under IRS rules covering tax-qualified retirement plans. We have a non-qualified SRP to pay that part of an executive’s retirement benefit that, because of the IRS limitations, cannot be paid under the tax-qualified pension plan. Benefits are calculated under the SRP in the same manner as the tax-qualified pension plan. The Committee believes that the full retirement benefit earned by an executive under our retirement benefit formula should be paid without reduction and that a supplemental plan is common in the industry and important to retain our senior executives.

We do not have a policy regarding the crediting of additional years of service under our SRP. However, as described under the heading Termination of Employment and Change in Control Arrangements, additional years of service may be credited to a participant in connection with certain terminations within two years following a change in control. Our rationale for granting this additional credit is consistent with our rationale for other enhanced severance benefits offered in connection with a change in control as described under the heading Executive Separation Policy (“ESP”) below. In addition, on a case-by-case negotiated basis, from time to time, executives may be credited with additional years of service. One NEO, Mr. Heaslip, our former Senior Vice President, Human Resources, was credited with five additional years of service as negotiated by him when he first became employed by the Company in 2001.

Deferred Compensation Plan (“DCP”)

We offer to U.S.-based executives an opportunity to participate in DCP, as a cost-effective benefit that enhances the competitiveness of our compensation program. The DCP provides participants with a way to delay receipt of income and thus income taxation until a future date. When deferred, the amount of compensation is not reduced by income taxes, and the executive can choose to have this “pre-tax” amount deemed invested in one or more notional investments that generally track investment funds offered under our 401(k) savings plan. Although the executive will eventually owe income taxes on any amounts distributed from the DCP, the ability to invest on a “pre-tax” basis allows for a higher ultimate after-tax return. By providing a wealth-building opportunity through the DCP, we are better able to attract and retain executives to the Company.

Through the DCP, we also provide the same level of matching contributions to executives that would be made under our 401(k) savings plan but for limitations under U.S. tax law. We also use the DCP to encourage executives to acquire deferred IFF stock that is economically equivalent to ownership of our stock but is on a tax-deferred basis. If an executive elects to defer receipt of cash compensation and invests it in credits of deferred Company stock under the DCP, we credit an additional 25% of the amount deferred in the executive’s deferred

Company stock account contingent on the executive remaining employed by the Company (other than retirement) for the full calendar year following the year when such credit is made. We do this to encourage executives to be long term owners of a significant equity stake in IFF, to foster an entrepreneurial culture, a close alignment between the interests of executives and those of shareholders and a deeper commitment to IFF.

IFF’s costs in offering the DCP consist of the time-value of money costs, the cost of the matching contribution that supplement the 401(k) savings plan, the 25% premium for cash deferrals into deferred Company stock and administrative costs. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive. If notional investments within the DCP increase in value, the amount of our payment obligation will increase. This treatment limits our costs to the time-value of money cost resulting from our paying income tax on the returns of our direct investments earlier than the time at which we are able to claim tax deductions by paying out the deferred compensation. Our supplemental matching contributions and premiums on cash deferrals into deferred stock for NEOs are reflected in the Summary Compensation Table and in the All Other Compensation Table.

Perquisite Program

The perquisites program offers non-monetary benefits that are competitive and consistent with the marketplace as determined through a market study conducted by our independent compensation consultant in 2008. Under the perquisites program, executives are eligible to receive certain benefits including:

•

Company car or car allowance: The CEO and the other NEOs are eligible to obtain a Company-provided automobile once every 3 years. Other senior executives are eligible to be provided a Company leased car (chosen from a selected list) or a car allowance;

•	Annual physical exam (once every 12 months);

•	Financial planning (up to approximately $10,000 per year);

•	Tax preparation and estate planning (up to $4,000 over a 3 year period); and

•	Health club membership (up to $3,000 annually).

As part of his employment agreement our Former CEO was entitled to receive a $25,000 annual allowance for financial planning, tax preparation and estate planning services, rather than the above limits. The Company also paid our Former CEO’s dues for a luncheon club in Manhattan, provided him with membership in a country club which was used by him for business purposes, and provided a car and driver for him in recognition of his varied business commitments and for business efficiency reasons.

The personal value of all perquisites (other than the annual physical examination) is reported as income to the individual and accordingly is subjected to tax. The Committee believes that the total value of our perquisites program is reasonable. Additional details concerning perquisites are included in the footnotes to the All Other Compensation Table.

Executive Separation Policy (“ESP”)

We provide severance and other benefits under our ESP to senior executives whose employment is terminated not for cause and not due to a voluntary termination. This policy helps us in competing with other companies in recruiting and retaining qualified executives. When recruiting an executive from another company, the executive in most cases will seek contract terms that provide compensation if his or her employment is terminated by us in cases in which the executive has not engaged in misconduct. The level of separation pay under the ESP is based on a tier system and each executive’s assigned tier is based on the executive’s grade level. All our NEOs other than Mr. O’Leary, our Vice President and Controller and former Interim CFO, are in Tier I. Mr. O’Leary is in Tier II. The specific separation pay by tier was determined by the Committee and developed with the assistance of its independent compensation consultant. We believe that the ESP provides a level of separation pay and benefits that is within a range of competitive practice of our peer group companies.

We provide separation pay and benefits under the ESP on the condition that, for specified periods following termination, the departed executive not compete with us, solicit our customers and employees, or take other actions that harm our business. In addition, having pre-set terms governing the executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives.

In line with what the Committee (with the assistance of its independent compensation consultant) understands is competitive practice, we provide a higher level of severance payments and benefits if the executive were to be terminated without cause or elects to terminate employment with good reason within two years after a change in control. These protections provide a number of important benefits. If a change in control event is developing, executives who lack these assurances may act to protect their own interests by seeking employment elsewhere. Change in control transactions take time to unfold, and a stable management team will help to preserve our operations and shareholder value either by preserving the sale value of IFF or, if no transaction is consummated, by ensuring that our business will continue without undue disruption. In addition, having change in control protections in place encourages management to consider, on an on-going basis, whether a strategic transaction could be advantageous to our shareholders—even a transaction that would yield control of IFF to a third party and result in job loss to the executive. We provide for acceleration of vesting of equity awards for ESP participants upon the occurrence of a change in control, without regard to whether the executive will be terminated. In this way, executives can realize value from their equity awards in the same way and at the same time as shareholders in connection with the change in control transaction, and thus these terms encourage executives to consider and support transactions that could benefit shareholders.

Some aspects of change in control protections can be expensive, particularly payments that offset the adverse tax consequences to the executive if the U.S. golden parachute excise tax is triggered. The Committee intends that the total cost of change in control compensation to the executive group, including the NEOs and additional executives covered by the ESP, would not exceed levels that are typical in acquisitions of large publicly-held companies and believes that such potential incremental amounts represent a reasonable cost to bear for the benefits to IFF and its shareholders resulting from having change in control protective provisions in place for executives.

In 2007, the Committee, on a prospective basis reduced the level of severance under the ESP in situations of termination not for cause and not involving a change in control. For Tier I eligible executives hired after October 22, 2007, severance was reduced from 24 to 18 months. For Tier II eligible executives hired after October 22, 2007, severance was reduced from 18 to 12 months. Of our NEOs, Mr. Berryman, Ms. Ford, and Ms. Cantlon, who each commenced employment after October 22, 2007, were impacted by these changes. An executive receiving benefits under the ESP must generally continue to be employed at the time of payment of an LTIP award or vesting of an equity award, except that an executive who is terminated during a three-year LTIP cycle may receive a pro rata payout for service during each segment in that cycle or who has outstanding unvested equity award(s) may be entitled to continued vesting of a pro rata portion of those award(s).

In the event relevant performance measures on which incentive payments are based are subsequently restated or otherwise adjusted in a manner that would reduce the size of a payment, the Committee would expect to seek recovery of or reduction in these incentive payments, but only if the Committee determines it appropriate under the particular circumstances, including misconduct, failure to exercise oversight, or other appropriate circumstances as may occur.

Additional details regarding our ESP are included under the heading Termination of Employment and Change in Control Arrangements. Additional details regarding the separation agreements we executed with Mr. Amen and Mr. Heaslip, which are consistent in all material respects with the Company’s Executive Separation Policy, and in Mr. Amen’s case his negotiated employment agreement, are included under the heading Termination of Employment and Change in Control Arrangements—Other Separation Arrangements.

Mr. Tough’s negotiated letter agreement provides him with a Tier I severance payment of 24 months versus the 18 months referenced above. This change was made as part of the negotiations to induce Mr. Tough to join the Company as its chief executive. These rights are described further under the heading Termination of Employment and Change in Control Arrangements—Other Separation Arrangements.

Executive Death Benefit Plan

The Company’s Executive Death Benefit Plan provides participants, including each of the NEOs, with a pre-retirement death benefit equal to the excess of twice the participant’s annual base salary (excluding bonus and other forms of compensation) above the death benefit provided by the Company’s basic group term life insurance plan for employees and retirees, less $50,000 of group coverage. The plan also provides a death benefit post-retirement, or pre-retirement after attainment of age 70, equal to twice the participant’s base salary (excluding bonus and other forms of compensation) for the year in which the participant retires or reaches the age of 70, assuming the participant was an executive officer, less $12,500 of group coverage for retired participants and less $50,000 for senior participants (those who have attained the age of 70 and remain employed with the Company).

Tax Deductibility

The Committee generally attempts to structure executive compensation to be tax deductible. However, the Committee also believes that under some circumstances, such as to attract or to retain key executives, to recognize outstanding performance or to take into account the external business environment, it may be important to compensate one or more key executives above tax deductible limits.

In 2009, all NEO compensation was tax deductible.

2010 Compensation Actions

In July 2009, with the assistance of its independent compensation consultant, the Committee reviewed the peer groups to be used for 2010 compensation decisions. The general selection, approach and criteria described above under Benchmarking will not change for 2010. However, based on its consultant’s recommendation, the Committee decided to delete six companies from the consumer product peer group and replace them with five new consumer product companies not previously included in that peer group; the Committee believes these new companies better meet the selection criteria described above. There were no changes made to the specialty chemical and flavoring companies peer group.

Compensation of our Current CEO

In conjunction with the change in management approved by our Board of Directors described above, upon recommendation of the Committee with the assistance of its independent compensation consultant, the Board approved the compensation package for our Current CEO, who entered into a letter agreement with us on September 14, 2009 and who assumed the position of non-executive Chairman on October 1, 2009 and the position of CEO on March 1, 2010.

The following outlines the key components of Mr. Tough’s compensation package:

•	Base salary of $1,200,000;

•	AIP target set at 120% of base salary ($1,440,000);

•	LTIP target set at 167% of base salary ($2,000,000);

•	ECP award for 2010 based on the range set by the Committee for our CEO;

•	A new hire ECP award of $750,000 granted upon assuming the role of CEO; and

•	A special bonus of $500,000 payable on July 1, 2010 to offset equity awards that were forfeited upon resigning his position at his former employer.

In addition, Mr. Tough receives generally the same benefits and perquisites as described above for our other NEOs.

Mr. Tough is covered under the Executive Separation Policy described above, except that, in certain circumstances he would be entitled to 24 months severance, in lieu of 18 months as would have been applicable to employees hired after October 22, 2007. In addition, he would not be entitled to a tax gross-up for severance upon a termination for change in control. Please see the discussion under the heading Termination of Employment and Change in Control Arrangements—Other Separation Arrangements for more information.

With the exception of setting Mr. Tough’s salary at $1,200,000 which was negotiated at the time of his hire, Mr. Tough’s 2010 compensation elements and levels are set at approximately the same level as our Former CEO. The Committee considered both the initial ECP grant and the cash payment to offset forfeited equity at his former employer to be reasonable inducements to retain Mr. Tough’s services as our Chairman and Chief Executive Officer.

For 2010, at target AIP and LTIP achievement levels, the components of total direct pay for our Current CEO are as follows:

The proportionately greater “variable” portion of compensation targeted for our Current CEO reflects his role and responsibility as our senior executive most accountable to our Board of Directors and shareholders for entity-wide performance.

For 2010, the proportion of long term incentive compensation opportunity provided in the form of equity versus cash for our Current CEO is as follows:

Directors’ Compensation

Our Committee reviewed the compensation of our non-employee directors in 2009 but did not recommend any changes. The current directors’ compensation program is described under the heading Directors’ Compensation.

2010 Compensation

We expect that the compensation programs for our senior executives will generally remain the same as described above in 2010. However, in early 2010, the Committee approved a one-year supplemental performance metric for the Company’s 2008-2010 LTIP cycle. The new supplemental metric relates to improvement in operating profit margin measured over the fiscal 2010 period as compared to 2009. The Committee established this supplemental metric to provide increased focus on the significance of driving improvement in operating profit margin, which continues to be an important factor in increasing long term shareholder value. The Committee decided to add this one-year supplemental financial target as a means of providing further targeted incentive for our senior management team to continue to deliver improved financial results under this metric, particularly in light of the global economic uncertainty which began in late 2008 and has continued through the current period.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee

J. Michael Cook (Chairman)

Marcello Bottoli
Alexandra A. Herzan
Burton M. Tansky

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was at any time during 2009 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Summary Compensation Table

The following Summary Compensation Table details compensation of the Company’s named executive officers during 2009 and, where applicable, 2008 and 2007.

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)(2)	Bonus ($) (d)		Stock Awards ($) (e)(3)(4)	Option Awards ($) (f)(3)(5)	Non-Equity Incentive Plan Compensation ($) (g)(6)(7)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(9)	All Other Compensation ($) (i)(10)	Total ($) (j)
Kevin C. Berryman Member, Temporary Office of the Chief Executive Officer (from October 1, 2009 until February 28, 2010) and Executive Vice President and Chief Financial Officer (since May 15, 2009)(11)	2009	314,423	100,000	(12)	947,584	279,275	415,683	0	182,795	2,239,760

Nicolas Mirzayantz Member, Temporary Office of the Chief Executive Officer (from October 1, 2009 until February 28, 2010) and Group President, Fragrances(11)	2009 2008 2007	475,000 475,000 440,000	76,893 0 0	(13)	693,987 589,581 671,988	165,118 110,144 0	245,030 253,073 530,820	22,246 49,489 121,672	96,846 99,539 63,329	1,775,120 1,576,826 1,827,809

Hernan Vaisman Member, Temporary Office of the Chief Executive Officer (from October 1, 2009 until February 28, 2010) and Group President, Flavors(11)	2009 2008	450,000 450,000	0 0		742,045 314,987	0 317,740	473,625 434,397	0 0	89,213 72,222	1,754,883 1,589,346

Beth E. Ford Executive Vice President, Head of Supply Chain	2009	500,000	0		415,997	247,677	416,829	0	77,362	1,657,864

Dennis M. Meany Senior Vice President, General Counsel and Secretary	2009 2008 2007	414,000 410,500 400,000	0 0 0		604,199 509,243 509,981	0 0 0	262,887 324,716 540,840	113,943 291,110 216,314	105,297 97,473 79,895	1,500,326 1,633,042 1,747,030

Angelica T. Cantlon Senior Vice President, Human Resources (since August 10, 2009)	2009	124,182	0		313,864	0	78,870	0	5,283	522,199

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)(2)	Bonus ($) (d)		Stock Awards ($) (e)(3)(4)	Option Awards ($) (f)(3)(5)	Non-Equity Incentive Plan Compensation ($) (g)(6)(7)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(9)	All Other Compensation ($) (i)(10)	Total ($) (j)
Richard A. O’Leary Interim Chief Financial Officer (from July 31, 2008 until May 14, 2009) and Vice President and Controller (since June 1, 2009)	2009 2008	275,000 275,000	100,000 30,250	(14)	262,491 209,678	146,769 37,655	115,421 122,112	0 0	32,600 23,374	932,281 698,068

Robert M. Amen Chairman and Chief Executive Officer (until September 30, 2009)	2009 2008 2007	750,000 1,000,000 1,000,000	0 0 0		1,000,000 1,000,000 2,979,990	0 1,506,321 0	1,179,247 2,345,500 2,792,068	0 0 0	5,159,410 409,024 270,295	8,088,657 6,260,845 7,042,353

Steven J. Heaslip Senior Vice President, Human Resources (until June 30, 2009)	2009	187,500	0		112,500	275,196	121,539	38,796	1,497,997	2,233,528

(1)

The amounts in this column related to 2009 include the following amounts deferred under the DCP: Mr. Berryman: $27,083; Mr. Mirzayantz: $0; Mr. Vaisman: $36,000; Ms. Ford: $40,000; Mr. Meany: $82,800; Ms. Cantlon: $0; Mr. O’Leary: $0; Mr. Amen: $90,000; Mr. Heaslip: $28,125.

(2)

The amounts in this column related to 2009 include the following amounts deferred under the Retirement Investment Fund Plan (401(k)): Mr. Berryman: $5,500; Mr. Mirzayantz: $14,700; Mr. Vaisman: $19,720; Ms. Ford: $16,500; Mr. Meany: $14,907; Ms. Cantlon: $0; Mr. O’Leary: $16,500; Mr. Amen: $22,000; Mr. Heaslip: $11,320.

(3)

The amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2009, calculated in accordance with FASB ASC Topic 718. Amounts in these columns reported for 2008 and 2007 have also been restated to reflect the aggregate grant date fair value of equity awards granted during those years. Details on and assumptions used in calculating the grant date fair value of RSUs, PRS, SSARs, options and LTIP equity incentive compensation may be found in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2010.

The grant date fair value attributable to the 2009-2011 LTIP cycle awards reported in column (e) pertains to the 50% portion of those awards that will be payable in IFF stock if the performance conditions are satisfied and is based on the probable outcome of such conditions. The value of these awards at the grant date if the maximum level of performance conditions were to be achieved is as follows: Mr. Berryman, $400,000; Mr. Mirzayantz, $380,000; Mr. Vaisman, $360,000; Ms. Ford, $400,000; Mr. Meany, $248,400; Ms. Cantlon, $152,250; Mr. O’Leary, $137,500; Mr. Amen, $2,000,000; Mr. Heaslip, $225,000. The actual number of shares earned by the NEOs for the completed 2007-2009 LTIP cycle, for the 2009 segment of the 2008-2010 LTIP cycle, and for the 2009 segment of the 2009-2011 LTIP cycle can be found in the narrative following the Grants of Plan Based Awards Table under the heading Long-Term Incentive Plan (LTIP).

(4)

The following named executive officers paid the following amounts for shares of PRS in fiscal year 2009, which in each case was 50% of the closing stock price on the date of grant: Mr. Berryman: $95,982 for 5,322 shares; Mr. Mirzayantz: $503,987 for 33,070 shares; Mr. Vaisman: $431,993 for 28,346 shares; Ms. Ford: $215,997 for 14,173 shares; Mr. Meany: $479,999 for 31,496 shares; Ms. Cantlon: $179,989 for 9,980 shares; Mr. O’Leary: $47,991 for 3,149 shares. As discussed in the Compensation Discussion and Analysis, participants in our Equity Choice Program are permitted to satisfy the purchase price of PRS shares by tendering shares of IFF stock. Mr. Mirzayantz, Mr. Vaisman, Mr. Meany, and Mr. O’Leary tendered shares in full or partial satisfaction of the purchase price for PRS shares granted to them in fiscal 2009. During 2009, Mr. Amen forfeited 15,219 PRS and Mr. Heaslip forfeited 1,222 RSUs and 4,188 PRS in each case in connection with his separation from employment with the Company. None of our other named executive officers forfeited any shares of PRS or RSUs during 2009.

(5)

During 2009, 5,000 options held by Mr. Mirzayantz expired unexercised. In connection with their separation from employment with the Company, Mr. Amen forfeited 80,702 SSARs and Mr. Heaslip forfeited 51,359 SSARs, respectively. No other options or SSARs held by our other named executive officers expired or were forfeited during 2009.

(6)

The amounts in this column related to 2009 include the following amounts earned under the 2009 AIP: Mr. Berryman: $283,600; Mr. Mirzayantz: $123,892; Mr. Vaisman: $360,000; Ms. Ford: $283,600; Mr. Meany: $176,116; Ms. Cantlon: $52,866; Mr. O’Leary: $73,116; Mr. Amen: $638,100; Mr. Heaslip: $79,763. The AIP amount for each of Ms. Cantlon, Mr. Amen and Mr. Heaslip was pro-rated based on the number of days served as an employee in 2009. Mr. Berryman was deemed to have been an employee for all of 2009 per the terms of his hiring arrangement.

(7)

LTIP cycles that commenced in or after 2007 are comprised of four performance segments related to each year in the LTIP cycle and the cumulative results for the full three-year cycle. Any amounts earned under a performance segment are credited on behalf of the executive at the end of the relevant segment, but such credited amounts are not paid until the completion of the three-year LTIP cycle. Upon completion, one-half of any award earned for a completed LTIP cycle is paid in cash and the remaining half is paid in shares of our common stock. The cash portion of the NEOs’ credited awards is reported in this column for the year in which such amount was earned, rather than in the year in which such award is actually paid

The amounts in this column related to 2009 include the following amounts earned for the 2009 and cumulative segments under the 2007-2009 LTIP cycle: Mr. Berryman: $35,833; Mr. Mirzayantz: $29,700; Mr. Vaisman: $27,000; Ms. Ford: $36,979; Mr. Meany: $27,000; Ms. Cantlon: $7,055; Mr. O’Leary: $9,219; Mr. Amen: $180,209; Mr. Heaslip: $14,706. The foregoing LTIP amounts for each of Mr. Berryman, Ms. Ford, Ms. Cantlon, Mr. Amen and Mr. Heaslip were pro-rated based on the number of days served as an employee during each segment within the LTIP cycle, except that Mr. Berryman was deemed to have been an employee for the entire 2009 segment.

(8)

The amounts in this column related to 2009 include the following cash amounts credited on behalf of the executive: (i) under the 2008-2010 LTIP cycle based on the executive’s target cash amount for the 2009 segment of that LTIP cycle and based on the Company’s achievement of the corporate performance goals for that segment: Mr. Berryman: $31,250; Mr. Mirzayantz: $29,688; Mr. Vaisman: $28,125; Ms. Ford: $31,250; Mr. Meany: $19,406; Ms. Cantlon: $6,152; Mr. O’Leary: $10,742; Mr. Amen: $117,188; Mr. Heaslip: $8,789; and (ii) under the 2009-2011 LTIP cycle based on the executive’s target cash amount for the 2009 segment of that LTIP cycle and based on the Company’s achievement of the corporate performance goals for that segment: Mr. Berryman: $65,000; Mr. Mirzayantz: $61,750; Mr. Vaisman: $58,500; Ms. Ford: $65,000; Mr. Meany: $40,365; Ms. Cantlon: $12,797; Mr. O’Leary: $22,344; Mr. Amen: $243,750; Mr. Heaslip: $18,281.

The credited amounts for Ms. Cantlon, Mr. Amen and Mr. Heaslip for the 2009 segment of the 2008-2010 and 2009-2011 LTIP cycles were pro-rated based on the number of days served as an employee during the 2009 segment, and Mr. Berryman was deemed to have been an employee for the entire 2009 segment of those LTIP cycles.

(9)

The amounts in this column represent the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our U.S. Pension Plan (our qualified defined benefit plan) and our Supplemental Retirement Plan (our non-qualified defined benefit plan). Earnings in the interest bearing account in the DCP were not above-market, and earnings in other investment choices under the DCP were not preferential, and are thus not included.

(10)	Details of the amounts set forth in this column related to 2009 are included in the All Other Compensation Table.

(11)

As discussed in the Compensation Discussion & Analysis above, Messrs. Berryman, Mirzayantz and Vaisman served as members of the temporary Office of the CEO during the transition period following Mr. Amen’s resignation and prior to Mr. Tough’s commencement of service as our CEO. While serving in this temporary office, these NEOs continued to also serve in their preexisting roles with IFF, and their 2009 compensation was not adjusted to reflected their temporary additional responsibilities.

(12)	This amount represents a sign-on bonus paid to Mr. Berryman thirty days after his hire date.

(13)

This amount represents a discretionary bonus payment to Mr. Mirzayantz in recognition of the performance of certain Fragrance Business Unit categories in 2009 despite global economic conditions and their impact on the Company’s fine fragrance business. This payment is discussed in further detail in the Compensation Discussion and Analysis.

(14)	This amount represents a one-time cash bonus paid to Mr. O’Leary in recognition of his service as our Interim Chief Financial Officer.

2009 ALL OTHER COMPENSATION

		Dividends on stock awards(1)	Company Match to Defined Contribution Plans(2)	Auto(3)	Club memberships	Financial/ Estate Planning and Tax Preparation	Life Insurance/ Executive Death Benefit Program(4)	Annual Physical Examination	Relocation Expenses/ Tax Gross-ups		Payments or Accruals in connection with Termination of Employment		Total
Kevin C. Berryman	2009	$1,331	$30,603	$6,541	$3,000	$4,530	$1,391	$0	$135,399	(5)	$0		$182,795
Nicolas Mirzayantz	2009	$55,567	$17,293	$13,048	$0	$9,130	$1,809	$0	$0		$0		$96,846
Hernan Vaisman	2009	$32,086	$50,724	$3,750	$0	$0	$2,654	$0	$0		$0		$89,213
Beth E. Ford	2009	$15,210	$45,471	$9,574	$357	$5,915	$835	$0	$0		$0		$77,362
Dennis M. Meany	2009	$47,442	$24,885	$12,033	$3,000	$9,222	$6,765	$1,950	$0		$0		$105,297
Angelica Cantlon	2009	$1,247	$0	$2,403	$1,313	$0	$320	$0	$0		$0		$5,283
Richard A. O’Leary	2009	$6,125	$14,781	$10,246	$0	$0	$1,448	$0	$0		$0		$32,600
Robert M. Amen	2009	$102,009	$87,712	$24,681	$0	$13,189	$12,685	$0	$0		$4,919,134	(6)	$5,159,410
Steven J. Heaslip	2009	$25,682	$17,776	$10,037	$0	$0	$2,426	$2,010	$0		$1,440,066	(7)	$1,497,997

(1)	The amounts in this column are the total dollar value of dividends paid during 2009 on shares of PRS.

(2)

The amounts in this column include (i) amounts matched by the Company under the Company’s Retirement Investment Fund Plan (401(k)), (ii) amounts matched or set aside by the Company under the Company’s DCP (which are matching contributions that would otherwise be made under our 401(k) plan but for limitations under U.S. tax law) and (iii) the dollar value of premium shares credited to the accounts of participants in the DCP who elect to defer their cash compensation into the IFF Share Fund. The premium shares may be forfeited if the executive does not remain employed by the Company for the full calendar year following the year during which such shares are credited. Dividend equivalents are credited on shares (including premium shares) held in accounts of participants who defer into the IFF Share Fund; dividend equivalents are included in the Aggregate Earnings in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table and are not included in the amounts represented in this column.

(3)

The amounts in this column are amounts for the personal use of automobiles provided by the Company and, for Mr. Amen, the amount attributable to personal use of the Company driver. The value of personal use of automobiles provided by the Company was determined by using standard IRS vehicle value tables and multiplying that value by the percent of personal use. The value of fuel was determined by multiplying the overall fuel cost by the percent of personal use. In both cases personal use percents were determined on a mileage basis. The value of personal use of the Company driver was determined by multiplying the estimated percent of such personal use by the driver’s pay.

(4)

The amounts in this column are costs to the Company for the corporate owned life insurance coverage it has purchased to offset liabilities that may be incurred under the Company’s Executive Death Benefit Program. No participant in this Program has or will have any direct interest in the cash surrender value of the underlying insurance policy.

(5)

This amount is for relocation assistance in connection with Mr. Berryman’s commencement of employment with the Company, including a one-time allowance in the amount of $41,700 to cover incidental, non-reimbursable expenses associated with his relocation and a tax gross-up of $33,501.

(6)

This amount is the amount paid or accrued by the Company under the terms of Mr. Amen’s separation agreement, including (i) $3,999,920 in severance pay, (ii) $899,984 in benefits (including $50,000 in financial, tax, and estate planning advice, $40,000 in outplacement services and $10,000 in legal fees), and (iii) $19,230 as payment for accrued and unused vacation. Mr. Amen was also entitled to continued vesting of a prorated portion of his 2007 and 2008 equity awards under the Equity Choice Program. See below under Outstanding Equity Awards at Fiscal Year End for additional information regarding these awards and the related vesting schedule. Additional details concerning Mr. Amen’s separation agreement are included under the heading Termination of Employment and Change in Control Arrangements—Other Separation Arrangements.

(7)

This amount is the amount paid or accrued by the Company under the terms of Mr. Heaslip’s separation agreement, including (i) $1,146,000 in severance pay, (ii) $278,200 in benefits (including $24,000 in financial, tax, and estate planning advice and $25,000 in outplacement services), and (iii) $15,866 as payment for accrued and unused vacation. Mr. Heaslip was also entitled to continued vesting of a prorated portion of his 2007, 2008 and 2009 equity awards under the Equity Choice Program. See below under Outstanding Equity Awards at Fiscal Year End for additional information regarding these awards and the related vesting schedule. Additional details concerning Mr. Heaslip’s separation agreement are included under the heading Termination of Employment and Change in Control Arrangements—Other Separation Arrangements.

Employment Agreements or Arrangements

Mr. Tough

Our Board elected Douglas D. Tough as its non-executive Chairman effective October 1, 2009 and, pursuant to the terms of a letter agreement dated September 8, 2009 between the Company and Mr. Tough, he became the Company’s executive Chairman and Chief Executive Officer effective March 1, 2010, when his contract with his former employer expired. Under this agreement, Mr. Tough’s employment is on an at-will basis until terminated by either party. Mr. Tough is entitled to the following compensation under the agreement:

•	Annual base salary of $1,200,000 per annum.

•	A target AIP bonus of 120% of his base salary. He will have a potential maximum annual bonus of 240% of his base salary.

•	An LTIP target of $2,000,000. While he was only entitled to a pro-rated award under the LTIP cycles ending in 2010 and 2011, Mr. Tough is entitled to a full award under the LTIP cycle ending in 2012.

•

An equity award was made on March 1, 2010, the effective date of his employment, under the Equity Choice Program at a value of $750,000. This award is generally subject to continued employment (except as described under the heading Termination of Employment and Change in Control Arrangements—Other Separation Arrangements). This award will vest on the first anniversary of the grant date. This value will be allocated by Mr. Tough to the various equity incentive award alternatives under the program.

•	A special bonus in the amount of $500,000 to be paid on July 1, 2010.

Mr. Tough will also participate in all of the Company’s employee and executive benefit plans and programs for its senior executives, including eligibility for annual awards under the Equity Choice Program and LTIP, and will be entitled to annual paid vacation and Company-provided senior executive perquisites or as otherwise approved for him by our Board or Compensation Committee. Mr. Tough also participates in the Company’s Executive Death Benefit Plan described in the Compensation Discussion and Analysis above, pursuant to which the Company has purchased, and pays the entire cost on, a corporate owned life insurance policy on the life of Mr. Tough. The plan provides a pre-retirement death benefit equal to twice his annual base salary (excluding bonus and other forms of compensation), less $50,000 of group coverage, or a post-retirement death benefit equal to twice his final base salary (excluding bonus and other forms of compensation), less $12,500 of group coverage.

Mr. Tough’s letter agreement also grants him certain rights upon termination of his employment. These rights are described under the heading Termination of Employment and Change in Control Arrangements—Other Separation Arrangements.

Mr. Amen and Mr. Heaslip

We entered into a separation agreement with Mr. Amen in September 2009 in connection with his separation from employment as the Company’s Chairman and Chief Executive Officer effective September 30, 2009 and we entered into a separation agreement with Mr. Heaslip in June 2009 in connection with his separation from employment as the Company’s Senior Vice President, Human Resources effective June 30, 2009. These agreements are described under the heading Termination of Employment and Change in Control Arrangements—Other Separation Arrangements.

Other NEOs

None of our other NEOs is a party to a written employment agreement. Their compensation is generally determined by the terms of the various compensation plans in which they are participants and which are described more fully above in the Compensation Discussion & Analysis, in the narrative following the Grants of Plan-Based Awards Table and under the heading Termination of Employment and Change in Control Arrangements. In addition, their salary is reviewed, determined and approved on an annual basis by our Compensation Committee. Executives may also be entitled to certain compensation arrangements provided or negotiated in connection with their commencement of employment with the Company. In addition to participation in these various compensation plans offered by the Company, Mr. Berryman, who commenced employment in May 2009, was also entitled to a sign-on bonus and grant of RSUs, as discussed above in the Compensation Discussion and Analysis, and will also be deemed to have been an employee for all of 2009 for purposes of the Company’s annual and long-term incentive programs.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our named executive officers during 2009. The amounts reported in the table under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts Under Equity Incentive Plan Awards” represent the threshold, target and maximum awards under our AIP and LTIP programs. The performance conditions applicable to the AIP are described in the Compensation Discussion and Analysis, and the performance conditions applicable to the LTIP are described in the Compensation Discussion and Analysis.

With regard to the AIP, the percentage of each named executive officer’s target award that was actually achieved based on satisfaction of the AIP performance conditions is discussed in the narrative following the Grants of Plan-Based Awards Table. The amount actually paid to each named executive officer in 2010 based on 2009 performance under the AIP is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

With regard to the LTIP, the amount of each named executive officer’s award that was actually achieved based on satisfaction of the performance conditions for the 2007-2009 LTIP and the 2009 segment of each of the 2008-2010 LTIP and 2009-2011 LTIP cycles is discussed in the narrative following the Grants of Plan-Based Awards Table. In addition, cash amounts earned by each named executive officer for each 2009 LTIP segment are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. However, any cash or shares credited to a named executive officer based on achievement of performance conditions during a segment will not be paid until completion of the full LTIP cycle.

GRANTS OF PLAN-BASED AWARDS IN 2009

Name	Type of Award (1)	Grant Date (2)	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)		Exercise or Base Price of Option Awards ($/Sh) (#)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
(a)		(b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)		Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)		(i)		(j)		(k)	(l)
Kevin C. Berryman	AIP	5/15/2009	4/14/2009(7)	100,000	400,000	800,000	(8)	—	—	—		—		—		—	—
	2007 LTIP	5/15/2009	4/14/2009(7)	16,667	66,667	133,333	(9)	16,667	66,667	133,333	(10)	—		—		—	66,666.67
	2008 LTIP	5/15/2009	4/14/2009(7)	33,333	133,333	266,667	(9)	33,333	133,333	266,667	(10)						133,333.34
	2009 LTIP	5/15/2009	4/14/2009(7)	50,000	200,000	400,000	(9)	50,000	200,000	400,000	(10)						200,000.00
	RSU	5/27/2009	4/14/2009(7)	—	—	—		—	—	—		16,404	(11)				451,602.12
	PRS	8/27/2009	7/27/2009	—	—	—		—	—	—		5,322	(12)				95,982.27
	SSAR	8/27/2009	7/27/2009	—	—	—		—	—	—		—		35,486		36.07	279,274.82
						—

Nicolas Mirzayantz	AIP	3/9/2009	3/9/2009	95,000	380,000	760,000	(8)	—	—	—		—		—		—	—
	2009 LTIP	3/9/2009	3/9/2009	47,500	190,000	380,000	(13)	47,500	190,000	380,000	(14)	—		—		—	190,000.00
	PRS	5/27/2009	3/9/2009	—	—	—		—	—	—		33,070	(12)	—		—	503,986.80
	SSAR	5/27/2009	3/9/2009	—	—	—		—	—	—		—		23,622		30.48	165,117.78

Hernan Vaisman	AIP	3/9/2009	3/9/2009	90,000	360,000	720,000	(8)	—	—	—		—		—		—	—
	2009 LTIP	3/9/2009	3/9/2009	45,000	180,000	360,000	(13)	45,000	180,000	360,000	(14)	—		—		—	180,000.00
	RSU	5/27/2009	3/9/2009	—	—	—		—	—	—		4,724	(11)	—		—	130,051.72
	PRS	5/27/2009	3/9/2009	—	—	—		—	—	—		28,346	(12)	—		—	431,993.04

Beth E. Ford	AIP	3/9/2009	3/9/2009	100,000	400,000	800,000	(8)	—	—	—		—		—		—	—
	2009 LTIP	3/9/2009	3/9/2009	50,000	200,000	400,000	(13)	50,000	200,000	400,000	(14)	—		—		—	200,000.00
	PRS	5/27/2009	3/9/2009	—	—	—		—	—	—		14,173	(12)	—		—	215,996.52
	SSAR	5/27/2009	3/9/2009	—	—	—		—	—	—		—		35,433		30.48	247,676.67

Dennis M. Meany	AIP	3/9/2009	3/9/2009	62,100	248,400	496,800	(8)	—	—	—		—		—		—	—
	2009 LTIP	3/9/2009	3/9/2009	31,050	124,200	248,400	(13)	31,050	124,200	248,400	(14)	—		—		—	124,200.00
	PRS	5/27/2009	3/9/2009	—	—	—		—	—			31,496	(12)	—		—	479,999.04

Angelica T. Cantlon	AIP	8/10/2009	7/27/2009	18,641	74,564	149,129	(18)	—	—	—		—		—		—	—
	2007 LTIP	8/10/2009	7/27/2009	3,281	13,125	26,250	(19)	3,281	13,125	26,250	(20)	—		—		—	13,125.00
	2008 LTIP	8/10/2009	7/27/2009	11,156	44,625	89,250	(19)	11,156	44,625	89,250	(20)						44,625.00
	2009 LTIP	8/10/2009	7/27/2009	19,031	76,125	152,250	(19)	19,031	76,125	152,250	(20)						76,125.00
	PRS	8/27/2009	7/27/2009	—	—	—		—	—	—		9,980	(12)	—		—	179,989.30

Richard A. O’Leary	AIP	3/9/2009	3/9/2009	34,375	137,500	275,000	(8)	—	—	—		—		—		—	—
	2009 LTIP	3/9/2009	3/9/2009	17,188	68,750	137,500	(13)	17,188	68,750	137,500	(14)	—		—		—	68,750.00
	RSU	4/28/2009	4/28/2009	—	—	—		—	—	—		5,000	(11)	—		—	145,750.00
	PRS	5/27/2009	3/9/2009	—	—	—		—	—	—		3,149	(12)	—		—	47,990.76
	SSAR	5/27/2009	3/9/2009	—	—	—		—	—	—		—		20,997		30.48	146,769.03

Robert M. Amen	AIP	3/9/2009	3/9/2009	300,000	1,200,000	2,400,000	(15)	—	—	—		—		—		—	—
	2009 LTIP	3/9/2009	3/9/2009	250,000	1,000,000	2,000,000	(16)	250,000	1,000,000	2,000,000	(17)	—		—		—	1,000,000.00

Steven J. Heaslip	AIP	3/9/2009	3/9/2009	56,250	225,000	450,000	(15)	—	—	—		—		—		—	—
	2009 LTIP	3/9/2009	3/9/2009	28,125	112,500	225,000	(16)	28,125	112,500	225,000	(17)	—		—		—	112,500.00
	SSAR	5/27/2009	3/9/2009	—	—	—		—	—	—		—		39,370	(21)	$30.48	275,196.30

(1)	AIP = 2009 AIP

2007 LTIP = 2007-2009 Long-Term Incentive Plan Cycle

2008 LTIP = 2008-2010 Long-Term Incentive Plan Cycle

2009 LTIP = 2009-2011 Long-Term Incentive Plan Cycle

RSU = Restricted Stock Unit

PRS = Purchased Restricted Stock

SSAR = Stock Settled Appreciation Right

(2)	We made all grants described below under our 2000 Stock Award and Incentive Plan. The material terms of awards are described in the Compensation Discussion & Analysis.

(3)	The amounts in this column represent the number of RSUs and the number of PRS shares granted in 2009 on the applicable grant date.

(4)	The amounts in this column represent the number of SSARs granted in 2009 on the applicable grant date. We did not grant any options to our named executive officers in 2009.

(5)	The amounts in this column represent the exercise price of each SSAR granted, which, for each SSAR award, is the closing market price of a share of our common stock on the grant date.

(6)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to our named executive officers during the fiscal year ended December 31, 2009, calculated in accordance with FASB ASC Topic 718. The grant date fair value of LTIP awards pertains to the 50% portion of those awards that will be payable in IFF stock if the performance conditions are satisfied and is based on the probable outcome of such conditions.

(7)	This grant was approved by our Board of Directors in connection with Mr. Berryman’s hire.

(8)	The amounts in this row in columns (c), (d) and (e) are the threshold, target and maximum dollar values under our 2009 AIP.

(9)

The amounts in these rows in columns (c), (d) and (e) are the pro-rated threshold, target and maximum dollar values of the 50% portion of our 2007-2009 LTIP, 2008-2010 LTIP and 2009-2011 LTIP cycles that would be payable to Mr. Berryman in cash if the performance conditions are satisfied. Pursuant to the terms of his offer of employment, Mr. Berryman is entitled only to a pro-rated amount for each segment under each such LTIP cycle (with the exception of the 2009 segment, for which Mr. Berryman will be deemed to have been an employee for the entire segment) based on the number of days he served as an employee during that LTIP segment.

(10)

The amounts in these rows in columns (f), (g) and (h) are the pro-rated threshold, target and maximum dollar values of the 50% portion of our 2007-2009 LTIP, 2008-2010 LTIP and 2009-2011 LTIP cycles that would be payable to Mr. Berryman in stock if the performance conditions are satisfied. The number of shares of Company stock for the 50% portion payable in stock was determined at the beginning of each cycle based on the closing market price on the first stock trading day of the cycle, which for the 2007-2009 cycle was $48.92, the closing market price on January 3, 2007, for the 2008-2010 cycle was $47.20, the closing market price on January 2, 2008, and for the 2009-2011 cycle was $30.60, the closing market price on January 2, 2009. Pursuant to the terms of his offer of employment, Mr. Berryman is entitled only to a pro-rated amount for each segment under each such LTIP cycle (with the exception of the 2009 segment, for which Mr. Berryman will be deemed to have been an employee for the entire segment) based on the number of days he actually served as an employee during that LTIP segment.

(11)	This amount represents the number of RSUs granted under the Equity Choice Program and otherwise, as described in the Compensation Discussion and Analysis. Dividends are not paid on RSUs.

(12)

This amount represents the number of shares of PRS granted under the Equity Choice Program, as described in the Compensation Discussion and Analysis. Non-preferential dividends are paid on PRS. Footnote 4 to the Summary Compensation Table lists the dollar amount of consideration paid by our named executive officers for these PRS awards.

(13)

The amounts in this row in columns (c), (d) and (e) are the threshold, target and maximum dollar values of the 50% portion of our 2009-2011 LTIP cycle that would be payable in cash if the performance conditions are satisfied.

(14)

The amounts in this row in columns (f), (g) and (h) are the threshold, target and maximum dollar values of the 50% portion of our 2009-2011 LTIP cycle that would be payable in stock if the performance conditions are satisfied. The number of shares of Company stock for the 50% portion payable in stock was determined at the beginning of the cycle, based on $30.60 per share, the closing market price on January 2, 2009, the first stock trading day of the cycle.

(15)

The amounts in this row in columns (c), (d) and (e) are the threshold, target and maximum dollar values under our 2009 AIP that would have been payable to this executive if he had served as an employee of the Company for all of 2009. Pursuant to the terms of his separation agreement, this executive was entitled only to a pro-rated amount under the AIP based on the number of days he served as an employee during 2009 (273 days in the case of Mr. Amen, and 181 days, in the case of Mr. Heaslip).

(16)

The amounts in this row in columns (c), (d) and (e) are the threshold, target and maximum dollar values of the 50% portion of our 2009-2011 LTIP cycle that would have been payable in cash to this executive if he had served as an employee for the entire 3-year LTIP cycle and the relevant performance conditions had been satisfied. Pursuant to the terms of his separation agreement, this executive is entitled only to a pro-rated amount under the LTIP based on the number of days he actually served as an employee during each segment under the cycle.

(17)

The amounts in this row in columns (f), (g) and (h) are the threshold, target and maximum dollar values of the 50% portion of our 2009-2011 LTIP cycle that would have been payable in stock to this executive if he had served as an employee for the entire 3-year LTIP cycle and the relevant performance conditions had been satisfied. The number of shares of Company stock for the 50% portion payable in stock was determined at the beginning of the cycle, based on $30.60 per share, the closing market price on January 2, 2009, the first stock trading day of the cycle. Pursuant to the terms of his separation agreement, this executive is entitled only to a pro-rated amount under the LTIP based on the number of days he actually served as an employee during each segment under the LTIP cycle.

(18)

The amounts in this row in columns (c), (d) and (e) are the pro-rated threshold, target and maximum dollar values under our 2009 AIP. Pursuant to the terms of her offer of employment, Ms. Cantlon was entitled only to a pro-rated amount under the 2009 AIP based on the number of days she served as an employee during 2009 (144 days).

(19)

The amounts in these rows in columns (c), (d) and (e) are the pro-rated threshold, target and maximum dollar values of the 50% portion of our 2007-2009 LTIP, 2008-2010 LTIP and 2009-2011 LTIP cycles that would be payable to Ms. Cantlon in cash if the performance conditions are satisfied. Pursuant to the terms of her offer of employment, Ms. Cantlon is entitled only to a pro-rated amount for each segment under each such LTIP cycle based on the number of days she served as an employee during that LTIP segment.

(20)

The amounts in these rows in columns (f), (g) and (h) are the pro-rated threshold, target and maximum dollar values of the 50% portion of our 2007-2009 LTIP, 2008-2010 LTIP and 2009-2011 LTIP cycles that would be payable to Ms. Cantlon in stock if the performance conditions are satisfied. The number of shares of Company stock for the 50% portion that would be paid in stock was determined at the beginning of each cycle, as set forth in footnote 9 above. Pursuant to the terms of her offer of employment, Ms. Cantlon is entitled only to a pro-rated amount for each segment under each such LTIP cycle based on the number of days she actually served as an employee during that LTIP segment.

(21)

This amount is the total number of SSARs granted to Mr. Heaslip. Pursuant to the terms of his separation agreement, 37,166 SSARs under this award were cancelled as he was entitled to continued vesting of only a pro-rated portion of this SSAR grant, based on the number of days he served as an employee during the relevant vesting period.

Equity Choice Program and Other Equity Awards

In 2006, following the Compensation Committee’s recommendation and with the assistance of the Committee’s independent compensation consultant, our Board approved our Equity Choice Program under our 2000 Stock Award and Incentive Plan (“2000 SAIP”) as a long term incentive program for our senior management. During 2009, the Compensation Committee made PRS, SSAR and RSU awards under this program, based on individual elections, to all of our named executive officers. Under this program, dividends are paid on shares of PRS at the same rate paid to our shareholders. The Compensation Committee also made additional RSU awards in 2009 to certain senior officers, including Mr. Berryman and Mr. O’Leary, under our 2000 SAIP.

A discussion of the terms and the total dollar value of awards granted in 2009 to our named executive officers is included in the Compensation Discussion and Analysis. The number of shares under those awards and the date those awards were granted are included in the Grants of Plan-Based Awards Table above and the Outstanding Equity Awards at Fiscal Year-End Table.

Annual Incentive Plan (AIP)

Our Compensation Committee established all performance goals under our AIP at the beginning of 2009. Under the AIP, each executive officer, including our former CEO, had an annual incentive award target for 2009 based on the achievement of specific quantitative financial corporate goals and/or derivative business unit financial performance goals as well as non-financial strategic initiatives. The corporate objectives and the derivative business unit objectives for 2009 under the AIP related to increases in sales, earnings before interest and taxes, return on investment and working capital. The non-financial strategic initiatives, related to (i) customers, including market share, customer satisfaction, service performance and product quality, (ii) workforce, including managing talent and development, and (iii) improvements in our supply chain, product planning and customer service and research and development innovation. For 2009 we achieved 70.9% of the corporate goals and non-financial strategic initiatives, collectively, under the AIP, as a result of which each of Mr. Berryman, Ms. Ford, Mr. Meany, Ms Cantlon, Mr. Amen, and Mr. Heaslip received a payout of 70.9% of their target incentive compensation for the year (with Ms. Cantlon, Mr. Amen and Mr. Heaslip’s payouts being pro-rated for the number of days worked and with Mr. Berryman being deemed to have worked the entire year). Mr. O’Leary’s 2009 payout was 53% of his target incentive compensation. For 2009, Mr. Mirzayantz’s AIP payout was 43.6% of his target incentive compensation as a result of the Fragrances Business Unit not achieving its performance goals. For 2009, Mr. Vaisman received a payout of 100% of his target incentive compensation for the year as a result of the Flavors Business Unit achieving performance goals beyond the 70.9% corporate achievement.

In addition to the 2009 AIP payouts, certain executive officers received discretionary bonus payments, as set forth in the Summary Compensation Table and described in the Compensation Discussion and Analysis.

Long Term Incentive Plan (LTIP)

Under our LTIP, each executive officer had an award target for the 2007-2009 performance cycle based on achieving specific quantitative corporate performance goals which the Compensation Committee established at the beginning of the cycle. The 2007-2009 LTIP cycle was administered in four equal performance segments related to each year in the LTIP cycle and the cumulative results for the full three-year cycle. For this LTIP cycle, these objectives related to improvements in earnings per share and total shareholder return (“TSR”) relative to the S&P 500. For the 2007-2009 performance cycle, on an overall basis, we achieved 90.6% of the corporate performance goals. Therefore, Mr. Mirzayantz, Mr. Vaisman, Mr. Meany and Mr. O’Leary, who were all employed by the Company during the entire three-year cycle, received 90.6% of his target incentive compensation for the cycle. Executive officers who were not employed by the Company for the entire three-year 2007-2009 LTIP cycle are entitled only to a pro-rated amount for each segment under the LTIP cycle based on the number of days served as an employee during that LTIP segment. Accordingly, Ms. Ford received 65.8%, Mr. Berryman and Ms. Cantlon each received 53.8%, Mr. Amen received 94% and Mr. Heaslip received 98% of his or her reduced target incentive compensation for the cycle, reflecting the proration. As determined by the Compensation Committee, for the 2007-2009 LTIP cycle, 50% of the LTIP payout was paid in cash and 50% was paid in Company stock based on the closing market price on the first stock trading day of the cycle. These payouts were made in early 2010.

The following chart illustrates the total amount earned by each NEO based on achievement of the corporate performance goals for each segment under the 2007-2009 LTIP cycle and based on each executive’s target amount (or reduced target amount for those executives who were not employed for the entire three-year cycle). The amount reported in the “Total” column is the amount that was paid out to the executive officers in early 2010 upon completion of the 2007-2009 LTIP cycle.

	Segment 1—2007		Segment 2—2008		Segment 3—2009		Segment 4— 2007—2009		Total
	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)
Mr. Berryman	—	—	—	—	31,250	639	4,583	93	35,833	732
Mr. Mirzayantz	42,900	876	47,025	962	20,625	421	9,075	186	119,625	2,445
Mr. Vaisman	39,000	797	42,750	874	18,750	383	8,250	169	108,750	2,223
Ms. Ford	—	—	17,813	364	31,250	639	5,729	117	54,792	1,120
Mr. Meany	39,000	797	42,750	874	18,750	383	8,250	169	108,750	2,223
Ms. Cantlon	—	—	—	—	6,152	126	903	18	7,055	144
Mr. O’Leary	13,315	272	14,596	298	6,402	131	2,816	58	37,129	759
Mr. Amen	325,000	6,643	356,250	7,282	117,188	2,396	63,020	1,288	861,458	17,609
Mr. Heaslip	35,295	721	38,689	789	8,484	174	6,222	128	88,690	1,812

Under our LTIP, each executive officer also has an award target for each of the 2008-2010 and 2009-2011 performance cycles based on achieving specific quantitative corporate performance goals which the Compensation Committee established at the beginning of the respective cycle. Like the 2007-2009 LTIP cycle, each of the 2008-2010 and 2009-2011 LTIP cycles is administered in four equal performance segments related to each year in the LTIP cycle and the cumulative results for the full cycle. Depending on the extent to which the Company achieves the corporate performance goals for each segment, a portion of the executive’s LTIP award may be credited on behalf of the executive, but any credited portion will not be paid until the completion of the full LTIP cycle. Amounts credited for future payout under the 2008-2010 and 2009-2011 LTIP cycles will be paid 50% in cash and 50% in Company stock, based on the closing market price on the first trading day of the respective cycle.

Based on the Company’s achievement of the corporate performance goals for the 2009 segment of the 2008-2010 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive: Mr. Berryman—$31,250 and 662 shares, Mr. Mirzayantz—$29,688 and 629 shares, Mr. Vaisman—$28,125 and 596 shares, Ms. Ford—$31,250 and 662 shares, Mr. Meany—$19,406 and 411 shares, Ms. Cantlon—$6,152 and 130 shares (based on a pro-rated target amount), Mr. O’Leary—$10,742 and 228 shares, Mr. Amen—$117,188 and 2,483 shares (based on a pro-rated target amount), and Mr. Heaslip—$8,789 and 186 shares (based on a pro-rated target amount). Based on the Company’s achievement of the corporate performance goals for the 2009 segment of the 2009-2011 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive: Mr. Berryman—$65,000 and 2,124 shares, Mr. Mirzayantz—$61,750 and 2,017 shares, Mr. Vaisman—$58,500 and 1,911 shares, Ms. Ford—$65,000 and 2,124 shares, Mr. Meany—$40,365 and 1,319 shares, Ms. Cantlon—$12,797 and 418 shares (based on a pro-rated target amount), Mr. O’Leary—$22,344 and 729 shares, Mr. Amen—$243,750 and 7,965 shares (based on a pro-rated target amount), and Mr. Heaslip—$18,281 and 598 shares (based on a pro-rated target amount). Pursuant to his offer of employment, Mr. Berryman was deemed to have been employed by the Company for the entire 2009 segment of each of the 2007-2009, 2008-2010 and 2009-2011 LTIP cycles.

Additional details regarding our Annual Incentive Plan and Long Term Incentive Plan are included in the Compensation Discussion and Analysis.

Equity Compensation Plan Information

The following table provides information regarding our common stock which may be issued under our equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	2,364,349	(2)	$31.17	(3)	888,979	(4)
Equity compensation plans not approved by security holders(5)	668,045		$29.83	(3)	3,862,365	(6)

Total	3,032,395		$31.04	(3)	4,751,344

(1)

Represents the 2000 Stock Award and Incentive Plan, the 2000 Stock Option Plan for Non-Employee Directors and the 1997 Employee Stock Option Plan. The 2000 Stock Award and Incentive Plan provides for the award of stock options, RSUs and other equity-based awards.

(2)

Includes options, RSUs, SSARs and the maximum number of shares that may be issued under the 2008-2010 and 2009-2011 LTIP cycles if the performance conditions for each of those cycles are satisfied at the maximum level. The number of SSARs that may be issued upon exercise was calculated by dividing (i) the product of (a) the excess of the closing market price of the Company’s Common Stock on the last trading day of 2009 over the exercise price and (b) the number of SSARs outstanding by (ii) the closing market price on the last trading day of 2009. Excludes outstanding shares of PRS under the 2000 Stock Award and Incentive Plan.

(3)

Weighted average exercise price of outstanding options and SSARs. Excludes restricted stock units, shares credited to accounts of participants in the DCP and shares that may be issued under the 2008-2010 and 2009-2011 LTIP cycles.

(4)

Does not include 49,000 options outstanding as of December 31, 2009 under the 1997 Employee Stock Option Plan. As approved by shareholders at the Annual Meeting held on May 7, 2002, shares authorized under the 1997 Employee Stock Option Plan, but not used under that plan for any reason, are added to shares available for awards under the 2000 Stock Award and Incentive Plan. As a result, any outstanding options under the 1997 Employee Stock Option Plan that are cancelled will become available for grant under the 2000 Stock Award and Incentive Plan (or, if approved by shareholders at the 2010 Annual Meeting, under the 2010 Stock Award and Incentive Plan).

(5)

Represents the 2000 Supplemental Stock Award Plan, the DCP and a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. (Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized.)

(6)

Includes 210,556 shares remaining available for issuance under the 2000 Supplemental Stock Award Plan, 3,608,059 shares remaining available for issuance under the DCP and 43,750 shares remaining available for issuance from a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. (Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized.) See Item 3—Approval of the 2010 Stock Award and Incentive Plan for information regarding an amendment to the DCP pursuant to which 3.55 million shares ceased to be reserved for issuance under the DCP after the end of the 2009 fiscal year.

2000 Supplemental Stock Award Plan and Directors’ Annual Stock Award Pool

On November 14, 2000, our Board approved the 2000 Supplemental Stock Award Plan. Under applicable NYSE rules, this plan did not require approval by shareholders. The 2000 Supplemental Stock Award Plan is a stock-based incentive plan designed to attract, retain, motivate and reward employees and certain other persons who provide services to the Company. This plan excludes all of our executive officers and directors. Under this plan, eligible participants may be granted nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, and other stock-based awards under terms and conditions identical to those under our shareholder-approved 2000 Stock Award and Incentive Plan. The total number of shares originally reserved for awards under the 2000 Supplemental Stock Award Plan was 4,500,000. A total of 216,992 options and 143,705 RSUs were outstanding under that plan as of December 31, 2009 and 210,556 shares remained available for future awards as of that date.

In September 2000, our Board authorized and reserved a pool of 100,000 shares of our common stock to be used for annual awards of 1,000 shares to each non-employee director each year. The shares could be issued out of authorized but unissued shares or treasury shares. Under applicable NYSE rules, this pool did not require approval by shareholders. Effective as of the 2007 Annual Meeting, directors no longer receive this annual award of 1,000 shares. The last award of shares made to directors from this pool was in October 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers at December 31, 2009.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Grant Date	Grant Type(1)	Option Awards						Stock Awards
Name			Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)			(b)		(c)		(e)	(f)	(g)		(h)	(i)		(j)
Kevin C. Berryman	5/27/2009	RSU							16,404	(2)	$674,861
	5/15/2009	2008 LTIP							662	(3)	$27,235	3,530	(4)	$145,224
	5/15/2009	2009 LTIP							2,124	(5)	$87,381	9,804	(6)	$403,337
	8/27/2009	PRS							5,322	(7)	$218,947
	8/27/2009	SSAR	0		35,486	(7)	$36.07	08/27/2016
Nicolas Mirzayantz	5/9/2006	SSAR	25,000	(8)	0		$36.00	05/09/2013
	5/8/2007	PRS							20,857	(8)	$858,057
	3/3/2008	2008 LTIP							2,062	(3)	$84,831	4,026	(4)	$165,630
	5/6/2008	PRS							18,942	(8)	$779,274
	5/6/2008	SSAR	0		11,092	(8)	$42.19	05/06/2015
	3/9/2009	2009 LTIP							2,017	(5)	$82,979	9,314	(6)	$383,178
	5/27/2009	PRS							33,070	(7)	$1,360,500
	5/27/2009	SSAR	0		23,622	(7)	$30.48	05/27/2016
Hernan Vaisman	5/8/2007	RSU							1,564	(8)	$64,343
	5/8/2007	PRS							14,600	(8)	$600,644
	3/3/2008	2008 LTIP							1,954	(3)	$80,388	3,814	(4)	$156,908
	5/6/2008	SSAR	0		31,998	(8)	$42.19	05/06/2015
	5/6/2008	PRS							6,399	(8)	$263,255
	3/9/2009	2009 LTIP							1,911	(5)	$78,619	8,822	(6)	$362,937
	5/27/2009	PRS							28,346	(7)	$1,166,154
	5/27/2009	RSU							4,724	(7)	$194,345
Beth E. Ford	10/7/2008	RSU							4,634	(8)	$190,643
	11/4/2008	PRS							8,123	(8)	$334,180
	11/4/2008	RSU							2,030	(8)	$83,514
	10/1/2008	2008 LTIP							1,038	(3)	$42,703	3,708	(4)	$152,547
	3/9/2009	2009 LTIP							2,124	(5)	$87,381	9,804	(6)	$403,337
	5/27/2009	PRS							14,173	(7)	$583,077
	5/27/2009	SSAR	0		35,433	(7)	$30.48	05/27/2016
Dennis M. Meany	5/8/2007	PRS							15,063	(8)	$619,692
	3/3/2008	2008 LTIP							1,348	(3)	$55,457	2,630	(4)	$108,198
	5/6/2008	RSU							2,000	(8)	$82,280
	5/6/2008	PRS							14,505	(8)	$596,736
	3/9/2009	2009 LTIP							1,319	(5)	$54,264	6,088	(6)	$250,460
	5/27/2009	PRS							31,496	(7)	$1,295,745
Angelica T. Cantlon	8/27/2009	PRS							9,980	(7)	$410,577
	8/10/2009	2008 LTIP							130	(3)	$5,348	1,474	(4)	$60,640
	8/10/2009	2009 LTIP							418	(5)	$17,197	4,332	(6)	$178,218
Richard A. O’Leary	3/3/2008	2008 LTIP							746	(3)	$30,690	1,456	(4)	$59,900
	5/6/2008	RSU							1,137	(8)	$46,776
	5/6/2008	PRS							4,550	(8)	$187,187
	5/6/2008	SSAR	0		3,792	(8)	$42.19	05/06/2015
	3/9/2009	2009 LTIP							729	(5)	$29,991	3,366	(6)	$138,477
	4/28/2009	RSU							5,000	(8)	$205,700
	5/27/2009	PRS							3,149	(7)	$129,550
	5/27/2009	SSAR	0		20,997	(7)	$30.48	05/27/2016
Robert M. Amen	7/1/2006	SSAR	150,000	(8)	0		$35.24	07/01/2013
	7/25/2006	SSAR	56,737	(8)	0		$35.25	07/25/2013
	5/08/2007	PRS							61,258	(9)	$2,520,154
	3/3/2008	2008 LTIP							10,029	(3)	$412,593	6,180	(4)	$254,245
	5/6/2008	SSAR	0		70,992	(9)	$42.19	05/06/2015
	3/9/2009	2009 LTIP							7,965	(5)	$327,680	4,086	(6)	$168,098
Steven J. Heaslip	5/8/2007	PRS							10,875	(9)	$447,398
	3/3/2008	2008 LTIP							1,035	(3)	$42,580	594	(4)	$24,437
	5/6/2008	RSU							778	(9)	$32,007
	5/6/2008	SSAR	0		9,035	(9)	$42.19	05/06/2015
	5/27/2009	SSAR	0		2,204	(9)	$30.48	05/27/2016
	3/9/2009	2009 LTIP							598	(5)	$24,602	306	(6)	$12,589

(1)	2008 LTIP = 2008-2010 Long-Term Incentive Plan Cycle
2009 LTIP = 2009-2011 Long-Term Incentive Plan Cycle
PRS = Purchased Restricted Stock
RSU = Restricted Stock Unit
SSAR = Stock Settled Appreciation Right

(2)	20% of this grant vests on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(3)

This amount represents the total number of shares of stock that have been credited for the 2008 and 2009 segments of the 2008-2010 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle. The number of shares credited for Ms. Ford for the 2008 segment, and for Ms. Cantlon, Mr. Amen and Mr. Heaslip for the 2009 segment, of the 2008-2010 LTIP cycle was pro-rated based on the number of days served as an employee during the applicable segment. Because they commenced employment with the Company during 2009, Mr. Berryman and Ms. Cantlon were not credited with any shares for the 2008 segment of the 2008-2010 LTIP cycle. Pursuant to the terms of his offer of employment, Mr. Berryman is deemed to have been an employee for the entire 2009 segment of this LTIP cycle.

(4)

This amount represents the maximum number of shares of stock (pro-rated for Mr. Berryman, Ms. Ford, Ms. Cantlon, Mr. Amen and Mr. Heaslip) that remain subject to the achievement of specified performance objectives over the remaining two open segments of the 2008-2010 LTIP cycle. Shares earned during any segment of the 2008-2010 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(5)

This amount represents the number of shares of stock that have been credited for the 2009 segment of the 2009-2011 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle. The number of shares credited for Ms. Cantlon, Mr. Amen and Mr. Heaslip for the 2009 segment of the 2009-2011 LTIP cycle was pro-rated based on the number of days served as an employee during the segment. Pursuant to the terms of his offer of employment, Mr. Berryman is deemed to have been an employee for the entire 2009 segment of this LTIP cycle.

(6)

This amount represents the maximum number of shares of stock (pro-rated for Ms. Cantlon, Mr. Amen and Mr. Heaslip), that remain subject to the achievement of specified performance objectives over the remaining three open segments of the 2009-2011 LTIP cycle. Shares earned during any segment of the 2009-2011 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(7)	This grant vests on March 27, 2012.

(8)	This grant vests (or, in the case of awards granted in 2006, vested) on the third anniversary of the grant date.

(9)

This amount represents the prorated portion of this equity grant which was not forfeited in connection with the executive’s separation from employment and which will continue to vest in accordance with the normal vesting schedule.

Option Exercises and Stock Vested

The following table provides information regarding exercises of options and SSARs and stock vested during 2009 for each of our named executive officers.

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Type of Award(1)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
(a)	(b)	(c)			(d)		(e)
Kevin C. Berryman	—	—	—		—		—

Nicolas Mirzayantz	—	—	RSU	(2)	3,000		$91,440
			PRS	(2)	15,000		$187,200	(3)
			2006 LTIP	(4)	4,655		$132,435
			RSU	(5)	1,231		$49,757

			Total				$460,832

Hernan Vaisman	—	—	RSU	(2)	500		$15,240
			PRS	(2)	8,000		$99,840	(3)
			2006 LTIP	(4)	2,541		$72,291

			Total				$187,371

Beth E. Ford	—	—	2006 LTIP	(4)	646		$18,379

			Total				$18,379

Dennis M. Meany	—	—	PRS	(2)	20,000		$249,600	(3)
			2006 LTIP	(4)	4,655		$132,435

			Total				$382,035

Angelica T. Cantlon	—	—			—		—

Richard A. O’Leary	—	—	2006 LTIP	(4)	942	(6)	$26,800

			Total				$26,800

Robert M. Amen	—	—	RSU	(7)	8,510		$293,340
			PRS	(7)	34,042		$573,437	(3)
			2006 LTIP	(4)	38,795		$1,103,718

			Total				$1,970,495

Steven J. Heaslip	—	—	PRS	(2)	23,333		$291,196	(3)
			2006 LTIP	(4)	4,213		$119,860

			Total				$411,056

(1)	RSU = Restricted Stock Unit
PRS = Purchased Restricted Stock
2006 LTIP = 2006-2008 Long Term Incentive Plan Cycle

(2)	The award represented in this row was granted in 2006 under the Equity Choice Program and vested on May 9, 2009. The value realized is based on the closing stock price of $30.48 on the vesting date.

(3)

The value realized attributable to vested PRS is the product of (a) the number of vested shares of PRS and (b) the closing price of our common stock on the vesting date, less the aggregate amount paid by the executive to purchase the PRS. Without taking into account the consideration paid by the respective executive for his or her PRS shares, the value realized on vesting in column (e) attributable to PRS would be: Mr. Mirzayantz: $457,200; Mr. Vaisman: $243,840; Mr. Meany: $609,600; Mr. Amen: $1,173,428; and Mr. Heaslip: $711,190.

(4)

The award represented in this row is the payout on February 17, 2009 of the equity portion of the 2006-2008 LTIP award. The value realized is based on the closing stock price of $28.45 on the payout date.

(5)	The award represented in this row was granted in 2006 and vested on December 18, 2009. The value realized is based on the closing stock price of $40.42 on the vesting date.

(6)

Of this amount, the executive deferred, under our DCP described under the heading Non-Qualified Deferred Compensation, 706 shares. Dividend equivalents are credited on vested deferred LTIP shares. The actual realized value will depend upon the value of our common stock on the date the shares are issued to the executive.

(7)

The award represented in this row was granted in 2006 under the Equity Choice Program which vested on July 25, 2009. The value realized is based on the closing stock price of $34.47 on the vesting date.

Pension Benefits

We provide a defined benefit pension plan (the “U.S. Pension Plan”) to eligible United States-based employees hired before January 1, 2006. Of our named executive officers, only Mr. Mirzayantz and Mr. Meany currently participate in the U.S. Pension Plan, and Mr. Heaslip’s participation ceased as of his separation date. U.S. employees hired on or after January 1, 2006, including all of our other named executive officers, are not eligible to participate in the U.S. Pension Plan.

Compensation and service earned after December 31, 2007 are not taken into account in determining an employee’s benefit under the U.S. Pension Plan; however, this provision does not apply to any employee whose combined age and years of service equaled or exceeded 70 as of December 31, 2007. Of our named executive officers who are or were participants in the U.S. Pension Plan, only Mr. Meany’s benefits were not frozen because his age and years of service as of December 31, 2007 equaled or exceeded 70. Mr. Mirzayantz and Mr. Heaslip had their benefits frozen as of December 31, 2007.

We pay the full cost of providing benefits under the U.S. Pension Plan.

The monthly pension benefit is equal to the number of years of credited service as of December 31, 2009 times the difference between (a) 1.7% times final average compensation, and (b) 1.25% times the social security amount. Final average compensation for purposes of the U.S. Pension Plan is the average of the five consecutive years of compensation during the last ten years before December 31, 2009 that produce the highest average. The term “compensation” means the basic rate of monthly salary (as of April 1 each year) plus 1/12 of any Annual Incentive Plan cash award received for the preceding year, reduced by any compensation deferred under our Deferred Compensation Plan. The normal retirement age under the U.S. Pension Plan is age 65.

Various provisions of the Internal Revenue Code (“IRC”) limit the amount of compensation used in determining benefits payable under our U.S. Pension Plan. We established a non-qualified Supplemental Retirement Plan to pay that part of the pension benefit that, because of these IRC limitations, cannot be paid under the U.S. Pension Plan to our U.S. senior executives. For purposes of the Supplemental Retirement Plan, “compensation” includes any salary and Annual Incentive Plan amounts, including amounts deferred under our Deferred Compensation Plan. A description of our practices with regard to crediting additional years of service under our Supplemental Retirement Plan is included in the Compensation Discussion and Analysis.

Employees with at least 10 years of service are eligible for early retirement under the U.S. Pension Plan and the Supplemental Retirement Plan beginning at age 55. The benefit at early retirement is an unreduced benefit payable at age 62 or a reduced benefit (4% per year) if payable prior to age 62. At December 31, 2009, Mr. Meany was age 62 with more than 10 years of service (including service with Bush Boake Allen Inc. (“BBA”)) and therefore he was eligible for early retirement as of December 31, 2009.

We acquired BBA in 2000, and the Bush Boake Allen Inc. Retirement Plan (the “BBA Plan”) was merged into our U.S. Pension Plan on December 31, 2000. Benefit accruals under the BBA Plan were frozen as of that date. Benefit service under our U.S. Pension Plan for former BBA employees, including Mr. Meany, starts after December 1, 2000. The BBA pension benefit is payable in addition to the benefit participants earn under our U.S. Pension Plan for service after December 1, 2000

The total benefit under the U.S. Pension Plan for former BBA employees, including Mr. Meany, will be equal to (a) the frozen BBA Plan benefit as of December 31, 2000, plus (b) the benefit accrued under the U.S. Pension Plan after December 1, 2000. The value of the frozen accrued benefit under the BBA Plan is included in the Present Value of Accumulated Benefits columns in the Pension Benefits Table.

The normal retirement benefit under the BBA Plan is payable at age 65. For participants in the BBA Plan on December 31, 2000, including Mr. Meany, the following provisions apply in calculating the pension benefit earned as of December 31, 2000:

The benefit from the BBA Plan is the sum of (A) the benefit earned under the BBA Plan as of December 31, 1999, plus (B) the benefit earned under the BBA Plan during 2000. The formula for determining each of these components of the BBA Plan benefit is described below. For purposes of the BBA Plan, final average earnings means the five highest consecutive calendar years’ earnings out of the last ten calendar years of earnings prior to December 31, 2000.

A.	For service prior to January 1, 2000, the participant’s BBA Plan pension benefit is the greatest of the amounts determined under subparagraphs (i), (ii), or (iii) below:

(i)	the sum of:

(A)

1.05% of that portion of the participant’s final average earnings as of December 31, 2000 not in excess of the social security average wage base plus 1.5% of that portion of his or her final average earnings as of December 31, 2000 in excess of the social security average wage base, multiplied by the participant’s number of years of service as of December 31, 1999, not in excess of the service limitation applicable to the participant, plus

(B)

1.5% of the participant’s final average earnings as of December 31, 2000 multiplied by the participant’s number of years of service as of December 31, 1999 in excess of the service limitation applicable to the participant,

(ii)	1.1% of the participant’s final average earnings as of December 31, 2000 multiplied by the participant’s number of years of service as of December 31, 1999;

(iii)	the sum of:

(A)

the participant’s accrued benefit on June 30, 1987, determined under the terms of the BBA Plan or a prior BBA pension plan in effect from time to time prior to July 1, 1987 (“BBA Prior Plan”), including any minimum benefit provided thereunder, and

(B)	the benefit determined under paragraph (i) or (ii) above but based solely on the participant’s years of service from June 30, 1987 to December 31, 1999;

provided, that in no event will the BBA Plan benefit accrued as of December 31, 1999 be less than (x) such participant’s benefit as of December 31, 1988 under the terms of the BBA Plan or BBA Prior Plan then in effect, or (y) the benefit accrued by the participant as of December 31, 1999 under the terms of the BBA Plan then in effect.

B.	For service during calendar year 2000, the participant’s BBA Plan pension benefit is the following result:

(i)	1.67% of the participant’s final average earnings as of December 31, 2000, minus

(ii)

1.67% of the participant’s primary social security benefit multiplied by the number of the participant’s years of service between January 1, 2000 and the date the participant would attain age 65 (up to a maximum of 50% of the participant’s primary social security benefit), multiplied by a fraction, the numerator of which is the participant’s years of service as of December 31, 2000 and the denominator of which is the participant’s years of service projected to age 65.

Early Retirement BBA Plan Benefit

Participants may retire with a full, unreduced frozen BBA Plan benefit commencing at age 62, if (i) they are at least 55 years old and have at least ten years of eligibility service, or (ii) the sum of their age at their last birthday plus the full years of benefit service at the time of termination of employment from IFF is at least 65. Mr. Meany is eligible for a full, unreduced frozen BBA Plan benefit commencing at age 62.

Immediate Early Retirement BBA Plan Benefit

Participants may choose to commence payment of their early BBA Plan pension benefit on the first day of any month after age 55. In that case, the BBA Plan pension benefit will be reduced to reflect the fact that the benefit is being received over a longer period of time. For service prior to January 1, 2000, the reduction factor is 3% a year for payment that starts between age 60 to 62, and 6% a year for payment that starts prior to age 60. For service after January 1, 2000, the reduction factor is 4% a year for each year that payments start prior to age 62. If the participant completes at least twenty years of service and terminates employment at age 61, there is no reduction in the pension benefit earned during 2000 for commencing payment before age 62.

The following table provides information for our named executive officers regarding the Company’s defined benefit retirement plans. The present value of accumulated benefits payable to the named executive officers under each of our retirement plans was determined using the following assumptions: an interest rate of 6.1%; the RP-2000 Combined Healthy Participant Male/Female Mortality Table; 80% of participants are married with a spouse four years younger and are receiving a 50% joint and survivor annuity and 20% of participants are unmarried and are receiving a straight life annuity with a five year guarantee. Additional information regarding the valuation method and material assumptions used to determine the accumulated benefits reported in the table is presented in Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The information provided in columns (c), (d1) and (d2) is presented as of December 31, 2009, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2009.

2009 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefits Assuming Retirement Age of 62 ($)		Present Value of Accumulated Benefits Assuming Retirement Age of 65 ($)		Payments During Last Fiscal Year ($)
(a)	(b)	(c)		(d1)(1)		(d2)(2)		(e)
Kevin C. Berryman(3)		—		—		—		—
Nicolas Mirzayantz(4)	U.S. Pension Plan	16.23		$247,673		$193,776		0
	Supplemental Retirement Plan	16.23		$394,643		$308,764		0

				$642,316		$502,540		0
Hernan Vaisman(3)	—	—		—		—		—
Beth E. Ford(3)		—		—		—		—
Dennis M. Meany	U.S. Pension Plan	32.64		$928,565	(5)	$787,717	(5)	0
	Supplemental Retirement Plan	9.23		$564,009		$478,458		0

				$1,492,574		$1,266,175		0
Angelica T. Cantlon(3)	—	—		—		—		—
Richard A. O’Leary(3)	—	—		—		—		—
Robert M. Amen(3)	—	—		—		—		—
Steven J. Heaslip(4)	U.S. Pension Plan	6.81		$0	(6)	$108,402	(6)	0
	Supplemental Retirement Plan	11.81	(7)	$557,449	(7)	$414,365	(7)	0

				$557,449		$522,767		0

(1)

For participants in the U.S. Pension Plan and the Supplemental Retirement Plan as of December 31, 2009 (Mr. Mirzayantz and Mr. Meany), the amounts in this column assume benefit commencement at unreduced early retirement at age 62 (with at least 10 years of credited service) and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in the Company’s financial statements.

(2)

For participants in the U.S. Pension Plan and the Supplemental Retirement Plan as of December 31, 2009 (Mr. Mirzayantz and Mr. Meany), the amounts in this column assume benefit commencement at normal retirement at age 65 and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in the Company’s financial statements.

(3)

This executive is not eligible to participate in the U.S. Pension Plan, the Supplemental Retirement Plan or any other defined benefit plan because he or she commenced U.S. employment with the Company after January 1, 2006.

(4)

Benefits for this executive under the U.S. Pension Plan and Supplemental Retirement Plan were frozen as of December 31, 2007 because his age and service as of December 31, 2007 did not equal or exceed 70.

(5)	Amounts under the U.S. Pension Plan for this executive include frozen accumulated benefits under the BBA Plan.

(6)

Because Mr. Heaslip had not reached age 55 and had not completed 10 years of service under the U.S. Pension Plan when he separated from employment with the Company in 2009, he is not eligible for early retirement benefits under the U.S. Pension Plan. The amount in column (d1) is $0 because he cannot commence his pension benefit under this plan before age 65. The amount in column (d2) reflects the actuarial present value of his normal retirement benefit assuming benefit payment commencement at age 65, and was determined using interest rate, mortality and payment distribution assumptions consistent with those used in the Company’s financial statements.

(7)

The total amount of Mr. Heaslip’s benefit under our Supplemental Retirement Plan was accrued after December 31, 2004 and is required to commence starting at age 55 in accordance with Supplemental Retirement Plan terms which were amended effective January 1, 2008 in order to comply with Section 409A of the Internal Revenue Code. In accordance with terms negotiated with Mr. Heaslip upon commencement of his employment in 2001, Mr. Heaslip was credited with an additional 5 years of benefit service under the Supplemental Retirement Plan resulting in benefit augmentation of $3,040 per month. The amounts in column (d1) and (d2) reflect the actuarial present value of payment at age 55, discounted from age 62 and 65, respectively, and was determined using interest rate, mortality and payment distribution assumptions consistent with those used in the Company’s financial statements. The values in column (d1) and (d2) would have been reported as $0 and $243,529 respectively, not taking into account the additional credited years of benefit service.

Non-Qualified Deferred Compensation

We offer to our executive officers and other senior employees based in the United States an opportunity to defer compensation under our Deferred Compensation Plan (“DCP”), which is our non-qualified deferred compensation plan. The DCP allows these employees to defer salary, annual and long term incentive awards and receipt of stock under some equity awards. There is no limit on the amount of compensation that a participant may elect to defer. The deferral period can extend for a specified number of years or until retirement or employment termination, and participants may elect to extend deferrals, subject to applicable tax laws. Subject to certain limitations on the number of installments and periods over which installments will be paid, participants in the DCP elect the timing and number of installments as to which the participant’s DCP account will be settled. Deferred cash compensation may be treated at the election of the participant as invested in (i) a variety of equity and debt mutual funds offered by The Vanguard Group, which administers the DCP, or (ii) a fund valued by reference to the value of IFF’s common stock with dividends reinvested, or (iii) an interest-bearing account. Except for deferrals into the IFF stock fund, the participant may generally change his or her choice of funds at any time. For the interest-bearing account, our Compensation Committee establishes an interest rate each year which we intend to be equal to 120% of the applicable federal long term interest rate. For 2009 this interest rate was 5.25% and for 2010 this interest rate is 4.93%. Effective as of their respective separation dates, each of Mr. Amen and Mr. Heaslip was no longer eligible to defer compensation into the DCP.

We make matching contributions under the DCP to make up for tax limitations on our matching contributions under our 401(k) plan, which is called our Retirement Investment Fund Plan. Until December 31, 2007, for employees hired prior to January 1, 2006, including Mr. Mirzayantz, Mr. Meany and Mr. Heaslip, the 401(k) plan provided for matching contributions at a rate of $0.50 for each dollar of contribution up to 6% of a participant’s salary. This matching contribution rate continues to apply to Mr. Meany after December 31, 2007 since his benefits have not been frozen under the U.S. Pension Plan. For U.S. employees hired on or after January 1, 2006, including all of our other named executive officers and, effective January 1, 2008 for participants whose benefits have been frozen under the U.S. Pension Plan, including Mr. Mirzayantz and Mr. Heaslip, the 401(k) plan provides for matching contributions at a rate of $1.00 for each dollar of contribution up to 4% of a participant’s salary plus $0.75 for each dollar of contribution above 4% up to 8% of a participant’s salary. Effective as of their respective separation dates, each of Mr. Amen and Heaslip was no longer eligible to contribute to the 401(k) plan. Additional details regarding the U.S. Pension Plan freeze are included above under Pension Benefits.

Tax rules limit the amount of the Company match under the 401(k) plan for our senior executives. The DCP matching contribution reflects the amount of the matching contribution which is limited by the tax laws. The same requirements under the 401(k) plan for matching, including vesting, apply to matching contributions under the DCP. Currently, matching contributions vest after three years of service.

The DCP gives employees who are participants an incentive to defer compensation into our common stock fund by granting a 25% premium, credited in additional deferred stock, on all cash compensation deferred into the stock fund. The shares representing the premium generally are forfeited if employment ends prior to December 31 of the calendar year following the year during which the deferral was made or if the participant withdraws any deferred stock within one year of deferral. Vesting of the premium deferred stock accelerates upon a change in control. RSUs granted under our equity compensation plans may also be deferred upon vesting, but no premium is added.

The following table provides information for our named executive officers regarding our DCP, the plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2009 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)		(c)(1)	(d)	(e)	(f)(2)
Kevin C. Berryman	$27,083	(3)	$25,103	$3,475	$0	$55,661
Nicolas Mirzayantz	$27,672	(4)	$3,556	$90,256	$0	$527,317
Hernan Vaisman	$36,000	(3)	$33,574	$28,524	$0	$130,654
Beth E. Ford	$80,219	(5)	$30,230	$26,298	$0	$136,747
Dennis M. Meany	$82,800	(3)	$17,535	$281,170	$0	$1,210,299
Angelica T. Cantlon	$0		$0	$0	$0	$0
Richard A. O’Leary	$20,086	(6)	$0	$9,614	$0	$29,699
Robert M. Amen	$90,000	(3)	$69,896	$396,147	$0	$1,374,880
Steven J. Heaslip	$28,125	(3)	$7,716	$72,687	$0	$497,910

(1)	The amounts in this column are included in the All Other Compensation column for 2009 in the Summary Compensation Table.

(2)

If a person was a named executive officer in previous years’ proxy statements, this amount includes amounts that were included as compensation previously reported for that person in the Summary Compensation Table for those previous years. Of the totals in this column, the following amounts were reported as compensation in the Summary Compensation Table for 2006: Mr. Mirzayantz—$87,985; Mr. Meany—$92,267; Mr. Amen—$45,834; for 2007: Mr. Mirzayantz—$160,010; Mr. Meany—$96,188; Mr. Amen—$796,746; and for 2008: Mr. Mirzayantz—$90,941; Mr. Vaisman—$40,371; Mr. Meany—$96,728; Mr. O’Leary—$20,086; Mr. Amen—$350,317.

(3)	This amount is included in the Salary column for 2009 in the Summary Compensation Table.

(4)

None of this amount is reported as compensation for 2009 in the Summary Compensation Table. This amount was included in the Non-Equity Incentive Plan Compensation column for 2008 in the Summary Compensation Table.

(5)

Of this amount, $40,000 is included in the Salary column for 2009 in the Summary Compensation Table. The remaining $40,219 was the portion of this executive’s 2008 AIP payout which was deferred in 2009.

(6)

None of this amount is reported as compensation for 2009 in the Summary Compensation Table. This amount is the value of 706 shares of IFF stock which were issued on February 16, 2009 to this executive upon completion of the 2006-2008 LTIP cycle and which were deferred. The value is based on the closing stock price of $28.45 on the payout/deferral date. These deferred shares plus an additional 236 shares of IFF stock that were issued to this executive upon completion of that LTIP cycle but which were not deferred are included in the 2009 Option Exercises and Stock Vested Table.

Termination of Employment and Change in Control Arrangements

Executive Separation Policy and Other Termination Benefits

We provide severance payments and benefits to our named executive officers and other senior officers of the Company under our Executive Separation Policy (“ESP”). The ESP covers an executive’s separation from service, with different benefit levels (Tiers) for separations unrelated to a change in control (“CiC”) and for separations within two years following a CiC. The following describes the ESP’s level of payments and benefits for “Tier I” and “Tier II” employees hired on or before October 22, 2007, including the following named executive officers who are still employees of the Company: Mr. Mirzayantz, Mr. Vaisman and Mr. Meany, who are “Tier I” employees, and Mr. O’Leary, who is a “Tier II” employee. Pursuant to his employment agreement, Mr. Tough would also receive “Tier I” benefits, except as provided below. Our other named executive officers who are still employees, Mr. Berryman, Ms. Ford and Ms. Cantlon, were each hired after October 22, 2007 and would thus be entitled to reduced “Tier I” severance benefits, as described below.

We entered into a separation agreement with each of Mr. Amen and Mr. Heaslip during 2009 in connection with their respective separations from employment with the Company. Each of their separation agreements is consistent with the Company’s Executive Separation Policy in all material respects, and, in Mr. Amen’s case, the terms of his employment agreement. Further details concerning Mr. Amen’s and Mr. Heaslip’s agreements are included below under Other Separation Arrangements. Where other compensation programs and agreements provide for enhanced benefits in circumstances relating to terminations and changes in control of IFF, these are described below as well.

Terminations without cause and not within the two years after a CiC. If we terminate a participant’s employment without cause and not within two years following a CiC, we will pay a monthly severance for 24 months (18 months, in the case of a “Tier II” employee), or if a shorter period, until age 65. As approved by our Compensation Committee, “Tier I” executives hired after October 22, 2007 would receive severance benefits for 18 months, rather than 24 months (and “Tier II” employees hired after that date would receive severance benefits for 12 months, rather than 18 months), or if a shorter period, until age 65. The monthly payment will equal the sum of (1) the participant’s monthly base salary at the date of termination plus (2) 1/12th of the participant’s average AIP bonus for the three most recent years. We also pay a prorated AIP bonus for the year of termination based on actual performance for the full year and, at the Committee’s discretion, we may also pay a prorated LTIP bonus for the then ongoing LTIP cycles based on actual performance for those cycles and we may also provide for continued vesting of equity awards on a prorated basis. We also continue medical, dental and insurance benefits during the severance period. In our discussion of payments upon a separation from service, to “prorate” an award, such as AIP, means to pay a fraction of the award equal to the number of days in the period that the participant worked divided by the total number of days in the period (which would be 365 in the case of an AIP award). For this type of termination, the ESP does not provide additional pension credit or, subject to Committee discretion, alter the terms of stock options or other equity awards.

Terminations not for cause or by the executive for good reason and within the two years after a CiC. We provide severance and related benefits under the ESP to a participant terminated by us without cause, or who terminates for “good reason,” during the two years following a CiC. These are:

•

A lump-sum payment equal to three times (two times, in the case of a “Tier II” employee) the sum of (i) the participant’s highest annual salary during the five years preceding termination and (ii) the higher of his or her average AIP bonus for the three most recent years or his or her target AIP bonus for the year of termination;

•	A prorated portion of the target LTIP for the cycles then in progress;

•	A prorated portion of the target AIP bonus for the year of termination;

•

Vesting of any stock options or SSARs not already vested upon the CiC with the remainder of the option or SSAR term to exercise the participant’s options or SSARs, except, in the case of certain options granted before 2001, we will instead cancel the option and pay an amount equal to the difference between the exercise price and the highest of (i) the market price of common stock on the date of termination, (ii) the price of common stock in any published tender offer or any merger or acquisition agreement within one year before or after the CiC, or (iii) the market price of common stock on the date of the CiC;

•	Vesting of restricted stock and RSU awards not already vested upon the CiC and, unless deferred by the participant, settlement of restricted stock and RSU awards;

•

For participants in our Supplemental Retirement Plan, an additional three years’ (two years’, in the case of a “Tier II” employee) credit of age and compensation for pension calculation purposes, with the assumption that annual compensation would have continued at current rates during the additional period, and full funding of any supplemental pension obligation through a rabbi trust. (This provision applies only to Mr. Mirzayantz and Mr. Meany as our other named executive officers are not eligible participants in our defined benefit pension plans.);

•

Continuation of medical, dental and life insurance coverage for three years (two years, in the case of a “Tier II” employee), or until the participant obtains new employment providing similar benefits.

If payments to a participant would trigger the golden parachute excise tax, we will pay an additional amount, commonly called a “gross-up payment,” so that the after-tax value of the participant’s payments and benefits under the ESP and other compensation paid by us would be the same as though no excise taxes applied. The gross-up payment would include the additional income taxes and other adverse tax effects to the participant resulting from our paying the gross-up payment. If, however, a limited reduction of severance payments or in the vesting of equity awards would avoid the golden parachute excise tax, then the severance amount or such vesting will be reduced in order to eliminate the need for a gross-up payment. We would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by the participant without triggering the excise tax.

Accelerated vesting of awards upon a CiC without regard to termination. The ESP provides that, upon a CiC, options and SSARs become fully vested and exercisable, and forfeiture and deferral conditions and other restrictions on restricted stock and other equity awards will end, except to the extent waived by the participant.

Death, disability or retirement. The ESP provides for payments and benefits upon death, disability or retirement at or after age 62. If one of these events occurs before a CiC, the participant or the participant’s estate will receive a prorated portion of the AIP and LTIP awards that would have become payable had he or she continued employment for the full performance period, based on actual performance achieved. In this case, we do not alter the terms of stock options. If one of these events occurs, restricted stock and restricted stock unit awards fully vest and are settled unless deferred. In addition, if one of these events occurs within two years after a CiC, the participant would receive the same AIP and LTIP awards (subject to achievement of certain minimum performance requirements) and vesting of equity awards as for a termination not for cause within two years after a CiC, except that options will remain outstanding for no more than one year following death and three years following termination due to disability.

In addition to the amounts paid under the ESP, in the event of death, our named executive officers would be entitled to payments under the Company’s Executive Death Benefit Plan as described in the Compensation Discussion and Analysis under the heading Executive Death Benefit Plan. In the event of disability, our named executive officers would be entitled to payments under the Company’s Disability Insurance Program that applies to salaried employees generally (60% of monthly salary up to a maximum of $15,000 per month).

Definitions of Key Terms under the ESP. A CiC occurs if any of these events happen:

•	A person or group acquires our stock and so becomes a beneficial owner of 40% or more of the voting power in IFF;

•	Board members at September 1, 2000 (as well as generally any new director approved by at least two-thirds of the incumbent directors), cease to be at least a majority of the Board;

•

Immediately following a merger, consolidation, recapitalization or reorganization of IFF, either new members constitute a majority of the Board of, or our voting securities outstanding before the event do not represent at least 60% of the voting power in, the surviving entity; or

•	Our shareholders approve a plan of complete liquidation and the liquidation commences, or a sale or disposition of substantially all of our assets (or similar transaction) is completed.

“Good reason” means any of the following, unless the participant consents in writing to the event:

•	A material reduction in the participant’s base salary as in effect before the CiC;

•

Our failure to continue a compensation or benefit plan for the participant, unless the plan is replaced by a comparable plan or it ends due to its normal expiration, or other action that materially adversely affects participation in one of these plans;

•	A material change in the participant’s position, level, authority or responsibilities in a way that adversely impacts the participant;

•	Relocation of the participant’s work assignment by more than 45 miles; or

•	The failure of a successor to assume our obligations under the ESP.

However, “good reason” will exist only if the participant gives us notice within 90 days after occurrence of one of the foregoing events and we fail to correct the matter within 30 days after receipt of such notice.

“Cause” means an executive’s:

•	Willful and continued failure to perform substantially his or her duties after demand for performance has been made;

•	Willfully engaging in unauthorized conduct which is materially detrimental to us, including misconduct that results in material noncompliance with financial reporting requirements; or

•	Willfully engaging in illegal conduct or acts of serious dishonesty which materially adversely affects us.

Participant Obligations for the Protection of Our Business. As a condition of the participant’s right to receive severance payments and benefits, the ESP requires that he or she not compete with us, or induce customers, suppliers or others to curtail their business with us, or induce employees or others to terminate employment or service with us. These restrictions apply while a participant is employed before a CiC and following a termination of employment before a CiC during any period in which the participant is receiving severance benefits. The ESP also conditions severance payments and benefits on the participant meeting commitments relating to confidentiality, cooperation in litigation and return of our property. A “clawback” provision requires that a participant forfeit some of the gains realized from option exercises and settlements of other equity awards if the participant fails to meet these commitments.

Effect of IRC Section 409A. The timing of our payment of some payments and benefits may be restricted under Internal Revenue Code Section 409A, which regulates deferred compensation. Some amounts payable to any of our named executive officers or other participants in the ESP upon termination may be delayed until six months after termination.

Other Separation Arrangements

Mr. Tough

Details regarding Mr. Tough’s letter agreement dated September 8, 2009 are included in conjunction with the Summary Compensation Table under the heading Employment Agreements or Arrangements following the

Summary Compensation Table. In addition, under the terms of his letter agreement, Mr. Tough is a participant in the Company’s ESP and is entitled to certain payments upon termination as set forth in his letter agreement and in the ESP, as applicable. If Mr. Tough’s employment is terminated by us without Cause or by Mr. Tough for Good Reason (each as defined in his letter agreement), separation benefits due Mr. Tough under the ESP will not be less than (i) a pro rata AIP bonus for the year of termination based on actual performance and paid when AIP bonuses are paid generally, (ii) payroll installments of severance for 2 years in the aggregate amount equal to 2 times the sum of Mr. Tough’s annual base salary and target AIP amount (a reduced amount and payment period applies for a termination after attaining age 63), and (iii) continued participation in the Company’s welfare benefit plans during the severance pay period at active employee rates. If such termination occurs prior to July 1, 2010, Mr. Tough will be paid his special bonus, and if such termination occurs prior to March 1, 2011 the first anniversary of the effective date of Mr. Tough’s employment, his sign-on award under the Equity Choice Program will become vested on a pro rata basis. If such termination occurs in contemplation of or within 2 years after a CiC (as defined in the ESP and as described above), the above separation benefits are modified to provide a severance payment multiple of “3” and 36-month payment period, instead of “2” and 24 months, (and a reduced amount and payment period for a termination after attaining age 63). If Mr. Tough’s employment terminates on account of death or disability, he would be entitled to the benefits provided under the ESP, and if such termination event occurred prior to July 1, 2010, he would be entitled to his special bonus. Mr. Tough will not be entitled to any payment (including any tax gross-up) respecting taxes he may owe under Internal Revenue Code Section 4999 (so-called “golden parachute taxes”). The separation benefits payments are subject to Mr. Tough’s delivery to the Company of an executed general release, resignation from all offices, directorships and fiduciary positions with the Company and continued compliance with the restrictive covenants below.

Under his letter agreement, Mr. Tough is subject to restrictive covenants regarding non-competition, non-solicitation, confidentiality, cooperation and non-disparagement. Upon a termination of Mr. Tough’s employment for any reason, the non-competition and non-solicitation covenants continue to apply for 2 years (or a shorter period if he had attained age 63). If Mr. Tough’s employment terminates prior to a CiC and he fails to comply with the restrictive covenants, Mr. Tough’s unexercised options and SSARs, and any other unvested award will be immediately forfeited and canceled, no further separation benefits will be provided and Mr. Tough may be subject to a claw-back with respect to any paid separation benefits and certain other amounts.

Mr. Amen

Robert M. Amen resigned as our Chairman and CEO on September 30, 2009. Upon his resignation and signing of a Separation Agreement on October 14, 2009, he became entitled to the following compensation and benefits, which are consistent with the ESP and with his Employment Agreement dated June 28, 2006:

•

Cash severance of $3,999,920, which is equal to the aggregate of two times his annual salary plus his 2006, 2007 and 2008 AIP awards averaged over the period from July 1, 2006 (his employment commencement date) through December 31, 2008. This amount is to be paid out on a semi-monthly basis beginning in April 2010.

•

2009 AIP award payout based on actual 2009 Company results. This payment was prorated at 75% based on the number of days Mr. Amen served in 2009 and was made in March 2010, when AIP payouts to other employees were made, and is reported in the Summary Compensation Table above.

•	LTIP award payouts, based on actual Company results, prorated based on the number of days served, as follows:

2007-2009 Cycle
Performance Period	Proration %
Segment 1: 1/1/07 – 12/31/07	100.00%
Segment 2: 1/1/08 – 12/31/08	100.00%
Segment 3: 1/1/09 – 12/31/09	75.00%
Segment 4: 1/1/07 – 12/31/09	91.67%

2008-2010 Cycle
Performance Period	Proration %
Segment 1: 1/1/08 – 12/31/08	100.00%
Segment 2: 1/1/09 – 12/31/09	75.00%
Segment 3: 1/1/10 – 12/31/10	0.00%
Segment 4: 1/1/08 – 12/31/10	58.33%

2009-2011 Cycle
Performance Period	Proration %
Segment 1: 1/1/09 – 12/31/09	75.00%
Segment 2: 1/1/10 – 12/31/10	0.00%
Segment 3: 1/1/11 – 12/31/11	0.00%
Segment 4: 1/1/09 – 12/31/11	25.00%

The earned amount for the 2007-2009 cycle was paid in February 2010. Any earned 2008–2010 and 2009–2011 LTIP cycle awards will be paid to Mr. Amen in 2011 and 2012, respectively, at the same time any awards under these cycles are paid to other participants.

•

Exercisability, lapsing and forfeiture of Mr. Amen’s purchased restricted stock and stock-settled appreciation rights will be governed by the provisions of the various equity award agreements between Mr. Amen and the Company. With respect to equity granted under the Equity Choice Program in 2007 and 2008, these PRS and SSARs will vest on a pro-rated basis for days worked during the particular vesting periods, ending May 8, 2010 and May 6, 2011, respectively. Therefore, PRS granted in 2007 will vest pro-rata at 80.1%, and SSARs granted in 2008 will vest pro-rata at 46.8%.

•	Reimbursement up to $50,000 for financial, tax and estate planning advice until the end of the two-year severance period.

•	Outplacement services provided by a firm selected by the Company or reimbursement up to $40,000 for services of an outplacement firm selected by Mr. Amen.

•	Reimbursement up to $10,000 for legal fees for the negotiation and preparation of Mr. Amen’s separation agreement.

•	Payment of an amount equal to 5 days of accrued but unused vacation.

•

Continued participation for two years in all welfare benefit plans subject to any premium contribution or co-pay obligation. If Mr. Amen obtains other employment that offers comparable welfare benefits, then the benefit coverage would be reduced by those comparable benefits.

•	Benefits and rights under the Company’s Retirement Investment Fund (401(k) plan) and Deferred Compensation Plan as determined under the applicable provisions of those plans.

To receive the above severance payments and benefits, Mr. Amen was required to deliver to the Company an executed general release, and to resign from all offices, directorships and fiduciary positions with the Company. In addition, he is subject to covenants regarding non-competition, non-solicitation, confidentiality, cooperation and non-disparagement. If, during the two years after his separation, Mr. Amen fails to comply with the covenants, the unexercised portion of any vested or unvested option or SSAR and any other award not then vested, will be forfeited, no further severance will be paid, and he may be subject to a claw-back of any paid severance and certain other amounts.

Mr. Heaslip

On June 11, 2009, we entered into a separation agreement with Mr. Heaslip in connection with his separation from employment effective as of June 30, 2009 as the Company’s Senior Vice President, Human Resources. The separation agreement is consistent with the benefits provided to “Tier I” employees hired before October 22, 2007 under the Company’s ESP in all material respects and was conditioned upon Mr. Heaslip’s executing and delivering a general release of claims to the Company.

Payments made or accrued to Mr. Heaslip pursuant to the agreement are reported in footnote 7 to the All Other Compensation Table. Those amounts do not reflect the following additional payments to which Mr. Heaslip is entitled under his separation agreement: (i) Mr. Heaslip’s potential award under the 2008-2010 Long Term Incentive Plan (“LTIP”) cycle and 2009-2011 LTIP cycle, which he will be entitled to receive if the performance goals for the respective cycle are achieved and which will be pro-rated for each segment in each LTIP Cycle based on active service within each segment and (ii) continued vesting of a pro-rated portion (based on the number of days worked) of Mr. Heaslip’s unvested grants made under the Equity Choice Program in 2007, 2008 and 2009, in accordance with the terms of the original agreements under which those awards were granted.

Mr. Heaslip is entitled to receive his accrued benefits under the U.S. Pension Plan and Supplemental Retirement Plan reflected in columns (d1) and (d2) of the Pension Benefits Table, which take into account an additional five years of benefit service under the Supplemental Retirement Plan in accordance with terms negotiated with Mr. Heaslip upon his commencement of employment. Mr. Heaslip is also entitled to the distribution of his accrued benefits under the DCP, as reflected in column (f) of the Nonqualified Deferred Compensation Table. He will also continue (along with his dependents) to be covered under our medical, dental and group life insurance plans (including the Executive Death Benefit Plan) until the earlier of the date 24 months following his separation from employment or until he becomes eligible to participate in medical, dental and/or life insurance plans upon his commencement of new employment.

Under the terms of the separation agreement, Mr. Heaslip has agreed to comply with non-competition and non-solicitation restrictions for 24 months from his separation date and with confidentiality, non-disparagement and cooperation in litigation provisions which are not limited in duration. Under the terms of our Executive Separation Policy, in the event that Mr. Heaslip fails to comply with any of these commitments, the Company will have no obligation to make payments or to provide benefits to Mr. Heaslip under the agreement and he could be subject to a “claw-back,” including cancellation of his right to exercise any outstanding SSARs and any other award not then vested, and an obligation to repay the Company: (i) any cash payments made to him under the agreement (other than his annual salary, incentive compensation and benefits which had been earned or were payable as of his separation date, unreimbursed business expenses and cash payments under welfare benefit plans); (ii) cash amounts paid to Mr. Heaslip under any AIP and LTIP awards since the date two years prior to his separation date; and (iii) the gain recognized by Mr. Heaslip on any option or SSAR exercise or settlement of a RSU or PRS award since the date two years prior to his separation date.

Payments and Benefits Upon a CiC and Various Types of Terminations.

The following table shows the estimated payments and value of benefits that we would provide to each of our named executive officers who are still employees of the Company if the triggering events described in the heading of the table had occurred on December 31, 2009. Although Mr. Meany is eligible for early retirement under our U.S. Pension Plan, as described under Pension Benefits, none of our other named executive officers is currently eligible for any additional benefits upon early retirement. The Company also does not provide any additional benefits to our named executive officers upon a voluntary resignation or termination for cause. Certain assumptions made for purposes of presenting this information and certain amounts not reflected in the table are explained below. For all cases, the per share market price of our common stock is assumed to be $41.14, the actual closing price per share on the last trading day of the year, December 31, 2009. In preparing the estimates in this table, we have assumed that any CiC would also constitute a “change in ownership and control” for purposes of the golden parachute excise tax rules. We have also assumed that any vesting and/or performance period under our annual and long term incentive plans that would occur at the end of our 2009 fiscal year would occur at the close of business on the last business day of the year, so that such vesting or performance period would have occurred immediately prior to the assumed time of termination. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis.

The amounts set forth in the table below reflect the additional amounts of compensation that would be payable as a result of the indicated triggering event. Except as noted in footnote 8 of the table, these amounts do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The salary, Annual Incentive Plan award and Long Term Incentive Plan award otherwise payable to each named executive officer through December 31, 2009 is included in the Summary Compensation Table. In addition to the amounts set forth in the table below, in the event of a CiC, the aggregate balance held in the Company’s Deferred Compensation Plan for each of our named executive officers who participate in that plan will be automatically accelerated and settled within five business days of the CiC, as opposed to the participant’s original deferral election. The amounts that would have been accelerated in the event of a CiC as well as, in all other cases, the amounts each of our named executive officers who participate in that plan would have received according to the participant’s original deferral election, are shown in the Aggregate Balance at Fiscal Year-End column of the Non-Qualified Deferred Compensation Plan Table. The timing and form of payments which may be made under that plan in events other than a CiC are described in the accompanying narrative to that table. The regular pension benefits that each of our eligible named executive officers would receive under the normal terms of the Company’s U.S. Pension Plan and Supplemental Retirement Plan are shown in the Present Value of Accumulated Benefit Assuming Retirement Age of 65 column of the Pension Benefits Table. The timing and form of payments which may be made under these plans are described in the accompanying narrative to that table. The amounts shown in the table below as Incremental Non-Qualified Pension are explained in footnote 10 in the table presented below.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE IN CONTROL

Name	Benefit	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a Change in Control		Death Prior to or More Than 2 Years After a Change in Control	Separation Due to Disability Prior to or More Than 2 Years After a Change in Control	Involuntary or Good Reason Termination Within 2 Years After a Change in Control		Death Within 2 Years After a Change in Control	Separation Due to Disability Within 2 Years After a Change in Control
Kevin C. Berryman	Salary	$750,000		$—	$—	$1,500,000		$—	$—
	Annual Incentive Plan	600,000	(1)	—	—	1,200,000	(2)	—	—
	Long-Term Incentive Plan (3)	—		259,167	259,167	259,167		259,167	259,167
	Equity Award Acceleration (4)	—		977,739	797,825	977,739		977,739	977,739
	Incremental Non-Qualified Pension	—		—	—	—		—	—
	Medical Benefits (5)	29,867		—	—	59,734
	Executive Death Benefit Proceeds (6)	—		1,000,000				1,000,000
	Executive Death Benefit Premium (7)	2,087		—	—	4,174		—	—
	Disability Insurance Proceeds (8)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up (9)	—		—	—	2,040,951		—	—

	Total	1,381,954		2,236,906	1,236,992	6,041,765		2,236,906	1,416,906

Nicolas Mirzayantz	Salary	$950,000		$—	$—	$1,425,000		$—	$—
	Annual Incentive Plan	352,016	(1)	—	—	1,140,000	(2)	—	—
	Long-Term Incentive Plan (3)	—		413,250	413,250	413,250		413,250	413,250
	Equity Award Acceleration (4)	—		1,806,085	1,554,275	1,806,085		1,806,085	1,806,085
	Incremental Non-Qualified Pension (10)	—		—	—	513,356		—	—
	Medical Benefits (5)	61,115		—	—	91,672		—	—
	Executive Death Benefit Proceeds (6)	—		950,000	—	—		950,000	—
	Executive Death Benefit Premium (7)	3,617		—	—	5,426		—	—
	Disability Insurance Proceeds (8)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up (9)	—		—	—	1,563,899		—	—

	Total	1,366,748		3,169,335	2,147,525	6,958,688		3,169,335	2,399,335

Name	Benefit	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a Change in Control		Death Prior to or More Than 2 Years After a Change in Control	Separation Due to Disability Prior to or More Than 2 Years After a Change in Control	Involuntary or Good Reason Termination Within 2 Years After a Change in Control		Death Within 2 Years After a Change in Control	Separation Due to Disability Within 2 Years After a Change in Control
Hernan Vaisman	Salary	$900,000		$—	$—	$1,350,000		$—	$—
	Annual Incentive Plan	478,174	(1)	—	—	1,080,000	(2)	—	—
	Long-Term Incentive Plan (3)	—		391,500	391,500	391,500		391,500	391,500
	Equity Award Acceleration (4)	—		1,343,768	1,343,768	1,343,768		1,343,768	1,343,768
	Incremental Non-Qualified Pension	—		—	—	—		—	—
	Medical Benefits (5)	61,115		—	—	91,672		—	—
	Executive Death Benefit Proceeds (6)	—		900,000	—	—		900,000
	Executive Death Benefit Premium (7)	5,308		—	—	7,962		—	—
	Disability Insurance Proceeds (8)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up (9)	—		—	—	1,600,753		—	—

	Total	1,444,597		2,635,268	1,915,268	5,865,655		2,635,268	1,915,268
Beth E. Ford	Salary	$750,000		$—	$—	$1,500,000		$—	$—
	Annual Incentive Plan	241,314	(1)	—	—	1,200,000	(2)	—	—
	Long-Term Incentive Plan (3)	—		303,125	303,125	303,125		303,125	303,125
	Equity Award Acceleration (4)	—		1,221,135	843,419	1,221,135		1,221,135	1,221,135
	Incremental Non-Qualified Pension	—		—	—	—		—	—
	Medical Benefits (5)	45,836		—		91,672
	Executive Death Benefit Proceeds (6)	—		1,000,000				1,000,000
	Executive Death Benefit Premium (7)	1,252		—	—	2,504		—	—
	Disability Insurance Proceeds (8)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up (9)	—		—	—	1,694,786		—	—

	Total	1,038,402		2,524,260	1,326,544	6,013,222		2,524,260	1,704,260
Dennis M. Meany(11)	Salary	$828,000		$—	$—	$1,242,000		$—	$—
	Annual Incentive Plan	426,480	(1)	—	—	745,200	(2)	—	—
	Long-Term Incentive Plan (3)	—		270,135	270,135	270,135		270,135	270,135
	Equity Award Acceleration (4)	—		1,418,490	1,418,490	1,418,490		1,418,490	1,418,490
	Incremental Non-Qualified Pension (10)	—		—	—	512,939		—	—
	Medical Benefits (5)	30,238		—	—	45,357		—	—
	Executive Death Benefit Proceeds (6)	—		828,000	—	—		828,000	—
	Executive Death Benefit Premium (7)	13,531		—	—	20,296		—	—
	Disability Insurance Proceeds (8)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up (9)	—		—	—	1,388,345		—	—

	Total	1,298,249		2,516,625	1,868,625	5,642,762		2,516,625	1,868,625
Angelica T. Cantlon	Salary	$472,500		$—	$—	$945,000		$—	$—
	Annual Incentive Plan	283,500	(1)	—	—	567,000	(2)	—	—
	Long-Term Incentive Plan (3)	—		51,023	51,023	51,023		51,023	51,023
	Equity Award Acceleration (4)	—		230,588	230,588	230,588		230,588	230,588
	Incremental Non-Qualified Pension	—		—	—	—		—	—
	Medical Benefits (5)	—		—	—	—		—
	Executive Death Benefit Proceeds (6)	—		500,000				500,000
	Executive Death Benefit Premium (7)	480		—	—	960		—	—
	Disability Insurance Proceeds (8)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up (9)	—		—	—	885,950		—	—

	Total	756,480		781,611	461,611	2,680,521		781,611	461,611
Richard A. O'Leary	Salary	$412,500		$—	$—	$550,000		$—	$—
	Annual Incentive Plan	145,286	(1)	—	—	275,000	(2)	—	—
	Long-Term Incentive Plan (3)	—		149,531	149,531	149,531		149,531	149,531
	Equity Award Acceleration (4)	—		649,068	425,240	649,068		649,068	649,068
	Incremental Non-Qualified Pension	—		—	—	—		—	—
	Medical Benefits (5)	29,867		—	—	39,823		—	—
	Executive Death Benefit Proceeds (6)	—		550,000	—	—		550,000	—
	Executive Death Benefit Premium (7)	2,173		—	—	2,897		—	—
	Disability Insurance Proceeds (8)	—		—	165,000	—		—	165,000
	Excise Tax and Tax Gross-up (9)	—		—	—	523,789		—	—

	Total	589,825		1,348,599	739,771	2,190,108		1,348,599	963,599

Name	Benefit	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a Change in Control		Death Prior to or More Than 2 Years After a Change in Control	Separation Due to Disability Prior to or More Than 2 Years After a Change in Control	Involuntary or Good Reason Termination Within 2 Years After a Change in Control	Death Within 2 Years After a Change in Control	Separation Due to Disability Within 2 Years After a Change in Control
Robert M. Amen(12)	Salary	$2,000,000
	Annual Incentive Plan	1,999,920
	Long-Term Incentive Plan	3,573,958	(13)
	Equity Award Acceleration	—	(14)
	Incremental Non-Qualified Pension	—
	Medical Benefits (5)	53,475
	Executive Death Benefit Proceeds	—
	Executive Death Benefit Premium (7)	25,370
	Disability Insurance Proceeds	—
	Legal, Financial Services and Outplacement (15)	100,000
	Excise Tax and Tax Gross-up	—

	Total	7,752,723

Steven J. Heaslip(13)	Salary	$750,000
	Annual Incentive Plan	396,000
	Long-Term Incentive Plan	349,177	(13)
	Equity Award Acceleration	—	(14)
	Incremental Non-Qualified Pension	—
	Medical Benefits (5)	22,678
	Executive Death Benefit Proceeds	—
	Executive Death Benefit Premium (7)	4,852
	Disability Insurance Proceeds	—
	Financial Services and Outplacement (15)	49,000
	Excise Tax and Tax Gross-up	—

	Total	1,571,707

(1)

This amount is based on the average annual incentive award paid for performance in the three years preceding the year of the presumed December 31, 2009 termination (i.e., the three years ending December 31, 2008) under the AIP (or averaged over the lesser number of years during which the executive was eligible for AIP awards or, if not eligible for an AIP award before 2009 (the presumed year of termination), the Executive's target annual incentive under the AIP for 2009). This amount does not take into account any actual AIP amounts paid for 2009, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

This amount represents three times (or in the case of Mr. O'Leary, two times) the greater of (i) the executive’s average annual incentive award paid for performance in the three years preceding the year of the presumed December 31, 2009 termination (i.e., the three years ending December 31, 2008) under the AIP (or averaged over the lesser number of years during which the executive was eligible for AIP awards) or (ii) the executive’s target annual incentive for the presumed year of termination (2009). This amount does not take into account any actual AIP amounts paid for 2009, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(3)

The amounts in this row are the additional LTIP amounts that would be payable as severance, which, with respect to the 2008-2010 and 2009-2011 LTIP cycles and pursuant to the ESP, would be paid in cash. The amounts reported in this row represent: the actual amounts previously earned and banked under the 2008 segment of the 2008-2010 LTIP cycle; actual amounts earned and banked under the 2009 segment of the 2008-2010 and 2009-2011 LTIP cycles; and pro-rated target amounts for the cumulative segment of each of the 2008-2010 and 2009-2011 LTIP cycles. This amount does not take into account the actual amounts paid out under the completed 2007-2009 LTIP cycle, which are discussed in the narrative following the Grants of Plan Based Award Table under the heading Long-Term Incentive Plan. In addition, pursuant to the ESP, the Compensation Committee has the ability to vary the terms of awards including whether to allow LTIP awards to continue to vest, but for the purposes of this row, we have assumed no continued vesting of LTIP awards.

(4)

For termination due to death or disability more than two years prior to a CiC, the amounts in this row represent the aggregate value of RSU and PRS awards which would immediately vest upon occurrence of the termination event. For termination events within two years after a CiC, the amounts in this row represent the aggregate in-the-money value of the options, SSARs, RSUs, PRS and other equity awards which would become vested as a direct result of the CiC before the stated vesting date specified in the applicable equity award document. These amounts would be payable upon a CiC, even if the executive’s employment is not terminated. The stated vesting date in the equity award document is the date at which an award would have been vested if there were not a CiC and if there were not any termination of the executive’s employment. The calculation of these amounts does not attribute any additional value to options based on their remaining exercise term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the CiC. These amounts also do not include any value for equity awards that, by their terms, are not accelerated and continue to vest.

(5)

Amounts in this row are the COBRA costs of medical and dental benefits for the covered period based on assumptions used for financial reporting purposes. Although our medical and dental insurance is generally available to our employees, only participants in our ESP, including our named executive officers, would be entitled to have the benefits paid for by the Company. Ms. Cantlon was not a participant in our medical and dental insurance plans as of December 31, 2009 and therefore no amount is included for her.

(6)	The amounts in this row are the amounts that would be payable under our Executive Death Benefit Plan upon the death of the named executive officer.

(7)

The amounts in this row are the total dollar value of the additional premiums that would be payable to continue the Executive Death Benefit Plan for the named executive officer. In the case of each of Mr. Amen and Mr. Heaslip, this amount is the total premium estimated to be paid during his severance period. The amounts that would be payable under the Executive Death Benefit Plan upon the death of Mr. Amen or Mr. Heaslip during his respective severance period would be $2,000,000 and $750,000, respectively.

(8)

The amounts in this row are the amounts that would be payable under our disability insurance program upon the named executive officer’s separation from employment due to long-term disability. This program is generally available to salaried employees.

(9)

This amount represents the payment of a “gross-up” to offset the estimated amount of the golden parachute excise tax that would apply to each executive, and the amount of additional income and other taxes payable by the executive as a result of the gross-up payment. For purposes of computing this “gross-up” we include the present value of all accelerated equity awards. No excise tax or gross-up payment would be triggered by the accelerated vesting of equity upon the occurrence of a CiC without a termination event. We would not be entitled to claim tax deductions for a portion of the compensation paid in this circumstance; we estimate our federal income tax payable on the non-deductible portion of compensation to these executive officers would be, in the aggregate, $9,580,331.

(10)

The amounts in this row represent the incremental increase in the present value of the executive’s pension benefit reflecting an additional 3 years of age and credited service under our Supplemental Retirement Plan without regard to whether the executive’s benefits under the Supplemental Retirement Plan have been frozen. The incremental increase also reflects the value of subsidized early commencement of pension benefits under our Supplemental Retirement Plan prior to age 62 for Mr. Mirzayantz, who would have at least 10 years of service after crediting the additional 3 years of service. Both Mr. Meany and Mr. Mirzayantz, who are the only named executive officers who currently participate in the Supplemental Retirement Plan, would have at least 10 years of service as a result of a CiC. The amounts in this row would be payable upon termination in a lump sum amount, except that our ability to make this lump sum payment instead of the Supplemental Retirement Plan’s usual form of benefit may be limited under Internal Revenue Code Section 409A. In addition, the Company may elect to pay the executive other benefits accrued under the Supplemental Retirement Plan in a lump sum amount upon termination of employment. Information regarding the pension benefits accrued under that plan is included in the Pension Benefits Table.

(11)

In addition to the amounts reflected in the “Involuntary Termination” columns, since Mr. Meany was  62 at December 31, 2009 and has more than ten years of service, he is eligible for early retirement at an unreduced benefit. The present value of accumulated benefits that would have been payable to Mr. Meany if he had retired at December 31, 2009 (including the frozen accumulated benefits under the BBA Plan and using the same valuation method and material assumptions as under the 2009 Pension Benefits Table) is $1,492,574 including $928,565 under the U.S. Pension Plan and $564,009 under the Supplemental Retirement Plan). Additional details regarding our pension benefits are included under the heading Pension Benefits. In addition, pursuant to the terms of the ESP, an executive who elects to retire after attaining age 62 is entitled to the same benefits that are reflected under the “Separation Due to Disability” columns (less any disability insurance proceeds). Mr. Meany is currently our only executive who would be entitled to receive these benefits upon voluntary retirement.

(12)

The amounts set forth for Mr. Amen represent the payments and benefits to which he was actually entitled pursuant to the terms of his separation agreement in connection with his separation from employment with the Company on September 30, 2009. The amounts set forth for Mr. Heaslip represent the payments and benefits to which he was actually entitled pursuant to the terms of his separation agreement in connection with his separation from employment with the Company on June 30, 2009.

(13)

In accordance with its authority under the ESP, the Compensation Committee determined to allow Mr. Amen's and Mr. Heaslip's LTIP awards under the 2007-2009, 2008-2010 and 2009-2011 cycles to continue to vest, provided that such awards, if and when paid, would be paid 50% in cash and 50% in stock on a pro- rated basis based on the number of days each served as an employee within each segment during the relevant LTIP cycle. The amount reported in this column represents: the actual amounts paid out under the 2007-2009 LTIP cycle, which were prorated as discussed in the narrative following the Grants of Plan Based Awards Table; the actual amounts previously earned and banked under the 2008 segment of the 2008-2010 LTIP cycle; the actual pro-rated amounts earned and banked under the 2009 segment of the 2008-2010 and 2009-2011 LTIP cycles; and pro-rated target amounts for the cumulative segment of each of the 2008-2010 and 2009-2011 LTIP cycles (which will not be paid until the end of the applicable full cycle).

(14)

None of Mr. Amen's or Mr. Heaslip’s outstanding equity awards were accelerated in connection with their separation from employment. However, under the terms of their separation agreements, certain equity awards were not forfeited and will continue to vest on a pro-rated basis based on the number of days they each served as an employee during the vesting period for the relevant award. See Outstanding Equity Awards at Fiscal Year End for additional information regarding these awards and the related vesting schedule.

(15)

Pursuant to Mr. Amen’s separation agreement, he is entitled to reimbursement of (i) up to $50,000 for financial, tax and estate planning advice through the end of his severance period, (ii) up to $40,000 for outplacement services until the earlier of the end of his severance period or the date on which he accepts employment and (iii) up to $10,000 in legal fees incurred to negotiate his separation agreement. Pursuant to Mr. Heaslip’s separation agreement, he is entitled to reimbursement (i) for financial, tax and estate planning advice through the end of his severance period, under the same terms and conditions as previously available to him (or, up to $11,333 in the aggregate), and (ii) up to $25,000 for outplacement services until the earlier of the expiration of the severance period or the date on which he accepts employment.

The table above should be understood to provide only estimates of amounts payable and the value of benefits under our existing plans under the circumstances shown. The payments and benefits actually provided will be affected by the time of year at which any CiC occurs, the form and amount of consideration payable in the CiC and the market price of our stock at the time of the CiC, the timing of any termination of employment, and many other factors. Payments and benefits are governed by the terms of our plans and contracts with employees, which may be subject to interpretation, and the application of tax laws to these arrangements may vary from what we have anticipated, which can affect the amounts we owe. In addition, our Compensation Committee may change such payments and benefits.

OTHER MATTERS

As of the date of this Proxy Statement, we do not know of any matters to be presented at the 2010 Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the meeting, proxies in the enclosed form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified.

For the date, time, location and information on how to obtain directions to attend the 2010 Annual Meeting of Shareholders and for information on how to vote in person at the meeting as well as identification of the matters to be voted upon at the meeting, please see Questions and Answers about the Proxy Materials and the Annual Meeting.

Appendix A

INTERNATIONAL FLAVORS & FRAGRANCES INC.

2010 Stock Award and Incentive Plan

1. Purpose. The purpose of this 2010 Stock Award and Incentive Plan (the “Plan”) is to aid International Flavors & Fragrances Inc., a New York corporation (the “Company,” which term shall include successors and assigns), in attracting, retaining, motivating and rewarding employees, non-employee directors, and other persons who provide substantial services to the Company or its subsidiaries or affiliates, to strengthen the Company’s capability to develop and direct a competent management team, to provide for equitable and competitive compensation opportunities, to authorize incentive awards that appropriately reward achievement of Company and business-unit goals and recognize individual contributions without promoting excessive risk, and to promote the creation of long-term value for shareholders by closely aligning the interests of Participants with those of shareholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b) “Annual Limit” shall have the meaning as defined in Section 5(b).

(c) “Award” means any cash award, Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(d) “Beneficiary” means any family member or members, including by marriage or adoption, any trust in which the Participant or any family member or members have more than 50% of the beneficial interest, and any other entity in which the Participant or any family member or members own more than 50% of the voting interests, in each case designated by the Participant in his most recent written Beneficiary designation filed with the Committee as entitled to exercise rights or receive benefits in connection with the Award (or any portion thereof), or if there is no surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to exercise rights or receive benefits in connection with the Award in the event of the death of the Participant.

(e) “Board” means the Company’s Board of Directors.

(f) “Change in Control” and related terms have the meaning as defined in Section 9.

(g) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions and regulations and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(h) “Committee” means the Compensation Committee of the Board (or a successor to such committee designated by the Board), the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. No action of the Committee under the Plan shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The Board may perform any function of the Committee hereunder (except to the extent limited under applicable New York Stock Exchange rules), in which case the term “Committee” shall refer to the Board.

(i) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 11(j).

(j) “Deferred Stock” means a right, granted to a Participant under Section 6(e), to receive Stock or other Awards or a combination thereof at the end of a specified deferral period.

(k) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(l) “Effective Date” means the effective date specified in Section 11(q).

(m) “Eligible Person” has the meaning specified in Section 5.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(o) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under the following procedure or a substitute procedure as may be approved from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing sale price reported on the composite tape of the New York Stock Exchange on the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported. Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR and relating to the market value of Stock measured at the time of exercise shall conform to requirements under Treasury Regulation § 1.409A-1(b)(5)(iv).

(p) “409A Award” means an Award that constitutes a deferral of compensation under Code Section 409A and regulations thereunder, but excluding any Award that is excluded from being a deferral of compensation under Treasury Regulation § 1.409A-1. “Non-409A Award” means an Award other than a 409A Award. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs, and Restricted Stock are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(q) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto and qualifying thereunder.

(r) “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock or other Awards at a specified price during a specified time period.

(s) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(t) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(u) “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments, as determined by the Committee, based upon performance criteria specified by the Committee.

(v) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of Regulation § 1.162-27 under Code Section 162(m).

(w) “Restricted Stock” means Stock granted to a Participant under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

(x) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(y) “Stock” means the Company’s Common Stock, par value 12 1/2 ¢ per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(z) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

(aa) “2000 Plan” means the 2000 Stock Award and Incentive Plan.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be granted or exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock (including Stock deliverable in connection with the Award), other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and shareholders. The foregoing notwithstanding, any grant of an Award to a non-employee director shall be approved, or granted in accordance with a policy approved, by the Board; provided, however, that the Committee shall recommend (or jointly approve) such awards or policies to the Board, and the Committee retains the full independent authority conferred under the Plan with respect to other aspects of non-employee director awards.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by such a subcommittee or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. The Committee otherwise may act through a subcommittee or with members of the Committee abstaining or recusing themselves to ensure compliance with regulatory requirements or to promote effective governance as determined by the Committee. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of any member, shall be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including but not limited to administrative functions, as the Committee may determine, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, (ii) will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, (iii) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act, and (iv) is permitted under applicable provisions of the New York Business Corporation Law and other applicable laws and regulations.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 11(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 2,000,000 shares plus the number of remaining shares reserved for equity awards under the Company’s 2000 Plan which have not been issued and delivered under the 2000 Plan, including such 2000 Plan shares (and 2000 Supplemental Stock Award Plan shares) as may become available in accordance with Section 4(b) hereof; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed 2,000,000. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4(b). Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. Accordingly, (i) to the extent that an Award under the Plan or an award under the 2000 Plan or 2000 Supplemental Stock Award Plan, in whole or in part, is canceled, expired, forfeited, settled in cash, settled by delivery of fewer shares than the number underlying the Award or award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will not be deemed to have been delivered under the Plan and will be deemed to remain or to become available under this Plan; and (ii) shares that are withheld from such an Award or award or separately surrendered by the Participant in payment of the exercise price or taxes relating to such an Award or award shall be deemed to constitute shares not delivered and will be deemed to remain or to become available under the Plan. The Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan.

In addition, in the case of any Award granted in assumption of or substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate, shares delivered or deliverable in connection with such assumed or substitute Award shall not be counted against the number of shares reserved under the Plan (such assumed or substitute Awards may be administered under the Plan, however). This Section 4(b) shall apply to the number of shares reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code. To the extent that the 2000 Plan authorizes grants relating to shares remaining available and shares recaptured under the 1997 Employee Stock Option Plan, such shares will be deemed to be available under the 2000 Plan and, therefore, available under this Plan to the extent provided in this Section 4.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means (i) an employee of the Company or any subsidiary or affiliate, including any executive officer, (ii) a non-employee director of the Company, (iii) a consultant or other person who provides substantial services to the Company or a subsidiary or affiliate, and (iv) any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced such employment. An employee on leave of absence may be considered as still in the employ of the

Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate (including a business combination) are eligible for Awards granted in assumption of or in substitution for such outstanding awards.

(b) Per-Person Award Limits. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under the Plan relating to up to his or her Annual Limit. A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 1 million shares plus the amount of the Participant’s unused Annual Limit relating to stock-denominated Awards as of the close of the previous year, subject to adjustment as provided in Section 11(c). In the case of cash-denominated Awards or other Awards which are not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law (including Treasury Regulation 1.162-27(e)(4)), an Eligible Person may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Eligible Person’s Annual Limit, which for this purpose shall equal $5 million plus the amount of the Eligible Person’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, (ii) a Participant’s Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award (at the maximum designated amount for such Awards), regardless of whether such amount or shares are in fact earned or paid, and (iii) the Annual Limit applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of another Award.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan (subject to Section 11(k) and the terms of the Award agreement). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the New York Business Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Sections 6(f) and 8(a). Notwithstanding the foregoing, any Award resulting from an assumption or granted in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate (including a business combination) shall satisfy this Section 6(b)(i) if the assumption or substitution preserves without enlarging the in-the-money value of the original award at the date of the acquisition. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock is issued, except as provided in Section 11(c) of the Plan.

(ii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(k) and 11(l)), including, without limitation, cash, Stock, Stock deliverable to the Participant upon exercise of the Award, other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through “cashless exercise” arrangements, to the extent permitted by applicable law, but excluding any exercise method in which a personal loan would be made from the Company to the Participant), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option at the election of the Participant or as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, but which in no event will be less than 100% of the Fair Market Value of a share of Stock on the date of grant of the SAR.

(ii) Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of any SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award. Limited SARs that may only be exercised in connection with a Change in Control or termination of service following a Change in Control or other event as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, other Awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i) Award and Restrictions. Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof (subject to Section 11(l)), as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes. Deferred Stock subject to a risk of forfeiture may be called “restricted stock units” or otherwise designated by the Committee.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify. Dividend Equivalents shall not be granted in connection with Options and SARs in respect of any period prior to the exercise of the Option or SAR.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance Awards, Including Annual Incentive Awards.

(a) Performance Awards Generally. The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Section 7. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may reserve the right to exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, provided, however, (i) the reservation of discretion shall be limited as specified under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m); and (ii), in the case of any Performance Award denominated in shares at the grant date (i.e., an Award which constitutes a share-based payment arrangement under award under Financial Accounting Standards Board (FASB) Accounting Standards Codification 718 (“ASC 718”), no discretion to reduce or increase the amounts payable (except as provided under Section 11(c)) shall be reserved unless such reservation of discretion is expressly stated by the Committee at the time it acts to authorize or approve the grant of such Performance Award.

(b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

(i) Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Treasury Regulation § 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for such Performance Awards:

(1)	net sales or revenues;

(2)	earnings measures, including earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

(3)	net income or net income per common share (basic or diluted);

(4)	return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity;

(5)	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

(6)	net economic profit (operating earnings minus a charge for capital) or economic value created;

(7)	operating margin or profit margin;

(8)	shareholder value creation measures, including stock price or total shareholder return;

(9)	dividend payout levels, including as a percentage of net income; and

(10)

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings of financial strength, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals; Per-Person Limit. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. In all cases, the maximum Performance Award of any Participant shall be subject to the limitation set forth in Section 5(b).

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iii). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. Subject to Section 7(a), the Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances (if any) in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period.

(c) Annual Incentive Awards Granted to Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and therefore its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(c).

(i) Grant of Annual Incentive Awards. Not later than the applicable deadline specified in Section 7(b)(iii), the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, the amount(s) potentially payable thereunder, and the performance period in which such amount(s) may be earned. The amount(s) potentially payable as Annual Incentive Awards shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an Annual Incentive Award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be preestablished by the Committee. The foregoing notwithstanding, if any portion of the Annual Incentive pool for a given fiscal year is not allocated and paid out for that year, the Committee, at any time after such fiscal year, may allocate and pay out from such then-unallocated amounts of hypothetical funding remaining an Award to any Eligible Person other than a Covered Employee, but such allocations may not affect the allocations or payouts to any Covered Employee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.

(ii) Payout of Annual Incentive Awards. After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. Subject to Section 7(a), the Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Annual Incentive Award.

(d) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, the level of hypothetical funding of the Annual Incentive Pool and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or, subject to the restriction on repricing in Section 11(e), in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Sections 11(k) and 11(l) and subject to the restriction on repricing in Section 11(e), the Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii) and 6(c)(ii) and elsewhere in the Plan.

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Sections 11(k) and 11(l)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (subject to Sections 11(k) and 11(l)). Installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Section 409A(a)(2)(B)(ii).

(d) No Personal Loans or Reloads. No term of an Award shall provide for a personal loan to a Participant, including for payment of the exercise price of an Option or withholding taxes relating to any Award. No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Option or SAR or otherwise as a term of an Award.

(e) Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt from liability under Rule 16b-3 or otherwise not subject to liability under Section 16(b)), except that this provision shall not apply to sales by such a Participant, and such a Participant may engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award (subject to Sections 11(k) and 11(l)) in order to avoid a Participant who is subject to Section 16 of the Exchange Act incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

9. Change in Control.

(a) Effect of “Change in Control” on Non-Performance Based Awards. In the event of a “Change in Control,” the following provisions shall apply to non-performance based Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 9(b), unless otherwise provided by the Committee in the Award document:

(i) All deferral of settlement, forfeiture conditions and other restrictions applicable to Awards shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to deferral and vesting conditions, except to the extent of any waiver by the Participant or other express election to defer beyond a Change in Control and subject to applicable restrictions set forth in Section 11(a); provided, however, that, in the case of a 409A Award, the end of any deferral period and settlement of the Award shall occur only if the Change in Control is a 409A Change in Control as defined in Section 11(k)(i)(E)(1) (but forfeiture conditions relating to such Award will lapse), and any waiver or express election to defer such 409A Award shall be subject to the terms of Section 11(k);

(ii) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment or service by the Participant other than a termination for “cause” (as defined in any employment or severance agreement between the Company or a subsidiary or affiliate and the Participant then in effect or, if none, as defined by the Committee and in effect at the time of the Change in Control), for the applicable period provided under the Award agreement (i.e., provisions terminating the Award at specified times following termination of employment will continue to apply) and subject to applicable restrictions set forth in Section 11(a) and, in the case of a 409A Award, applicable restrictions in the Award Agreement which shall meet the requirements of Section 11(k) and other requirements of Code Section 409A; and

(iii) The Committee may, in its discretion, determine to extend to any Participant who holds an Option the right to elect, during a specified period following the Change in Control, in lieu of acquiring the shares of Stock covered by such Option, to receive in cash the excess of the Fair Market Value per share at the date the Company and the Participant have mutually agreed to the surrender of the Award, multiplied by the number of shares of Stock covered by such Award; provided, however, that the extension of this right to any Participant shall meet all requirements of Section 11(k) and other requirements of Code Section 409A that apply to the particular Award.

(b) Effect of “Change in Control” on Performance-Based Awards. In the event of a “Change in Control,” with respect to an outstanding Award subject to achievement of performance goals and conditions, such performance goals and conditions shall be deemed to be met or exceeded if and to the extent so provided by the Committee in the Award document governing such Award or other agreement with the Participant. For any portion of a Performance Award deemed earned in such case, the provisions of Section 9(a) will apply unless otherwise provided in such Award document.

(c) Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i) Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is a “50% Beneficial Owner.” For purposes of this provision, a “50% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding voting securities; provided, however, that the term “50% Beneficial Owner” shall not include any person who shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then-outstanding voting securities solely as a result of an acquisition by the Company of its voting securities, until such time thereafter as such person shall become the beneficial owner (other than by means of a stock dividend or stock split) of any additional voting securities and becomes a 50% Beneficial Owner in accordance with this Section 9(c)(i);

(ii) Individuals who on January 1, 2010 constitute the Board, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election consent, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on January 1, 2010 or whose election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof;

(iii) There is consummated a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, if, immediately following consummation of any of the foregoing, either (A) individuals who, immediately prior to such consummation, constitute the Board do not constitute at least a majority of the members of the board of directors of the Company or the surviving or parent entity, as the case may be, or (B) the voting securities of the Company outstanding immediately prior to such recommendation do not represent (either by remaining outstanding or by being converted into voting securities of a surviving or parent entity) at least 50% or more of the combined voting power of the outstanding voting securities of the Company or such surviving or parent entity; or

(iv) The shareholders of the Company have approved a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction have a similar effect).

10. Additional Award Forfeiture Provisions.

(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, each Award granted hereunder shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i) The unexercised portion of the Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by the Participant and otherwise is not forfeitable in the event of any termination of service of the Participant) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award (regardless of any elective deferral) that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section, the term “Award Gain” shall mean (i), in respect of a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date, and (ii), in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to the Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement. For purposes of this Section 10(a), an Award that is electively deferred shall be treated as settled at the date it would have settled but for such elective deferral.

(b) Events Triggering Forfeiture. The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment by the Company or a subsidiary or affiliate or during the one-year period following termination of such employment:

(i) The Participant, acting alone or with others, directly or indirectly, prior to a Change in Control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or shareholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate; (B) induces any customer or supplier of the Company or a subsidiary or affiliate, or other company with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a shareholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii) The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate, any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii) The Participant fails to cooperate with the Company or any subsidiary or affiliate by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested.

(c) Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in Section 10(a) and 10(b) shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in an activity identified in Section 10(b), including but not limited to competition with the Company and its subsidiaries and affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 10(a) and 10(b).

(d) Forfeitures Resulting from Financial Reporting Misconduct. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if a Participant, knowingly or through gross negligence, caused or failed to prevent such misconduct, the Participant (i) shall forfeit any Performance Award (including any Annual Incentive Award) that was or would be deemed to be earned in whole or in part based on performance during the period covered by the noncompliant financial report and during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the non-compliant financial report; and (ii) shall forfeit any other Award that was granted hereunder during the 12-month period following such first public issuance or filing of the non-compliant financial report and thereafter until the accounting restatement correcting such non-compliant financial report has been filed, and (iii) shall forfeit any profits realized from the sale of shares during the 12-month period following such first public issuance or filing if such shares were acquired upon exercise or settlement of Awards. For purposes of this Section 10(d), (A) if an Award subject to forfeiture has become vested or settled, the Participant will be liable to repay the Award Gain (as defined above), (B) “profit” shall be calculated based on the excess of any selling price of shares over the average market price of shares in the 20 trading days ending the day before the first public issuance or filing of the non-compliant report, and (C) the term “misconduct” and other terms shall have meanings and be interpreted in a manner consistent with the meanings and interpretation of such terms under Section 304 of the Sarbanes-Oxley Act of 2002.

(e) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that (i) Awards and related rights shall be transferred to a Participant’s Beneficiary or Beneficiaries upon the death of the Participant, and (ii), subject to Section 11(k)(i)(H), Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more Beneficiaries during the lifetime of the Participant, and rights thereunder may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are then permitted by the Committee and the Committee has determined that there will be no transfer of the Award to a third party for value, and subject to any terms and conditions which the Committee may impose thereon (including limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, including all applicable limitations specified in Section 4(a), (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5(b), (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Award (subject to Section 11(l)). In furtherance of the foregoing, a Participant shall have a legal right to an adjustment to an outstanding Award which constitutes a “share-based payment arrangement” in the event of an “equity restructuring,” as such terms are defined under ASC 718, which adjustment shall preserve without enlarging the value of the Award to the Participant. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under Section 8 to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation § 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Tax Provisions.

(i) Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld.

(ii) Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the effectiveness of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan and Awards. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s shareholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders for approval. The Committee is authorized to amend outstanding Awards, except as limited by the Plan. The Board and Committee may not amend outstanding Awards (including by means of an amendment to the Plan) without the consent of an affected Participant if such amendment would materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty materially adverse to the Participant, and any discretion reserved by the Board or Committee with respect to an Award is not limited by this provision). Without the approval of shareholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” which for this purpose means any of the following or any other action that has the same effect:

•	Lowering the exercise price of an Option or SAR after it is granted;

•	Any other action that is treated as a repricing under generally accepted accounting principles;

•

Canceling an Option or SAR at a time when its exercise price exceeds the fair market value of the underlying Stock, in exchange for another Option or SAR, restricted stock, other equity, cash or other property;

provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under Section 11(c). The Committee shall have no authority to waive or modify any other Award term after the Award has been granted to the extent that the waived or modified term would be then mandatory for a new Award of the same type under the Plan.

(f) Right of Setoff. The Company or any subsidiary or affiliate may, to the extent permitted by applicable law and subject to Section 11(k), deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Certain Limitations on Awards to Ensure Compliance with Code Section 409A.

(i) 409A Awards and Deferrals. Other provisions of the Plan notwithstanding, the terms of any 409A Award, including any authority of the Company and rights of the Participant with respect to the

409A Award, shall be limited to those terms permitted under Code Section 409A, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder. The following rules will apply to 409A Awards:

(A)

Elections. If a Participant is permitted to elect to defer compensation and in lieu thereof receive an Award, or is permitted to elect to defer any payment under an Award, such election will be permitted only in accordance with the provisions specified in Section 5(b) of the Company’s Deferred Compensation Plan, as amended and restated October 8, 2007 (as from time to time may be amended), subject to any additional limitations as may be necessary for compliance with Code Section 409A;

(B)

Changes in Distribution Terms. The Committee may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to 409A Awards (and Non-409A Awards that qualify for the short-term deferral exemption under Code Section 409A) in accordance with, and to the fullest extent permitted by, applicable Internal Revenue Service guidance under Code Section 409A;

(C)

Exercise and Distribution. Except as provided in Section 11(k)(i)(D) hereof, no 409A Award shall be exercisable (if the exercise would result in a distribution) or otherwise distributable to a Participant (or his or her beneficiary) except upon the occurrence of one of the following (or a date related to the occurrence of one of the following), which must be specified in a written document governing such 409A Award and otherwise meet the requirements of Treasury Regulation § 1.409A-3:

(1)	Specified Time. A specified time or a fixed schedule.

(2)

Separation from Service. The Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) and other applicable rules under Code Section 409A); provided, however, that if the Participant is a “specified employee” under Treasury Regulation § 1.409A-1(i), settlement under this Section 11(k)(i)(C)(2) shall instead occur at the expiration of the six-month period following separation from service under Section 409A(a)(2)(B)(i). During such six-month delay period, no acceleration of settlement may occur, except (1) acceleration shall occur in the event of death of the Participant, (2), if the distribution date was specified as the earlier of separation from service or a fixed date and the fixed date falls within the delay period, the distribution shall be triggered by the fixed date, and (3) acceleration may be permitted otherwise if and to the extent permitted under Section 409A. In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period. With respect to any 409A Award, a reference in any agreement or other governing document to a “termination of employment” which triggers a distribution shall be deemed to mean a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

(3)

Death. The death of the Participant; provided, however, that unless a specific time otherwise is stated for payment of a 409A Award upon death, such payment shall occur in the calendar year in which falls the 30th day after death.

(4)	Disability. The date the Participant has experienced a 409A Disability (as defined below).

(5)	409A Change in Control. The occurrence of a 409A Change in Control (as defined below);

(D)

No Acceleration. The exercise or distribution of a 409A Award may not be accelerated prior to the time specified in accordance with Section 11(k)(i)(D) hereof, except in the case of one of the following events:

(1)

Unforeseeable Emergency. The occurrence of an Unforeseeable Emergency, as defined below, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election of the Participant to defer compensation that will be earned in whole or part by services in the year in which the emergency occurred or is found to continue will be immediately cancelled.

(2)

Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(3)

Conflicts of Interest. Such 409A Award may permit the acceleration of the settlement time or schedule as may be necessary to comply with an ethics agreement with the Federal government or to comply with a Federal, state, local or foreign ethics law or conflict of interest law in compliance with Treasury Regulation § 1.409A-3(j)(4)(iii).

(4)

Change. The Committee may exercise the discretionary right to accelerate the lapse of the substantial risk of forfeiture of any unvested compensation deemed to be a 409A Award upon a 409A Change in Control or to terminate the Plan upon or within 12 months after a 409A Change in Control, or otherwise to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix), or accelerate settlement of such 409A Award in any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4);

(E)	Definitions. For purposes of this Section 11(k), the following terms shall be defined as set forth below:

(1)

“409A Change in Control” shall be deemed to have occurred if, in connection with a Change in Control (as defined in Section 9(c)), there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation § 1.409A-3(i)(5)).

(2)

“409A Disability” means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

(3)

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3).

(F)

Time of Distribution. In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made within 60 days after the date at which the settlement of the Award is specified to occur. In the case of any distribution of a 409A Award during a specified period following a settlement date, the maximum period shall be 90 days, and the Participant shall have no influence (other than permitted deferral elections) on any determination as to the tax year in which the distribution will be made during any period in which a distribution may be made.

(G)

Determination of “Specified Employee.” For purposes of a distribution under Section 11(k)(i)(C)(2), status of a Participant as a “specified employee” shall be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code Section 409A.

(H)

Non-Transferability. The provisions of Section 11(b) notwithstanding, no 409A Award or right relating thereto shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or creditors of the Participant’s Beneficiary.

(I)

Limitation on Setoffs. If the Company has a right of setoff that could apply to a 409A Award, such right may only be exercised at the time the 409A Award would have been distributed to the Participant or his or her Beneficiary, and may be exercised only as a setoff against an obligation that arose not more than 30 days before and within the same year as the distribution date if application of such setoff right against an earlier obligation would not be permitted under Code Section 409A.

(J)

409A Rules Do Not Constitute Waiver of Other Restrictions. The rules applicable to 409A Awards under this Section 11(k)(i) constitute further restrictions on terms of Awards set forth elsewhere in this Plan. Thus, for example, a 409A Option/SAR shall be subject to restrictions, including restrictions on rights otherwise specified in Section 6(b) or 6(c), in order that such Award shall not result in constructive receipt of income before exercise or tax penalties under Code Section 409A.

(ii) Separate Payments. Unless otherwise specified in the applicable Award agreement, each vesting tranche of an Award shall be deemed to be a separate payment for purposes of Code Section 409A, and any portion of a vesting tranche that would vest on a pro rata basis in the event of a separation from service on December 31 of a given year, and the remaining portion of such vesting tranche that would not so vest, each shall be deemed to be a separate payment for purposes of Code Section 409A.

(iii) Distributions Upon Vesting. In the case of any Non-409A Award providing for a distribution upon the lapse of a substantial risk of forfeiture, if the timing of such distribution (compliant with Section 409A) is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the substantial risk of forfeiture lapsed, and if a determination regarding the level of earning of an Award is to be made promptly following the end of a calendar-year performance year and constitutes the event upon which all substantial risk of forfeiture shall lapse, then the determination of the level of achievement of performance and the distribution shall be made between January 1 and March 15 of the year following the performance year In all cases, the Participant shall have no influence on any determination as to the tax year in which the distribution will be made.

(iv) Limitation on Adjustments. Any adjustment under Section 11(c) shall be implemented in a way that complies with applicable requirements under Section 409A so that Non-409A Option/SARs do not, due to the adjustment, become 409A Awards, and otherwise so that no adverse consequences under Section 409A result to Participants. (v)Release or Other Termination Agreement. If the Company requires a Participant to execute a release, non-competition, or other agreement as a condition to receipt of a payment upon or following a termination of employment, the Company will supply to the Participant a form of such release or other document not later than the date of the Participant’s termination of employment, which must be returned within the minimum time period required by law and must not be revoked by the Participant within the applicable time period (if any) for revocation in order for the Participant to satisfy any such condition. If any amount payable during a fixed period following termination of employment is subject to such a requirement and the fixed period would begin in one tax year and end in the next tax year, the Company, in determining the time of payment of any such amount, will not be influenced by the timing of any action of the Participant including execution of such a release or other document and expiration of any revocation period. In particular, the Company will be entitled in its discretion to deposit any such payment in escrow during either year comprising such fixed period, so that such deposited amount is constructively received and taxable income to the Participant upon deposit but with distribution from such escrow remaining subject to the Participant’s execution and non-revocation of such release or other document.

(v) Limit on Authority to Amend. The authority to adopt amendments under Section 11(e) does not include authority to take action by amendment that would have the effect of causing Awards to fail to meet applicable requirements of Section 409A.

(vi) Scope and Application of this Provision. For purposes of this Section 11(k), references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Section 409A.

(l) Certain Limitations Relating to Accounting Treatment of Awards. Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan (including under Sections 8(c), 8(d), 11(c) and 11(d)) is limited to the extent necessary to ensure that any Award of a type that the Committee has intended to be “share-based equity” (and not a “share-based liability”) subject to fixed accounting with a measurement date at the date of grant under ASC 718 shall not be deemed a share-based liability (subject to “variable” accounting) solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding as a share-based liability (i.e., subject to such “variable” accounting).

(m) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(n) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States or is subject to taxation by a non-U.S. jurisdiction in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, sound business practices and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(n) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(o) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate or in any particular office or position, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder. Any Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any subsidiary or affiliate and shall not affect any benefits under any other benefit plan at any time in effect under which the availability or amount of benefits is related to the level of compensation (unless required by such other plan or arrangement with specific reference to Awards under this Plan).

(p) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(q) Plan Effective Date and Termination; Effect on Other Plans. The Plan shall become effective if, and at such time as, the shareholders of the Company have approved it by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon, provided that the total vote cast on the proposal (both for and against) represents over 50% in interest of all securities entitled to vote on the proposal. The date of such shareholder approval shall be the Effective Date. Upon such approval of the Plan by the shareholders of the Company, no new awards shall be granted under the 2000 Plan and the 2000 Supplemental Stock Incentive Plan, but any outstanding awards under those preexisting plans shall continue in accordance with their terms (and any authority to amend those awards shall continue under those preexisting plans). Unless earlier terminated by action of the Board of Directors, the authority to make new grants under this Plan shall terminate on the date that is ten years after the latest date upon which shareholders of the Company have approved the Plan, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

INTERNATIONAL FLAVORS & FRAGRANCES INC. 521 WEST 57TH STREET NEW YORK, NY 10019

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M19987-P90103	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INTERNATIONAL FLAVORS & FRAGRANCES INC.
The Board of Directors recommends you vote FOR the following proposals:
Vote on Directors
1.	Election of Directors	For	Against	Abstain
Nominees:
1a.	Margaret Hayes Adame	☐	☐	☐

1b.	Marcello Bottoli	☐	☐	☐			For	Against	Abstain

1c.	Linda B. Buck	☐	☐	☐	1j.	Arthur C. Martinez	☐	☐	☐

1d.	J. Michael Cook	☐	☐	☐	1k.	Douglas D. Tough	☐	☐	☐

1e.	Roger W. Ferguson, Jr.	☐	☐	☐	Vote on Proposal

1f.	Peter A. Georgescu	☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010.
1g.	Alexandra A. Herzan	☐	☐	☐			☐	☐	☐

1h.	Henry W. Howell, Jr.	☐	☐	☐	3.	To approve the 2010 Stock Award and Incentive Plan.	☐	☐	☐

1i.	Katherine M. Hudson	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐		NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation or partnership, please sign in full corporate or partnership name, by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

ADMISSION TICKET

INTERNATIONAL FLAVORS & FRAGRANCES INC.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 27, 2010 AT 10:00 A.M.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

521 WEST 57TH STREET

NEW YORK, NY 10019

(Attendees are requested to enter at 533 West 57th Street.)

ADMITS ONE SHAREHOLDER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M19988-P90103

INTERNATIONAL FLAVORS & FRAGRANCES INC.

THIS PROXY CARD/VOTING INSTRUCTION FORM IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

APRIL 27, 2010

The undersigned hereby appoint(s) each of Messrs. Douglas D. Tough, Kevin C. Berryman and Dennis M. Meany as the attorney and proxy of the undersigned, with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held at the headquarters of the Company on Tuesday, April 27, 2010 at 10:00 A.M. Eastern Time, and any adjournment(s) or postponement(s) thereof (the “Meeting”).

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR ITEMS 2 AND 3 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME ON APRIL 26, 2010.

If you are a participant in the International Flavors & Fragrances Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 P.M. Eastern Time on April 22, 2010, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD/VOTING INSTRUCTION FORM PROMPTLY USING THE

ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE